Exhibit 2(b)(6)

US$668,282,700

SENIOR SECURED LOAN AGREEMENT

Dated as of October 16, 2009

by and among

GRUMA, S.A.B. de C.V.,
as the Borrower

DEUTSCHE BANK TRUST COMPANY AMERICAS,

as Administrative Agent,

THE BANK OF NEW YORK MELLON,

as Collateral Agent,

and

The Several Lenders Party Hereto,
as Lenders

(continued)

(continued)

(continued)

Schedule 1.01(a)	-	Loans; Pro Rata Shares
Schedule 1.01(b)	-	Existing Material Subsidiaries
Schedule 1.01(c)	-	Intercompany Revolving Facilities
Schedule 5.05	-	Pending Litigation
Schedule 5.06(c)	-	Existing Material Adverse Effects
Schedule 5.06(e)	-	Material Contingent Liabilities, Forward or Long Term Commitments, Unrealized Losses
Schedule 5.09	-	Environmental Matters
Schedule 5.11(d)	-	Existing Sale Lease-Back Transactions
Schedule 5.12(a)	-	Subsidiaries
Schedule 5.12(b)	-	Restrictive Subsidiary Agreements
Schedule 5.21(a)	-	Existing Indebtedness
Schedule 5.21(b)	-	Existing Intercompany Indebtedness
Schedule 5.21(c)	-	Existing Hedging Agreements
Schedule 5.21(d)	-	Existing Reporto Contracts
Schedule 7.01	-	Existing Liens
Schedule 7.02	-	Existing Investments
Schedule 10.02	-	Notices

Exhibit A	-	Form of Promissory Note
Exhibit B-1	-	Form of Quarterly Compliance Certificate
Exhibit B-2	-	Form of Annual Compliance Certificate
Exhibit C	-	Form of Assignment and Acceptance
Exhibit D	-	Form of Opinion of Special Mexican Counsel to the Company
Exhibit E-1	-	Form of Opinion of Special US Counsel to the Company
Exhibit E-2	-	Form of Opinion of General Counsel to the Company
Exhibit F-1	-	Form of Collateral Agency and Intercreditor Agreement
Exhibit F-2	-	Form of Gimsa Trust
Exhibit F-3	-	Form of Gruma Corp. Pledge
Exhibit F-4	-	Form of Molinera Trust
Exhibit F-5	-	Form of Intercompany Trust Agreement
Exhibit G	-	Form of Notice of Borrowing
Exhibit H	-	Form of Hedging Policy
Exhibit I	-	Form of Intercompany Subordination Agreement

SENIOR SECURED LOAN AGREEMENT

This SENIOR SECURED LOAN AGREEMENT is entered into as of October 16, 2009, by and among GRUMA, S.A.B. de C.V., a sociedad anónima bursátil de capital variable organized under the laws of Mexico (together with its successors, the “Company”), the several financial institutions from time to time party to this Agreement (collectively, the “Lenders” and individually, a “Lender”), Deutsche Bank Trust Company Americas, a New York banking corporation and a wholly-owned subsidiary of Deutsche Bank AG, as Administrative Agent for the Lenders, and The Bank of New York Mellon, as Collateral Agent for the Lenders.  All capitalized terms used but not otherwise defined have the meaning given to them in Section 1.01 (Definitions).

WHEREAS, the Company has requested that the Lenders make or extend credit to the Company in the form of the Loans to satisfy the Terminated Derivative Obligations in an aggregate principal amount of US$668,282,700; and

WHEREAS, the Lenders are prepared, on the terms and subject to the conditions hereinafter set forth (including Article IV), to make or extend such credit in the form of the Loans to the Company;

NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained herein, the parties hereto agree as follows:

ARTICLE I
DEFINITIONS

1.01.       Certain Defined Terms.  As used in this Agreement and in any Schedules and Exhibits to this Agreement, the following capitalized terms have the following meanings:

“Acquisition Pro Forma” has the meaning set forth in Section 7.12(c)(vii)(B) (Fundamental Changes, Limitations on Asset Sales, Asset Exchanges and Acquisitions).

“Actual Amount” has the meaning set forth in Section 2.05(d) (Mandatory Prepayments).

“Additional Collateral” has the meaning specified in Section 6.11(b) (Security Documents).

“Administrative Account” has the meaning specified in Section 2.10(b) (Payments by the Company).

“Administrative Agent” means Deutsche Bank Trust Company Americas in its capacity as administrative agent for the Lenders hereunder, and any successor administrative agent appointed pursuant to Section 9.11 (Successor Administrative Agent).

“Administrative Agent’s Payment Office” means the address for payments set forth on the signature pages hereto, or such other address as the Administrative Agent may from time to time specify to the other parties hereto.

“Administrative Questionnaire” means an administrative details form supplied by the Administrative Agent and completed by a Lender.

“Advisor Fee Letters” means the (a) FTI Fee Reimbursement Letter, dated January 26, 2009, among FTI Consulting Canada ULC, the Company and CGSH, (b) the Fee Reimbursement Letter, dated January 26, 2009, between the Company and CGSH, and (c) the Fee Reimbursement Letter, dated January 26, 2009, between the Company and White & Case S.C., in each case pursuant to which the Company agreed to pay each Advisor for professional services and to reimburse such Advisor’s expenses as provided in each such Advisor Fee Letter.

“Advisors” means each of CGSH, FTI Consulting Canada ULC and White & Case, S.C.

“Affected Lender” has the meaning specified in Section 3.02(a) (Illegality).

“Affiliate” means, as to any Person, any other Person that, directly or indirectly, is in control of, is controlled by or is under common control with such Person or is a director or Officer of such Person.

“Agreement” means this Loan Agreement, as from time to time amended, supplemented, restated or otherwise modified.

“Agreement Value” means, for each Hedging Agreement, on any date of determination, the amount, if any, that would be payable by the Company or any of its Subsidiaries to the counterparty in such Hedging Agreement in accordance with the terms of such Hedging Agreement, after taking into account the effect of any legally enforceable netting agreement relating to such Hedging Agreement (which, for the avoidance of doubt, shall net any amounts owed to the counterparty against any collateral consisting of cash or Cash Equivalent Investments that was posted for the benefit of the counterparty in accordance with such Hedging Agreement), as if (i) such Hedging Agreement was being terminated early on such date of determination, (ii) both the Company or Subsidiary and the counterparty were the “Affected Parties” and (iii) the hedge counterparty was the sole party determining such payment amount.  Any Agreement Value with respect to a Hedging Agreement shall be determined by the counterparty in such Hedging Agreement and provided by such counterparty to the Company, or, if such counterparty does not determine the Agreement Value, the Agreement Value shall be calculated by the Company and certified to such counterparty and the Administrative Agent.

“Alternate Base Rate” means, for any day, a fluctuating rate of interest per annum equal to the higher of (a) the rate of interest most recently announced by the Administrative Agent as its “prime rate” and (b) the Federal Funds Rate most recently determined by the Administrative Agent plus one half of one percent (0.50%).  The “prime rate” is a rate set by the Administrative Agent based upon various factors, including the Administrative Agent’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate.  Any change in such rate announced by the Administrative Agent shall take effect at the opening of business on the day specified in the public announcement of such change.

“Alternate Process Agent” has the meaning specified in Section 10.15(d) (Consent to Jurisdiction; Waiver of Jury Trial).

“Annual Compliance Certificate” means a certificate substantially in the form of Exhibit B-2.

“Anti-Terrorism Laws” has the meaning specified in Section 5.20(a) (Anti-Terrorism Laws).

“Applicable Equity Percentage” means, with respect to the issuance of common stock, 50%, and with respect to the issuance of preferred stock, 85%.

“Applicable Margin” means, during any period, the margin set forth opposite such period below:

From	To (and including)	Applicable Margin
Closing Date	July 20, 2012	2.875%
July 21, 2012	July 20, 2013	3.375%
July 21, 2013	July 20, 2014	3.875%
July 21, 2014	July 20, 2015	4.875%
July 21, 2015	July 20, 2016	5.875%
July 21, 2016	Maturity Date	6.875%

“Asset Sale” means any direct or indirect Disposition of any Property of the Company or any of its Subsidiaries to any Person other than the Company or its Subsidiaries; provided that the following shall not be considered an Asset Sale: (a) the Disposition of goods or products in the Ordinary Course of Business, provided that any financing involving, or secured by, the future sale of accounts receivable (or any similar financing transaction) will not be considered a Disposition in the Ordinary Course of Business; (b) the Disposition of damaged, obsolete or worn-out equipment (other than the Collateral and the Banorte Shares) that are no longer used in or useful to the business; (c) the Disposition of any Property (other than the Collateral and the Banorte Shares) that has a fair market value of less than US$7,500,000 (or the US Dollar Equivalent thereof) (provided that such Property does not, when taken together with any other such Properties with a fair market value of less than US$7,500,000 (or the US Dollar Equivalent thereof) Disposed within the preceding twelve (12) months in reliance on the exception described in this clause (c), cause the aggregate fair market value of Property sold by the Company or any of its Subsidiaries during such twelve (12)-month period to exceed US$15,000,000 (or the US Dollar Equivalent thereof)); (d) Disposition of inventory pursuant to a Reporto Contract, provided that such Reporto Contract is entered into in accordance with Section 7.22 (Reporto Contracts); (e) Dispositions that consist of Permitted Company Equity Issuances that are conducted in accordance with Section 7.23(a)(ii) (Equity Issuances); or (f) Dispositions that consist of Sale Lease-Back Transactions entered into pursuant to Section 7.16(g) (Limitations on Incurrence of Additional Indebtedness).

“Assignee” has the meaning specified in Section 10.08(a) (Assignments, Participations, Etc.).

“Assignment and Acceptance” has the meaning specified in Section 10.08(a) (Assignments, Participations, Etc.).

“Attorney Costs” means and includes all reasonable and documented fees and disbursements of any law firm or other external counsel, and, without duplication, the reasonable allocated cost of internal legal services and all reasonable and documented disbursements of internal counsel.

“Attributable Debt” means, with respect to a Sale Lease-Back Transaction, as of the date of determination, the greater of (a) the fair market value of the Property being sold or transferred and (b) the present value (discounted at the interest rate implicit in the terms of the lease, compounded annually) of the total obligations of the lessee for rental payments during the remaining term of the lease included in such transaction (including any period for which such lease has been extended).

“Available Excess Cash Amount” means, with respect to any Excess Cash Year, the amount of Excess Cash (if any) from such Excess Cash Year that is not required to be applied to the mandatory repayment of the Mandatory Prepayment Indebtedness pursuant to Section 2.05(d) (Mandatory Prepayments).

“Bancomext Loan” means the loan provided pursuant to the Contrato de Apertura de Crédito Simple, dated on or prior to the date hereof, as amended from time to time in accordance with the provisions of this Agreement, between the Company and Banco Nacional de Comercio Exterior, S.N.C.

“Bancomext-Gimsa Loan” means the US$30,000,000 loan provided pursuant to the Contrato de Aperatura de Crédito Simple dated as of April 3, 2009, between Gimsa and Banco Nacional de Comercio Exterior, S.N.C.

“Bank of America Facility” means the Credit Agreement, dated as of October 30, 2006, by and among Bank of America N.A., as Administrative Agent, the Documentation Agent and L/C Issuer party thereto, the other lenders party thereto and Gruma Corp.

“Banorte Shares” means the shares of capital stock of Grupo Financiero Banorte S.A.B. de C.V. owned by the Company and its Subsidiaries.

“BBVA Loan” means the loans provided pursuant to the US$197,000,000 Loan Agreement, dated on or about the date hereof, as amended from time to time, by and among the Company, BBVA Securities Inc., BBVA Bancomer S.A., Institución de Banca Múltiple, Grupo Financiero BBVA Bancomer, and the several lenders party thereto.

“Breakage Event” has the meaning specified in Section 3.05(a) (Funding Losses).

“Business Day” means any day other than a Saturday, Sunday or day on which commercial banks in New York City, New York or Mexico City, Mexico are authorized or required by law to close; provided, however, with respect only to any determination of LIBOR, the term “Business Day” shall also exclude any day on which banks are not open for dealings in US Dollar deposits in the London interbank market.

“CapEx Report” has the meaning specified in Section 6.01(c)(iv) (Financial Statements and Other Information).

“Capital Adequacy Regulation” means any general guideline, request or directive of any central bank or other Governmental Authority, or any other law rule or regulation, whether or not having the force of law, in each case, regarding capital adequacy of any bank or of any corporation controlling a bank.

“Capital Expenditures” means, for any period, without duplication, any expenditures or written commitments of the Company and its Subsidiaries (other than Subsidiaries that are part of the Venezuelan Division) (a) for fixed or capital assets (including renewals, improvements, replacements, repairs and maintenance) that, in accordance with Mexican GAAP, are (or should be) classified as capital expenditures and that are (or should be) set forth in a consolidated statement of cash flows of the Company for such period prepared in accordance with Mexican GAAP and (b) pursuant to Capital Lease Obligations of the Company and its Consolidated Subsidiaries during such period; provided that the term “Capital Expenditures” shall not include any expenditures made with (i) the portion of Net Cash Proceeds of an Asset Sale that is invested in the Company’s Core Business in accordance with and as permitted by Section 2.05(a) (Mandatory Prepayments) or (ii) that portion of the Net Cash Proceeds of a Casualty Event that are used to Restore the affected Properties during the Reinvestment Period in accordance with and as permitted by Section 2.05(c) (Mandatory Prepayments).

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under Mexican GAAP (or, in the case of Persons organized under laws of any other jurisdiction, the applicable GAAP therein), and the amount of such obligations shall be the capitalized amount thereof determined in accordance with Mexican GAAP (or, in the case of Persons organized under laws of any other jurisdiction, the applicable GAAP therein).

“Cash Equivalent Investment” means, at any time:

(a)           any direct obligation of (or unconditionally guaranteed by) the United States of America or a state thereof, any OECD country or other foreign government in a jurisdiction in which the Company or any of its Subsidiaries currently has or could have operations (or any agency or political subdivision thereof, to the extent such obligations are supported by the full faith and credit of the United States of America or a state thereof, any OECD country or other foreign government in a jurisdiction in which the Company or any of its Subsidiaries currently has or could have operations) maturing not more than one year after such time; and

(b)           any insured certificate of deposit, time deposit or bankers acceptance, maturing not more than one year after its date of issuance, which is issued by any commercial bank that is a lender or a member of the US Federal Revenue System, is organized under the laws of the United States or any State (or the District of Columbia) thereof and has (x) a credit rating of A2 or higher from Moody’s or A or higher from S&P and (y) a combined capital and surplus greater than US$500,000,000.

“Casualty Certificate” means, with respect to a Casualty Event, a certificate signed by a Senior Officer of the Company stating that within the Reinvestment Period, all or a portion of any Net Cash Proceeds received as a result of such Casualty Event (but in no event more than (i) US$10,000,000 (or the US Dollar Equivalent thereof) without the consent of the Majority Lenders and (ii) US$55,000,000 (or the US Dollar Equivalent thereof)) shall be used to Restore any Properties in respect of which such Net Cash Proceeds were paid (which certificate shall set forth in reasonable detail an estimate of the Net Cash Proceeds to be so expended).

“Casualty Event” means any casualty or other insured damage to any Property of the Company or its Subsidiaries.

“Central America Division” means Gruma Centroamerica LLC and Gruma de Guatemala S.A. together with each of their respective direct and indirect Subsidiaries.

“CGSH” means Cleary Gottlieb Steen and Hamilton LLP, special New York counsel to the Initial Lenders.

“Change in Control” means the occurrence of any of the following: (a) Mr. Roberto Gonzalez Barrera, his family members (including his former spouse, his siblings and other lineal descendants, estates and heirs, or any trust or other investment vehicle for the primary benefit of any such Person or their respective family members or heirs) (collectively the “Controlling Stockholder”) shall fail to own, directly or indirectly, beneficially and of record, shares (or American Depositary Receipts representing shares) representing at least 35% of the aggregate ordinary voting power and economic rights represented by the issued and outstanding capital stock of the Company; (b) the Controlling Stockholder shall cease to have the unconditional right (including the right without the consent or approval of any other Person), or shall fail, to nominate a majority of the board of directors of the Company and the chairman of the board of directors of the Company; or (c) any change in control (or similar event, however denominated) with respect to the Company shall occur under and as defined in any indenture or agreement in respect of Indebtedness to which the Company or any of its Subsidiaries is a party.

“Clean-Down” has the meaning specified in Section 6.13 (Working Capital Indebtedness Clean-Down).

“Clean-Down Period” has the meaning specified in Section 6.13 (Working Capital Indebtedness Clean-Down).

“Closing Date” means the date on which all conditions precedent set forth in Article IV (Conditions Precedent) are satisfied or waived in writing by all the Lenders.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Collateral” means the Gimsa Collateral, the Gruma Corp. Collateral and the Molinera Collateral, provided that if any Collateral is Expropriated (such Collateral the “Expropriated Collateral”) and the Company pledges any Replacement Collateral in respect thereof in accordance with Section 8.01(k) (Expropriation), such Expropriated Collateral shall cease to be Collateral and such Replacement Collateral shall become Collateral.

“Collateral Agency and Intercreditor Agreement” means the Collateral Agency and Intercreditor Agreement, dated as of the Closing Date, by and among the Collateral Agent, the Administrative Agent in its capacity as administrative agent for the Lenders, BBVA Bancomer, S.A., Institución de Banca Múltiple, Grupo Financiero BBVA Bancomer in its capacity as administrative agent for the lenders under the BBVA Loan, and solely with respect to certain sections thereof, the Company, substantially in the form of Exhibit F-1.

“Collateral Agent” has the meaning specified in the Collateral Agency and Intercreditor Agreement.

“Company” has the meaning specified in the introductory clause hereto.

“Company Refinancing Indebtedness” means Indebtedness incurred to Refinance the Other Prepayment Indebtedness or the Bancomext Loan.

“Confirmation” means, with respect to each Initial Lender, the termination transaction entered into on March 23, 2009 between the Company and such Initial Lender pursuant to which the Terminated Derivative Obligation between the Company and such Initial Lender arose.

“Consolidated EBITDA” means, for any Measurement Period, for the Company and its Consolidated Subsidiaries, an amount equal to (a) the sum, without duplication, of (i) consolidated operating income (determined in accordance with Mexican GAAP) for such Measurement Period, (ii) the amount of depreciation and amortization expense deducted during such Measurement Period in determining such consolidated operating income, (iii) any other non-cash expenses deducted during such Measurement Period in determining such consolidated operating income of the Company and its Consolidated Subsidiaries for such Measurement Period, (iv) any cash dividends or other cash distributions or payments received from Grupo Financiero Banorte S.A.B. de C.V. during such Measurement Period, and (v) any cash dividends or other cash distributions or payments received (directly or indirectly) from the Venezuelan Subsidiaries during such Measurement Period minus (b) the sum, without duplication, of (i) Venezuelan EBITDA for such Measurement Period, (ii) any other non-cash income included in the calculation of consolidated operating income of the Company and its Consolidated Subsidiaries for such Measurement Period, and (iii) any cash payments made to any Subsidiary that is part of the Venezuelan Division during such Measurement Period; provided that in making the foregoing calculations (other than in respect of the calculation of Excess Cash), pro forma effect will be given to the acquisition or Disposition of Persons, divisions or lines of businesses by the Company or any Subsidiary (other than any Subsidiary that is part of the Venezuelan Division) of the Company that have occurred since the beginning of such Measurement Period as if such events had occurred, and, in the case of any Disposition, the proceeds thereof applied, in each case including any incurrence or assumption of Indebtedness in connection therewith, on the first day of such Measurement Period.

“Consolidated Interest Charges” means, for any Measurement Period, the Interest Charges of the Company and its Consolidated Subsidiaries determined on a consolidated basis; provided that Consolidated Interest Charges shall not include any Interest Charges incurred by  the Venezuelan Division with respect to Venezuelan Non-Recourse Indebtedness.

“Consolidated Subsidiary” means (i) with respect to the Company, any Subsidiary or other entity the accounts of which would, under Mexican GAAP, be consolidated with those of the Company in the consolidated financial statements of the Company, and (ii) at any date with respect to any other Person, any Subsidiary or other entity the accounts of which would be consolidated with those of such Person in the consolidated financial statements of such Person as of such date.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, undertaking, contract, indenture, mortgage, deed of trust or other instrument, document or agreement to which such Person is a party or by which it or any of its Property is bound.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.  “Controlling” and “Controlled” have meanings correlative thereto.

“Control Agreement” means, with respect to each Initial Lender, the Control Agreement, dated on or about the date hereof, by and between Gruma and such Initial Lender and such Initial Lender’s nominee or account bank.

“Conversion Rate” means, as of any date, the Peso/US Dollar exchange rate published by Banco de México in the Federal Official Gazette of Mexico (Diario Oficial de la Federación) as the rate “para solventar obligaciones denominadas en moneda extranjera pagaderas en la República Mexicana” as of such date (which rate is available prior to 12:00 p.m. Mexico City time at http://www.banxico.org.mx/indicadores/fix.html (or any successor website thereto)); provided that, if Banco de México ceases to publish such exchange rate, the Conversion Rate shall equal the average of the Peso/ US Dollar exchange rates published by either Bloomberg or Reuters (or the main offices of their subsidiaries located in Mexico, if not published by those institutions) on the relevant calculation date.

“Core Business” means, with respect to the Company and its Subsidiaries, (i) the production and distribution of corn flour, the production and distribution of tortillas and other related products, the production and distribution of wheat flour and any other food (including snacks) related business in which the Company and its Subsidiaries are engaged in, or may engage in, from time to time (for the purposes of this definition, the “Food Business”) and (ii) businesses reasonably ancillary thereto, but only to the extent that such ancillary businesses are of a nature, and of a size no greater than, reasonably necessary to serve or supply the Food Business.

“Default” means any event or circumstance that, alone or with the giving of notice, the lapse of time, the making of a determination, or any combination thereof, would (if not cured, waived or otherwise remedied during such time) constitute an Event of Default.

“Disposition” and correspondingly to “Dispose” means the sale, issuance, exchange, conveyance, assignment, license, other disposition (including any Sale Lease-Back Transaction) or other transfer (including by way of a merger or consolidation) of any Property by any Person, including (i) any sale, issuance, exchange, conveyance, assignment, other disposition or other transfer of capital stock of any Person that was issued and outstanding on the date of such sale, issuance, exchange, conveyance, assignment, other disposition or other transfer and (ii) any sale, issuance, exchange, conveyance, assignment, license, other disposition or other transfer (including by way of a merger or consolidation) with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.

“Dollar Amount” means, at any date, with respect to any Mandatory Prepayment Indebtedness or Other Prepayment Indebtedness (i) denominated in US Dollars, the outstanding principal amount of such Mandatory Prepayment Indebtedness or Other Prepayment Indebtedness on such date, and (ii) denominated in Pesos, the amount of US Dollars that would result from the conversion of the then-outstanding principal amount of such Mandatory Prepayment Indebtedness or Other Prepayment Indebtedness into US Dollars at the Conversion Rate as of such date.

“EBITDA” means for any period of four (4) consecutive fiscal quarters, with respect to any Person, an amount equal to (a) the sum, without duplication, of (i) operating income (determined in accordance with the applicable GAAP) for such period, (ii) the amount of depreciation and amortization expense deducted during such period in determining such operating income, (iii) any other non-cash expenses deducted in determining such operating income during such period minus (b) any other non-cash income included in determining such operating income during such period.

“Environmental Laws” means all federal, national, state, provincial, departmental, municipal, local and foreign laws, including common law, statutes, rules, regulations, treaties, ordinances, normas técnicas (technical standards) and codes, together with all orders, decrees, judgments, directives, orders (including consent orders) or injunctions issued, promulgated, approved or entered thereunder by any Governmental Authority having jurisdiction over the Company, any of its Subsidiaries or their respective properties, in each case relating to environmental or health and safety matters.

“Equity Issuance” means any issuance of capital stock of the Company or any Subsidiary in a primary offering by the Company or such Subsidiary.

“ERISA” means the Employee Retirement Income Security Act of 1974 as amended, and any successor statute thereto, as interpreted by the rules, and regulations thereunder, all as the same may be in effect from time to time.  References to sections of ERISA shall be construed also to refer to any successor sections.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with the Company within the meaning of Section 4001(a)(14) of ERISA, or any member of a group that includes the Company and that is treated as a single employer under Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

“ERISA Event” means any of the following: (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by the Company or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by the Company or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate a Plan under Section 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) an event or condition which might reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of, a trustee to administer, any Pension Plan or Multiemployer Plan; or (f) the imposition of any liability under Title IV of ERISA (including as a result of the operation of Section 4069 or Section 4212 of ERISA), other than PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Company or any ERISA Affiliate.

“Eurocurrency Liabilities” has the meaning specified in Section 3.06 (Reserves on Loans).

“Event of Default” has the meaning specified in Section 8.01 (Events of Default).

“Excess Cash” means, for each Fiscal Year, without duplication, the amount (no less than zero) equal to the sum of the following items for the Company and its Subsidiaries as of the end of and for such Fiscal Year:

(a)           the sum, without duplication, of (1) Consolidated EBITDA and (2) to the extent not otherwise included in Consolidated EBITDA, any cash dividends and other cash distributions or similar cash payments (in the nature of dividends, distributions, capital reductions, share redemptions, share buy-backs, or similar distributions) received by the Company and its Subsidiaries during such Fiscal Year;

minus

(b)           to the extent not already subtracted from the calculation of Consolidated EBITDA, the sum, without duplication, of all of the following (except as made, paid, lost or accrued, as applicable, by the Venezuelan Division): (1) all scheduled principal payments under the Loans and all other Indebtedness (other than Working Capital Indebtedness) of the Company and its Subsidiaries (provided that any such other Indebtedness was not incurred or maintained in violation of this Agreement) paid in cash during such Fiscal Year; (2) all optional prepayments made on the Mandatory Prepayment Indebtedness and paid in cash during such Fiscal Year (other than the use of the proceeds of Permitted Refinancing Indebtedness to prepay the Mandatory Prepayment Indebtedness); (3) all scheduled interest payments on the Loans and all other Indebtedness of the Company and its Subsidiaries (provided that any such other Indebtedness was not incurred or maintained in violation of this Agreement) paid in cash during such Fiscal Year (including all discounts paid in cash and all commitment fees and other fees paid in cash in respect of any such Indebtedness during such Fiscal Year), provided that for the Fiscal Year ending December 31, 2009, this amount shall include any interest accrued (but not paid in cash) between the Closing Date and December 31, 2009 on the Loans and the Minor Derivative Counterparty Loans that has not been paid prior to December 31, 2009; (4) losses in the value of Investments that are paid in cash or Cash Equivalent Investments during such Fiscal

Year, if any; (5) all income taxes, social contribution and other similar taxes paid in cash during such Fiscal Year (other than payments in cash in respect of the mandatory employee statutory profit sharing regime established by Chapter VIII of the Federal Labor Law of Mexico); (6) the amount of Capital Expenditures made during such Fiscal Year in accordance with Section 7.14 (Limitations on Capital Expenditures) and paid in cash, provided that such amount shall not exceed the Permitted Capital Expenditures Amount for such Fiscal Year plus any Permitted Capital Expenditures Amounts carried over from the prior Fiscal Year in accordance with Section 7.14(b) (Limitations on Capital Expenditures), and shall not include any Capital Expenditures made pursuant to Section 7.14(c) (Limitations on Capital Expenditures); (7) any cash paid or cash collateral required to be posted, and actually posted, during such Fiscal Year to the extent required by any Hedging Agreements entered into in accordance with Section 7.18 (Limitations on Hedging); and (8) any amounts accrued for such Fiscal Year in respect of the mandatory employee statutory profit sharing regime established by Chapter VIII of the Federal Labor Law of Mexico;

plus

(c)           to the extent not already added to the calculation of Consolidated EBITDA, the sum, without duplication, of all of the following (except as received, gained or borrowed, as applicable, by any Subsidiary that is part of the Venezuelan Division): (1) gains in the value of Investments that are paid in cash or Cash Equivalent Investments during such Fiscal Year, if any; (2) the aggregate amount of financial income received in cash during such Fiscal Year; (3) any cash or Cash Equivalent Investments received by (including any cash collateral returned to) the Company or any of its Subsidiaries during such Fiscal Year in connection with Hedging Agreements; and (4) any tax credits, refunds or reimbursements received in cash during such Fiscal Year, provided that for the Fiscal Year ending December 31, 2009, this amount shall not include any tax credits, refunds or reimbursements received in cash during such Fiscal Year with respect to the Fiscal Year ending December 31, 2008;

plus

(d)           the Working Capital Adjustment for such Fiscal Year (which may be a positive or negative number).

All calculations or determinations with respect to the amount of Excess Cash will be made as of the last day of the relevant Fiscal Year, based on the audited annual consolidated financial statements of the Company and will be certified by the chief financial officer and one additional Senior Officer of the Company.

“Excess Cash Year” means any Fiscal Year during which there is an amount of Excess Cash greater than zero.

“Excluded Taxes” means income, real property, franchise or similar taxes imposed on the Administrative Agent or any Lender by a jurisdiction as a result of the Administrative Agent or such Lender being organized under the laws of such jurisdiction or being a resident of such jurisdiction to which income under this Agreement is attributable or having a permanent establishment in such jurisdiction or its Lending Office being located in such jurisdiction.

“Executive Order” has the meaning specified in Section 5.20(a) (Anti-Terrorism Laws).

“Existing Indebtedness” means Indebtedness of the Company and its Subsidiaries that was outstanding on the date hereof and listed on Schedule 5.21(a) (Existing Indebtedness); provided that Existing Indebtedness shall include the amount of any undrawn commitments under the Bank of America Facility.

“Existing Intercompany Indebtedness” means Intercompany Indebtedness that was outstanding as of September 30, 2009.

“Existing Other Indebtedness” has the meaning specified in Section 5.21(a) (Existing Indebtedness and Reporto Contracts).

“Existing Venezuelan Sale” means the sale of a 40% stake in Valores Mundiales, S.L. on the terms and subject to the conditions of the Purchase Agreement between Rotch Energy Holdings N.V. and the Company, dated as of April 6, 2006, pursuant to which Rotch Energy Holdings N.V. agreed to pay the Company US$39,600,000 through but excluding the Closing Date, and US$26,000,000 thereafter.

“Existing Working Capital Indebtedness” has the meaning specified in Section 5.21(a) (Existing Indebtedness and Reporto Contracts).

“Existing Sale Lease-Back Transactions” has the meaning specified in Section 5.11(d) (Assets; Patents; Licenses; Insurance; Etc.).

“Expropriate” means, with respect to any Property, to nationalize, seize or expropriate such Property, or, if such Property is a business, to assume control of the business and operations of such Property by nationalization, seizure or expropriation.

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to the Administrative Agent on such day on such transactions as determined by the Administrative Agent.

“Fiscal Quarter” means a period of three (3) consecutive calendar months ending on March 31, June 30, September 30 or December 31.

“Fiscal Year” means any period of twelve (12) consecutive calendar months ending on December 31.

“Fitch” means Fitch Rating, Inc. and its successors.

“Foreign Financial Institution” means a bank or financial institution (i) registered in Book I (Libro I), Section 1 (Sección 1) of the Foreign Banks, Financial Entities, Pension and Retirement Funds and Investment Funds Registry (Registro de Bancos, Entidades de Financiamiento, Fondos de Pensiones y Jubilaciones y Fondos de Inversión del Extranjero) maintained by Hacienda for purposes of Rule II.3.13.1 of the Resolución Miscelánea Fiscal for the year 2009 and Article 195-I of the Ley del Impuesto Sobre la Renta (or any successor provisions thereof), (ii) which is a resident (or, if such entity is lending through a branch or agency, the principal office of which is a resident) for tax purposes in a jurisdiction with which Mexico has entered into a treaty for the avoidance of double-taxation which is in effect, and (iii) which is the effective beneficiary (beneficiario efectivo) of any interest paid hereunder or under the Notes.

“Foreign Pension Plan” means any benefit plan, other than a Pension Plan or Multiemployer Plan, that under any Requirement of Law is required to be funded through a trust or other funding vehicle other than a trust or funding vehicle maintained exclusively by a Governmental Authority.

“Funding Losses” has the meaning specified in Section 3.05(a) (Funding Losses).

“GAAP” means generally accepted accounting practices.

“Gimsa” means Grupo Industrial Maseca, S.A.B. de C.V., a sociedad anónima bursátil de capital variable organized under the laws of Mexico.

“Gimsa Collateral” means all of Company’s right, title and interest in, to and under the shares of capital stock of Gimsa, whether now owned or hereafter acquired by the Company  (including under any trade name or derivations thereof), whether now existing or subsequently issued, and regardless of where located.

“Gimsa Division” means Gimsa together with its direct and indirect Subsidiaries.

“Gimsa Trust” means the Irrevocable Guaranty and Administration Trust Agreement (Contrato de Fideicomiso Irrevocable de Administración y Garantía con Derechos de Reversión) substantially in the form of Exhibit F-2, pursuant to which the Gimsa Collateral is transferred to the Trustee, as trustee, with the Collateral Agent as beneficiary in the first place (fideicomisario en primer lugar) on behalf and for the equal and ratable benefit of the Secured Parties.

“Governmental Authority” means, with respect to any Person, any nation or government, any state, municipality, province or other political or administrative subdivision thereof, any central bank (or similar monetary or regulatory authority) thereof, any entity or branch of power exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, and any corporation or other entity exercising such functions and owned or controlled, through stock or capital ownership or otherwise by any of the foregoing, any arbitral bodies, or any self-regulatory organization, asserting jurisdiction over such Person.

“Gruma Corp.” means Gruma Corporation, a corporation organized under the laws of Nevada.

“Gruma Corp. Collateral” means all of Company’s right, title and interest in, to and under the shares of capital stock of Gruma Corp., whether now owned or hereafter acquired by the Company  (including under any trade name or derivations thereof), whether now existing or subsequently issued, and regardless of where located.

“Gruma Corp. Division” means Gruma Corp. together with its direct and indirect Subsidiaries.

“Gruma Corp. Pledge” means the pledge of the Gruma Corp. Collateral, substantially in the form of Exhibit F-3.

“Guaranty Obligation” means, as to any Person: (a) any obligation, contingent or otherwise, of such Person guarantying or having the economic effect of guarantying any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including an aval and any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligees in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligees against loss in respect thereof (in whole or in part); or (b) any Lien on any Property of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person; provided that the term “Guaranty Obligation” shall not include endorsements of instruments for deposit or collection in the Ordinary Course of Business.  The amount of any Guaranty Obligation shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guaranty Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guarantying Person in good faith.

“Hedging Agreements” means any agreements or instruments in respect of interest rate or currency swap, exchange or hedging transactions or other financial derivatives transactions.

“Hedging Policy” means the policy of the Company and its Subsidiaries with respect to Hedging Agreements, a copy of which is attached as Exhibit H, as amended from time to time with the approval of the Board of Directors of the Company (or of a committee duly delegated by such Board of Directors comprised of two or more members thereof) in accordance with Section 7.18(b)(iii) (Limitations on Hedging).

“IFRS” means International Financial Reporting Standards as adopted by the International Accounting Standards Board.

“IFRS Amendments” has the meaning specified in Section 10.18 (Change to IFRS).

“IMSS” means the Instituto Mexicano del Seguro Social of Mexico.

“Indebtedness” of any Person means at any date, without duplication:

(a)                                 any obligation of such Person in respect of borrowed money or with respect to deposits of any kind (if any) and any obligation of such Person evidenced by bonds, notes, debentures or similar instruments;

(b)                                 any obligation of such Person in respect of a lease, including Capital Lease Obligations, or hire purchase contract, in each case that would, under Mexican GAAP (or, in the case of Persons organized under laws of any other jurisdiction, the applicable GAAP therein), be treated as a financial or capital lease, including all Attributable Debt of such Person in respect of Sale Lease-Back Transactions of such Person;

(c)                                  any obligation of others secured by (or for which the holder of such obligation has an existing right, contingent or otherwise to be secured by) a Lien on any Property of such Person, whether or not such obligation is assumed by such Person;

(d)                                 any obligations of such Person to pay the deferred purchase price of Property or services if such deferral extends for a period in excess of sixty (60) days;

(e)                                  any Guaranty Obligations of such Person which could require such Person to make a payment;

(f)                                   the Agreement Value of any Hedging Agreements;

(g)                                  any obligations of such Person upon which interest charges are paid or accrued or are customarily paid or accrued;

(h)                                 any obligations of such Person under conditional sale or other title retention agreements relating to Property purchased by such Person;

(i)                                     any obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment (other than dividend payments by Subsidiaries of the Company made pursuant to Section 7.04(a) (Restricted Payments)) in respect of any capital stock of such Person or any other Person or any warrants, rights or options to acquire such equity interests, valued, in the case of redeemable preferred interests, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends;

(j)                                    any obligations of such Person as an account party in respect of letters of credit;

(k)                                 any obligations of such Person in respect of bankers’ acceptances, bank guaranties, surety bonds and similar instruments; and

(l)                                     any Probable Bonds for or in connection with liabilities arising from Proceedings in which such Person is involved;

provided, however, that the following liabilities shall be explicitly excluded from the definition of the term “Indebtedness”:

(i)                                     trade accounts payable that are (x) less than sixty (60) days overdue or (y) being contested in good faith by appropriate proceedings and for which adequate reserves have been provided in accordance with Mexican GAAP (or, in the case of Persons organized under laws of any other jurisdiction, the applicable GAAP therein), in each case including any obligations in respect of letters of credit (and any other similar guaranty instruments) that have been issued in support of such trade accounts payable;

(ii)                                  operating expenses that accrue and become payable in the Ordinary Course of Business;

(iii)                               customer advance payments and customer deposits received in the Ordinary Course of Business;

(iv)                              obligations for ad valorem taxes, value added taxes, or any other taxes or governmental charges; and

(v)                                 Reporto Contracts that are entered into in accordance with Section 7.22 (Reporto Contracts) and any Guaranty Obligations in respect thereof.

“Indemnified Liabilities” has the meaning specified in Section 10.05 (Indemnification by the Company).

“Indemnified Taxes” means Taxes imposed on or incurred by the Administrative Agent or any Lender with respect to any payment under any Loan Document other than Excluded Taxes.

“Indemnitees” has the meaning specified in Section 10.05 (Indemnification by the Company).

“INDEVAL” means S.D. Indeval, Institución para el Depósito de Valores, S.A. de C.V.

“INFONAVIT” means Instituto Nacional del Fondo de la Vivienda para los Trabajadores of Mexico.

“Information” has the meaning specified in Section 10.09(a) (Confidentiality).

“Initial Lenders” means each of Credit Suisse, Cayman Islands Branch, Deutsche Bank AG, London Branch and JPMorgan Chase Bank N.A.

“Intercompany Indebtedness” means any present or future Indebtedness of the Company or any of its present or future Subsidiaries issued to the Company or any of its other present or future Subsidiaries.

“Intercompany Indebtedness Capitalization” means any amount owed to any Intercompany Lender pursuant to an Intercompany Revolving Facility being satisfied in any manner other than by payment of such amount to such Intercompany Lender in immediately available funds pursuant to the terms of such Intercompany Revolving Facility.

“Intercompany Lenders” means the Company and any of its Subsidiaries that are lenders under the Intercompany Revolving Facilities.

“Intercompany Revolving Facilities” means, as amended from time to time in accordance with this Agreement, the intercompany revolving facilities listed on Schedule 1.01(c) (Intercompany Revolving Facilities).

“Intercompany Subordination Agreement” means the Subordination Agreement, dated on or about the date hereof, by and among the Company and the Intercompany Lenders attached hereto as Exhibit I.

“Intercompany Trust Agreement” means the Irrevocable Administration Trust Agreement (Contrato de Fideicomiso Irrevocable de Administración con Derechos de Reversión), substantially in the form of Exhibit F-5, pursuant to which all Intercompany Lenders’ (other than Subsidiaries in the Gimsa Division) rights, title and interest in, to and under the Intercompany Revolving Facilities (as amended), dated on or about the date hereof, are transferred to the Trustee, as trustee, with the Collateral Agent, as beneficiary in the first place (fideicomisario en primer lugar).

“Interest Charges” means, with respect to any Person or Persons, and during any Measurement Period, the sum of (a) all interest, premium payments, debt discount, fees, charges and related expenses of such Person or Persons during such Measurement Period, in each case to the extent treated as interest in accordance with Mexican GAAP, (b) any interest, premium payments, debt discount, fees, charges and related expenses in respect of Indebtedness of such Person or Persons accrued or capitalized (whether or not actually paid during such Measurement Period) plus the net amount payable (or minus the net amount receivable) under Hedging Agreements relating to such interest during such Measurement Period (whether or not actually paid or received during such Measurement Period), (c) the portion of rent expense of such Person or Persons with respect to such Measurement Period under capital or financial leases that is treated as interest in accordance with Mexican GAAP and (d) all direct or indirect dividends or other distributions paid during such Measurement Period on account of any shares of any preferred stock of such Person, now or hereinafter outstanding.

“Interest Coverage Ratio” means, as of the last day of any Fiscal Quarter, the ratio of (a) Consolidated EBITDA to (b) Consolidated Interest Charges, in each case determined for the relevant Measurement Period; provided that for the purposes of calculating the Interest Coverage Ratio, Consolidated EBITDA shall not include any payments received by the Company from Subsidiaries in the Venezuelan Division in respect of the sale of shares of capital stock of Subsidiaries in the Venezuelan Division, Dispositions of Property by Subsidiaries in the Venezuelan Division and other nonrecurring extraordinary payments by Subsidiaries in the Venezuelan Division.

“Interest Payment Date” means (i) the last day of each Interest Period and (ii) the date of any repayment or prepayment made in respect of any Loan.

“Interest Period” means the period commencing on (and including) the last day of the preceding Interest Period (or in the case of the first Interest Period, the date on which the Loans are made) and ending on (but excluding) the numerically corresponding date three (3) months thereafter; provided, however, that:

(a)                                 the first (1st) Interest Period shall be the period commencing on the date on which the Loans are made and ending on January 21, 2010;

(b)                                 if any Interest Period would otherwise end on a day that is not a Business Day, that Interest Period shall be extended to the following Business Day unless the result of such extension would be to carry such Interest Period into another calendar month, in which event such Interest Period shall end on the next preceding Business Day;

(c)                                  any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month in which such Interest Period is to end) shall end on the last Business Day of the calendar month in which such Interest Period is to end; and

(d)                                 no Interest Period shall extend beyond the Maturity Date.

“Investment” means, as to any Person, any acquisition or investment (whether for cash Property, services, securities or otherwise) by such Person, whether by means of (a) the purchase or other acquisition of capital stock, bonds, debentures or other securities of another Person, including the receipt of any of the foregoing as consideration for the Disposition of Property or rendering services, (b) the making of a deposit with, or any direct or indirect loan, advance, extension of credit or capital contribution to, guaranty of or other contingent obligation with respect to debt or any other liability or obligations of, or purchase or other acquisition of any other debt or equity participation or ownership or other interest in, another Person, including any partnership or joint venture interest in such other Person, and the purchase of Property from another Person subject to an understanding or agreement, contingent or otherwise, to resell such Property to such Person, (c) the purchase or other acquisition (in one transaction or a series of transactions) of all or a substantial portion of the business or Property or other beneficial ownership of any other Person or (d) entering into a Hedging Agreement.  For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.

“Investment Grade” means, with respect to Fitch, BBB- or higher, and with respect to S&P, BBB- or higher (or, in either case, the equivalent rating in the future).

“IRS” means the United States Internal Revenue Service.

“IT Operating Lease” means an operating lease for information technology equipment.

“Joint Venture Partner” means each of (i) Archer-Daniels-Midland, Inc. and its Affiliates,  (ii) RFB Holdings de México, S.A. de C.V. and its Affiliates and (iii) Rotch Energy Holdings, N.V. and its Affiliates.

“Latin American Divisions” means each of the Molinera Division, the Gimsa Division and the Central America Division.  For the avoidance of doubt, the Latin American Divisions shall not include any Venezuelan Subsidiary.

“Lender” has the meaning specified in the introductory clause hereto, and includes each Substitute Lender and each Assignee that becomes a Lender pursuant to Section 10.08 (Assignments, Participations, Etc.).

“Lender List” has the meaning specified in Section 10.08(h) (Assignments, Participations, Etc.).

“Lender List Request” has the meaning specified in Section 10.08(h) (Assignments, Participations, Etc.).

“Lending Office” means, as to any Lender, the office or offices of such Lender specified as its “Lending Office” in the Administrative Questionnaire, as from time to time amended, or such other office or offices as such Lender may from time to time notify the Company and the Administrative Agent.

“Leverage Ratio” means, on any date, the ratio of (a) Total Indebtedness of the Company and its Consolidated Subsidiaries on such date to (b) Consolidated EBITDA of the Company and its Consolidated Subsidiaries determined for the Measurement Period ended on such date (or, if such date is not the last day of a Fiscal Quarter, the last day of the most recent Fiscal Quarter ended prior to such date); provided that for the purposes of calculating the Leverage Ratio, Consolidated EBITDA shall not include any payments received by the Company from  Subsidiaries in the Venezuelan Division in respect of the sale of shares of capital stock of Subsidiaries in the Venezuelan Division, Dispositions of Property by Subsidiaries in the Venezuelan Division and other nonrecurring extraordinary payments by Subsidiaries in the Venezuelan Division.

“LIBOR” means for any Interest Period with respect to any LIBOR Loan:

(a)                                 the rate per annum (rounded to the nearest 1/100th of 1%) equal to the rate determined by the Administrative Agent as the London interbank offered rate on any page or other service that displays an average British Bankers Association bbalibor for deposits in US Dollars with a term of or comparable to three months, determined as of approximately 11:00 a.m., London time, two (2) Business Days prior to the first day of such Interest Period (with respect to any Interest Period, the “Determination Date”); or

(b)                                 if the rate referenced in the preceding clause (a) is not available, the rate per annum (rounded to the nearest 1/100th of 1%) determined by the Administrative Agent as the rate per annum that deposits in US Dollars for delivery on the first day of such Interest Period quoted by the Administrative Agent to prime banks in the London interbank market for deposits in US Dollars at approximately 11:00 a.m. (London time) on the relevant Determination Date in an amount approximately equal to the principal amount of the Loans to which such Interest Period is to apply and for a  term of or comparable to three (3) months.

“Lien” means with respect to any Property, (a) any security interest, mortgage, deed of trust, fideicomiso, pledge, usufruct, fiduciary transfer, charge or deposit arrangement, encumbrance, lien (statutory or other) or preferential arrangement (including a securitization) of any kind or nature whatsoever in respect of any Property that has the practical effect of creating a security interest, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such Property and (c) in addition, in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

“Loan” has the meaning specified in Section 2.01(a) (Loans).

“Loan Documents” means this Agreement, the Notes, the Security Documents, the Intercompany Subordination Agreement and all other related agreements and documents issued or delivered hereunder or thereunder or pursuant hereto or thereto or in connection herewith or therewith, in each case as such Loan Document may be amended, supplemented or otherwise modified from time to time.

“Majority Lenders” means at any time Lenders then holding more than 50% of the then aggregate outstanding principal amount of the Loans.

“Mandatory Prepayment Indebtedness” means the Loans and the BBVA Loan.

“Material Adverse Effect” means any event, change, circumstance, condition, occurrence, effect, development or state of fact that, individually or together with any other event, change, circumstance, condition, occurrence, effect, development or state of fact, has had: (a) a material adverse change in, or a material adverse effect upon the operations, business, assets, liabilities (actual or contingent), obligations, rights, Property, condition (financial or otherwise) or operating results of either the Company and its Subsidiaries taken as a whole, or any of the Pledged Entities taken individually; (b) a material impairment of the ability of the Company to perform its obligations under any Loan Document to which it is or will be a party; (c) a material adverse effect upon the legality, validity, binding effect or enforceability against the Company of any Loan Document to which it is or will be a party; (d) a material impairment of the rights and remedies of or benefits available to any Lender under any Loan Document to which it is or will be a party; or (e) a material adverse effect on each of the Gimsa Collateral, the Gruma Corp. Collateral and the Molinera Collateral, taken individually.

“Material Subsidiary” means:

(a)                                 the Pledged Entities;

(b)                                 the Subsidiaries listed on Schedule 1.01(b) (Existing Material Subsidiaries);

(c)                                  at any time, any Subsidiary of the Company that meets any of the following conditions:

(i)                                     the Company’s and its Subsidiaries’ investments in or advances to such Subsidiary exceed 5% of the total assets of the Company and its Consolidated Subsidiaries as of the end of the Company’s most recently completed Fiscal Year;

(ii)                                  the Company’s and its Subsidiaries’ proportionate share of the total assets (after intercompany eliminations) of such Subsidiary exceeds 5% of the total assets of the Company and its Consolidated Subsidiaries as of the end of the Company’s most recently completed Fiscal Year; or

(iii)                               the Company’s and its Subsidiaries’ proportionate share of the earnings before income tax and employee statutory profit sharing of such Subsidiary exceeds 5% of such earnings of the Company and its Consolidated Subsidiaries as of the end of the Company’s most recently completed Fiscal Year;

in each case as calculated by reference to the last audited or unaudited balance sheet or income statement prepared for such Subsidiary and the then latest audited or unaudited consolidated balance sheet or income statement of the Company and its Subsidiaries;

(d)                                 any Subsidiary that the Company adds to Schedule 1.01(b) (Existing Material Subsidiaries) for purposes of compliance with Section 7.20 (Material Subsidiaries); and

(e)                                  in the case of clauses (a), (b) and (c) above, the direct and indirect Subsidiaries of such Subsidiaries.

“Maturity Date” means January 21, 2017, or if such day is not a Business Day, the next succeeding Business Day.

“Measurement Period” means any period of four (4) consecutive Fiscal Quarters of the Company, ending with the most recently completed Fiscal Quarter, taken as one accounting period.

“Mexican Business Day” means any day other than Saturday, Sunday or a day on which commercial banks in Mexico City, Mexico are authorized or required by law to close.

“Mexican GAAP” means, as applicable, (i) Mexican Generally Accepted Accounting Principles (Principios de Contabilidad Generalmente Aceptados) issued by the Mexican Accounting Principles Commission of the Mexican Institute of Public Accountants effective until December 31, 2005, (ii) the Mexican Financial Information Standards (Normas de Información Financiera) issued by the Mexican Council for the Research and Development of Financial Information Standards, effective from January 1, 2006, as amended from time to time, or (iii) IFRS as in effect as of January 1, 2012 or earlier should the Company elect to apply them earlier than that date pursuant to Transitory Article Third of the January 27, 2009 amendments to the Disposiciones de Carácter General Aplicables a las Emisoras de Valores y a Otros Participantes del Mercado de Valores in effect from time to time in Mexico.

“Mexican Pesos”, “Pesos” and “MXP$” means lawful currency of Mexico.

“Mexican Pledges” means the Gimsa Trust and the Molinera Trust.

“Mexico” means the United Mexican States.

“Ministry of Finance” means the Ministry of Finance and Public Credit (Secretaría de Hacienda y Crédito Público) of Mexico.

“Minor Derivative Counterparties” means each of ABN AMRO Bank N.V., Barclays Bank PLC, BNP Paribas and Standard Chartered Bank, and includes each “Substitute Lender” and each “Assignee” that becomes a “Lender” (as such terms are used in the Minor Derivative Counterparty Loans) pursuant to the Minor Derivative Counterparty Loans.

“Minor Derivative Counterparty Loans” means each of:

(a) the US$13,900,000 Loan Agreement, dated on or prior to the date hereof, as amended from time to time, by and among the Company and ABN AMRO Bank;

(b) the US$21,500,000 Loan Agreement, dated on or prior to the date hereof, as amended from time to time, by and among the Company and Barclays Bank PLC;

(c) the US$11,756,872 Loan Agreement, dated on or prior to the date hereof, as amended from time to time, by and among the Company and BNP Paribas; and

(d) the US$22,896,000 Loan Agreement, dated on or prior to the date hereof, as amended from time to time, by and among the Company and Standard Chartered Bank.

“Molinera” means Molinera de Mexico, S.A. de C.V., a sociedad anónima de capital variable organized under the laws of Mexico.

“Molinera Collateral” means all of Company’s right, title and interest in, to and under the shares of capital stock of Molinera, whether now owned or hereafter acquired by the Company  (including under any trade name or derivations thereof), whether now existing or subsequently issued, and regardless of where located.

“Molinera Division” means Molinera together with its direct and indirect Subsidiaries.

“Molinera Trust” means the Irrevocable Guaranty and Administration Trust Agreement (Contrato de Fideicomiso Irrevocable de Administración y Garantía con Derechos de Reversión) substantially in the form of Exhibit F-4, pursuant to which the Molinera Collateral is transferred to the Trustee, as trustee, with the Collateral Agent as beneficiary in the first place (fideicomisario en primer lugar) on behalf and for the equal and ratable benefit of the Secured Parties.

“Moody’s” means Moody’s Investors Service, Inc. and its successors.

“MPP Pro Rata Amount” means, as of any date, with respect to any Mandatory Prepayment Indebtedness, a fraction (expressed as a decimal, rounded to the second decimal place), the numerator of which is the aggregate Dollar Amount of such Mandatory Prepayment Indebtedness as of such date, and the denominator of which is the sum of the aggregate Dollar Amount of all Mandatory Prepayment Indebtedness on such date.

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which the Company or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding three calendar years, has made or been obligated to make contributions.

“Net Cash Proceeds” means, with respect to any event:

(a) the cash proceeds received in respect of such event, including (i) any cash and cash equivalents received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, and (ii) in the case of a Casualty Event, insurance awards;

minus

(b) the sum, as applicable and without duplication, of (i) all reasonable and customary fees, underwriting discounts, commissions, premiums and out-of-pocket expenses paid by the Company and its Subsidiaries to third parties (other than Affiliates) in connection with such event, (ii) in the case of a Disposition of Property, the amount of all payments required to be made by the Company and its Subsidiaries as a result of such event to repay Indebtedness (other than the Loans) secured by such Property or otherwise that is required by the terms of such Indebtedness to be repaid as a result of such Disposition, (iii) in the case of a Casualty Event, the aggregate amount of proceeds of business interruption insurance, and (iv) the amount of all taxes required to be paid and reasonably expected to be paid in accordance with past practice by the Company and its Subsidiaries in connection with such event, including, for the avoidance of doubt, any taxes required to be paid and reasonably expected to be paid in accordance with past practice by the Company and its Subsidiaries in connection with the distribution of such cash proceeds from the Subsidiary that received such cash proceeds to the Company.

“Note” means a promissory note (pagaré) of the Company payable to a Lender, substantially in the form of Exhibit A (in each case, as such promissory note may be replaced from time to time), evidencing the Indebtedness of the Company to such Lender resulting from such Lender’s Loan, and also means all other promissory notes accepted from time to time in substitution therefor.

“Notice of Borrowing” means a notice containing the information specified in Section 2.03(a) (Procedure for Making of Loans) substantially in the form of Exhibit G.

“Obligations” means all advances, debts, liabilities, obligations, covenants and duties arising under any Loan Document owing by the Company to any Lender, the Administrative Agent, the Collateral Agent or any indemnified person, whether direct or indirect (including those acquired by assignment), absolute or contingent, due or to become due, now existing or hereafter arising.

“OECD” means the Organization for Economic Cooperation and Development.

“OFAC” has the meaning specified in Section 5.20(b)(v) (Anti-Terrorism Laws).

“Officer” means, with respect to the Company, a president, senior vice president, managing director, chief marketing officer, chief administrative officer, chief technology officer,

chief corporate officer, director of corporate communications, chief procurement officer, secretary of the board, treasurer or principal financial officer, comptroller or principal accounting officer of such Person, and any officer having substantially the same authority and responsibility as any of the foregoing.  For the avoidance of doubt, the term “Officer” shall include all persons listed as officers of the Company in the Company’s most recent annual report filed on Form 20-F with the US Securities and Exchange Commission.

“Optional Other Prepayment” with respect to any Reporting Indebtedness means (a) any partial or total voluntary or optional payment on or redemption or acquisition for value of such Reporting Indebtedness prior to the scheduled maturity thereof, including by way of depositing with the trustee or Person fulfilling a similar function with respect to such Reporting Indebtedness, money or securities prior to the original scheduled maturity of such Reporting Indebtedness for the purpose of paying it when due, and (b) any partial or total payment of Reporting Indebtedness prior to the scheduled maturity thereof as a result of or in connection with the acceleration (in whole or in part) of the maturity of such Reporting Indebtedness.

“Ordinary Course of Business” means, with respect to a Person, the ordinary course of business consistent with past practice of such Person.

“Organizational Documents” means, with respect to a Person, each of the organizational and/or constituent documents of such Person, in each case including all amendments thereto, including the articles or certificate of incorporation or acta constitutiva and the by-laws or estatutos sociales, or equivalent documents, of such Person.

“Other Currency” has the meaning specified in Section 10.17(b) (Payment in US Dollars; Judgment Currency).

“Other Indebtedness” means Indebtedness of the Company and its Subsidiaries other than Working Capital Indebtedness and Intercompany Indebtedness.

“Other Prepayment Indebtedness” means the Loans, the BBVA Loan and the Minor Derivative Counterparty Loans.

“Other Prepayment Pro Rata Amount” means, as of any date, with respect to any Other Prepayment Indebtedness, a fraction (expressed as a decimal, rounded to the second decimal place), the numerator of which is the aggregate Dollar Amount of such Other Prepayment Indebtedness as of such date, and the denominator of which is the sum of the aggregate Dollar Amount of all Other Prepayment Indebtedness on such date.

“Other Restructured Indebtedness” means the BBVA Loan, the Bancomext Loan and the Minor Derivative Counterparty Loans.

“Other Taxes” means, with respect to any Person, any present or future stamp, court or documentary taxes or any other excise or property taxes, or charges, imposts, duties, fees or similar levies which arise from any payment made hereunder or any other Loan Document or from the execution, delivery or registration of, or otherwise with respect to, this Agreement or any other Loan Document and which are actually imposed, levied, collected or withheld by any Governmental Authority.

“Participation” has the meaning specified in Section 10.08(e) (Assignments, Participations, Etc.).

“Participant” has the meaning specified in Section 10.08(e) (Assignments, Participations, Etc.).

“Patriot Act” has the meaning specified in Section 5.20(a) (Anti-Terrorism Laws).

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Pension Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by the Company or any ERISA Affiliate or to which the Company or any ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer plan (as described in Section 4064(a) of ERISA) has made contributions at any time during the immediately preceding five plan years.

“Permitted Acquisition” has the meaning specified in Section 7.12(c) (Fundamental Changes, Limitations on Asset Sales, Asset Exchanges and Acquisitions).

“Permitted Bancomext Guaranty” means the Guaranty Obligation of the Company in respect of the Bancomext-Gimsa Loan.

“Permitted Capital Expenditures Amount” means an amount of Capital Expenditures on a consolidated basis that shall not exceed the following amounts for each Fiscal Year specified:

Fiscal Year ending December 31,	Permitted Capital Expenditures Amount
2009	US$80,000,000
2010	US$80,000,000
2011	US$120,000,000
2012	US$140,000,000
2013 and each Fiscal Year thereafter until the Maturity Date	US$150,000,000

“Permitted Company Equity Issuance” has the meaning specified in Section 7.23(a)(ii) (Equity Issuances).

“Permitted Lien” has the meaning specified in Section 7.01(b) (Negative Pledge).

“Permitted New Capital Obligations” has the meaning specified in Section 7.16(g)(ii) (Limitations on Incurrence of Additional Indebtedness).

“Permitted New Indebtedness” has the meaning specified in Section 7.16(g) (Limitations on Incurrence of Additional Indebtedness).

“Permitted New Investment Amount” means, with respect to any Fiscal Year following an Excess Cash Year, the lesser of (i) the Available Excess Cash Amount for such Excess Cash Year and (ii) US$50,000,000 (or the US Dollar Equivalent thereof) in each of 2009, 2010 and 2011, and US$100,000,000 (or the US Dollar Equivalent thereof) in each year thereafter.

“Permitted New Working Capital Indebtedness” has the meaning specified in Section 7.16(g)(ii) (Limitations on Incurrence of Additional Indebtedness).

“Permitted Prepayment Asset Sale” means any Asset Sale other than (a) the Existing Venezuelan Sale, (b) Asset Sales by any Subsidiary that is part of the Venezuelan Division, to the extent such Subsidiary is prohibited by Venezuelan laws or regulations from transferring or paying such Net Cash Proceeds out of Venezuela, and (c) Prohibited Collateral Sales.

“Permitted Refinancing Indebtedness” means Indebtedness incurred by the Company or its Subsidiaries to Refinance (i) Other Prepayment Indebtedness, (ii) the Bancomext Loan or (iii) Indebtedness of Subsidiaries of the Company; provided that:

(a)                                 in the case of Company Refinancing Indebtedness:

(i)                                     the aggregate principal amount of such Company Refinancing Indebtedness as of the date that such Refinancing is consummated does not exceed the aggregate principal amount outstanding of the Indebtedness being Refinanced (plus the amount of any premium required to be paid under the terms of the instrument governing such Indebtedness being Refinanced);

(ii)                                  such Company Refinancing Indebtedness has:

(A)                               a weighted average maturity that is equal to or greater than the weighted average maturity of (x) the Indebtedness being Refinanced and (y) the Loans, and

(B)                               a final maturity that is equal to or greater than the final maturity of (x) the Indebtedness being Refinanced and (y) the Loans;

(iii)                               such Company Refinancing Indebtedness is Indebtedness of the Company;

(iv)                              if the Indebtedness being Refinanced is Subordinated Indebtedness, then such Company Refinancing Indebtedness shall be subordinate to the Loans and any other senior Indebtedness at least to the same extent and in the same manner as the Indebtedness being Refinanced;

(v)                                 such Company Refinancing Indebtedness is incurred pursuant to (i) terms and pricing that reflect market terms and pricing for the Company and (ii) terms that are no less favorable to the Company than the terms and conditions contained hereunder;

(vi)                              such Company Refinancing Indebtedness is secured, if at all, by the same collateral as, and to an extent no greater than, the Indebtedness being Refinanced,

and if such Company Refinancing Indebtedness is incurred to Refinance  the Mandatory Prepayment Indebtedness, such Company Refinancing Indebtedness is secured, if at all, on a pari passu basis with such Refinanced Mandatory Prepayment Indebtedness, and pursuant to an amendment to the Collateral Agency and Intercreditor Agreement;

(vii)                           such Company Refinancing Indebtedness is not guaranteed by any of the Company’s Subsidiaries;

(viii)                        all of the Net Cash Proceeds of such Company Refinancing Indebtedness are used to prepay the Indebtedness being Refinanced (plus the amount of any premium required to be paid under the terms of the instrument governing such Indebtedness being Refinanced) and any other Indebtedness required to be prepaid pursuant to Section 2.05(h) (Mandatory Prepayments) (and any breakage costs in connection therewith) within five (5) Business Days of the incurrence of such Company Refinancing Indebtedness;

(ix)                              in the case of Company Refinancing Indebtedness incurred to Refinance the Minor Derivative Counterparty Loans, such Company Refinancing Indebtedness consists only of unsecured Indebtedness raised in the debt capital markets;

(x)                                 in the case of Company Refinancing Indebtedness incurred to Refinance the Bancomext Loan:

(A)                               the aggregate amount of scheduled amortizations under such Company Refinancing Indebtedness on any date cannot exceed the aggregate amount of scheduled amortizations under the Bancomext Loan on such date;

(B)                               the interest rate for such Company Refinancing Indebtedness cannot be more than a rate equal to the sum of (i) the TIIE Rate plus (ii) 5.00% per annum; and

(C)                               the tenor of such Company Refinancing Indebtedness cannot be less than the tenor of the Bancomext Loan; and

(b)                                 in the case of Indebtedness incurred to Refinance Indebtedness of a Subsidiary:

(i)                                     the aggregate principal amount (or initial accreted value, if applicable) of such new Indebtedness as of the date that such Refinancing is consummated does not exceed the aggregate principal amount outstanding (or initial accreted value, if applicable) of the Indebtedness being Refinanced (plus the amount of any premium required to be paid under the terms of the instrument governing such Indebtedness being Refinanced);

(ii)                                  such new Indebtedness has:

(A)                               a weighted average maturity that is equal to or greater than the weighted average maturity of the Indebtedness being Refinanced, and

(B)                               a final maturity that is equal to or greater than the final maturity of the Indebtedness being Refinanced;

(iii)                               such new Indebtedness is Indebtedness of such Subsidiary;

(iv)                              if the Indebtedness being Refinanced is Subordinated Indebtedness, then such new Indebtedness shall be subordinate to any senior Indebtedness at least to the same extent and in the same manner as the Indebtedness being Refinanced;

(v)                                 such new Indebtedness is incurred pursuant to (i) terms and pricing that reflect market terms and pricing for such Subsidiary and (ii) terms that are no less favorable to the Subsidiary than the terms and conditions hereunder;

(vi)                              such new Indebtedness is secured using the same collateral as, and to an extent no greater than, the Indebtedness being Refinanced;

(vii)                           such new Indebtedness, if guaranteed by the Company or any Subsidiary, is guaranteed by the same Persons as, and to an extent no greater than, the Indebtedness being Refinanced; provided that the Permitted Bancomext Guaranty may not be extended or renewed; and

(viii)                        all of the Net Cash Proceeds of such new Indebtedness are used to prepay the Indebtedness being Refinanced (plus the amount of any premium required to be paid under the terms of the instrument governing such Indebtedness being Refinanced) within five (5) Business Days of the incurrence of such new Indebtedness.

“Permitted Venezuelan Recourse Indebtedness” has the meaning specified in Section 7.16(e) (Limitations on Incurrence of Additional Indebtedness).

“Perpetual Bonds” means the 7.75% Perpetual Bonds issued by the Company.

“Person” means any natural person, partnership, limited liability company, corporation, business trust, joint stock company, trust, unincorporated association, joint venture or Governmental Authority or other entity.

“Plan” means any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) established by the Company or any ERISA Affiliate.

“Platform” has the meaning specified in Section 10.09(b) (Confidentiality).

“Pledged Entities” means Gimsa, Gruma Corp. and Molinera.

“Pledged Entity Asset Sale” means any Asset Sale by any Subsidiary in the Gimsa Division, the Gruma Corp. Division or the Molinera Division.

“Pledged Entity Casualty Event” means any Casualty Event affecting any Subsidiary in the Gimsa Division, the Gruma Corp. Division or the Molinera Division.

“Post-Default Rate” means, a rate per annum equal to (x) the Alternate Base Rate plus the Applicable Margin or (y) LIBOR plus the Applicable Margin, as notified to the Administrative Agent by the Majority Lenders, in each case plus two percent (2%).

“Preliminary Amount” has the meaning set forth in Section 2.05(d) (Mandatory Prepayments).

“Pro Rata Share” means, as of any date, with respect to each Lender, a fraction (expressed as a decimal, rounded to the second decimal place) the numerator of which is the outstanding principal amount of the Loan of such Lender and the denominator of which is the aggregate outstanding principal amount of all Loans.

“Probable Bond” means a bond for or in connection with a Proceeding for which the Company’s or its Subsidiaries’ accountants have required reserves to be provided in accordance with applicable GAAP.

“Proceeding” means a litigation, claim, action or other proceeding before any Governmental Authority.

“Process Agent” has the meaning specified in Section 10.15(d) (Consent to Jurisdiction; Waiver of Jury Trial).

“Prohibited Collateral Sale” means any Disposition of the Collateral.

“Property” means any asset, revenue or any other property, whether tangible or intangible, including any right to receive income.

“Public Lender” has the meaning specified in Section 10.09(b) (Confidentiality).

“Public Registry of Property and Commerce” means the Registro Público de la Propiedad y de Comercio in Monterrey, Mexico.

“Qualified Accountant” means any of PriceWaterhouseCoopers, KPMG, Deloitte Touche Tohmatsu or Ernst and Young; provided that, at any time, the auditor of the Company or any of its Subsidiaries shall not be a Qualified Accountant.

“Qualified Counterparty” means a financial institution (a) based in a country that is a member of the OECD and (b) that has a credit rating of A- or higher from S&P or A3 or higher from Moody’s, or, if such financial institution is rated by both S&P and Moody’s, a credit rating of A- or higher from S&P and A3 or higher from Moody’s.

“Quarterly Compliance Certificate” means a certificate substantially in the form of Exhibit B-1.

“Refinance” means, in respect of any Indebtedness, to issue any Indebtedness in exchange for or to refinance, replace, defease or refund such Indebtedness in whole or in part.  “Refinanced” and “Refinancing” have the meanings correlative thereto.

“Register” has the meaning specified in Section 10.08(c) (Assignments, Participations, Etc.).

“Reinstatement Event” means, with respect to the Company, the first to occur of: (i) the Leverage Ratio on the last day of each of four (4) consecutive Fiscal Quarters being equal to or greater than 2.50:1.00, (ii) the Company’s long term unsecured credit rating from Fitch or S&P being less than Investment Grade or (iii) the Company or any of its Subsidiaries granting in favor of the Reporting Indebtedness a Lien on any of its assets or Property, including the Collateral, as security therefor and not otherwise granted equally and ratably to the Secured Parties.

“Reinvestment Certificate” means, with respect to an Asset Sale, a certificate signed by a Senior Officer of the Company stating that within the relevant Reinvestment Period, up to 50% of the Net Cash Proceeds of such Asset Sale shall be used to make Restricted Investments.

“Reinvestment Period” means

(a)                                 with respect to any Casualty Event, the period of one hundred eighty (180) days following the date on which the Net Cash Proceeds of such Casualty Event are received by the Company; and

(b)                                 with respect to any Asset Sale, the period of two hundred and seventy (270) days following the date on which such Asset Sale was consummated.

“Replacement Collateral” has the meaning specified in Section 8.01(k) (Expropriation).

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the thirty (30)-day notice period has been waived.

“Reporting Entity” has meaning specified in Section 6.01(a)(i) (Financial Statements and Other Information).

“Reporting Indebtedness” means each of (a) the Secured Indebtedness (other than the Loans), (b) the Bancomext Loan, (c) the Minor Derivative Counterparty Loans, and (d) any Indebtedness the proceeds of which are applied to the Refinancing of the foregoing.

“Reporting Indebtedness Documentation” has the meaning specified in Section 4.01(m) (Delivery of Reporting Indebtedness Documents).

“Reporto Contract” means any Contractual Obligation providing for (a) the sale to a third party counterparty by the Company or its Subsidiaries of a negotiable warehouse receipt (certificado de depósito) or any similar instrument representing corn or wheat stored in a warehouse and (b) the subsequent repurchase of such negotiable warehouse receipt (certificado de depósito) or similar instrument by the Company or such Subsidiary from such third party counterparty for the same price plus a premium previously agreed to by the parties.

“Required Amount” has the meaning set forth in Section 2.05(i) (Mandatory Prepayments).

“Required Payment Period” means, with respect to an Asset Sale or a Casualty Event, the period of (i) five (5) Business Days following the receipt of the Net Cash Proceeds thereof (or, if applicable, following the last day of the relevant Reinvestment Period) if such Net Cash Proceeds are received by the Company, or (ii) ten (10) Business Days following the receipt of the Net Cash Proceeds thereof (or, if applicable, following the last day of the relevant Reinvestment Period) if such Net Cash Proceeds are received by a Subsidiary of the Company.

“Required Repayment Date” means, with respect to an Asset Sale or Casualty Event, the last day of the relevant Required Payment Period.

“Requirement of Law” means, as to any Person, any law (statutory or common), treaty, rule or regulation or order, injunction, writ, decree or other determination of an arbitrator or a court or other Governmental Authority, including any Environmental Law, in each case applicable to or binding upon such Person or any of its property or to which the Person or any of its property is subject.

“Restore” means, with respect to any Property affected by a Casualty Event, to rebuild, repair, restore or replace such affected Property.

“Restricted Investments” means:

(a)                                 Investments consisting of the purchase of the capital stock of Gimsa; provided that any capital stock of Gimsa purchased pursuant to this clause (a) shall be considered Collateral and shall be pledged to, and covered by the first priority security interest in favor of, the Collateral Agent, in each case as created pursuant to the Security Documents;

(b)                                 subject to and in accordance with Section 7.12(c) (Fundamental Changes, Limitations on Asset Sales, Asset Exchanges and Acquisitions), Investments relating to the Company’s Core Business (other than Investments in the Venezuelan Division);

(c)                                  Investments by the Company in any Material Subsidiary (other than any Subsidiary that is part of the Venezuelan Division) or by any Material Subsidiary in the Company or in any Material Subsidiary (other than any Subsidiary that is part of the Venezuelan Division); and

(d)                                 Investments consisting of Capital Expenditures in excess of the Capital Expenditures permitted by Sections 7.14(a) and 7.14(b) (Limitations on Capital Expenditures) for such Fiscal Year; provided that the Company complies with Section 7.14(c) (Limitations on Capital Expenditures) with respect to such Capital Expenditures;

provided, however, that notwithstanding any of the foregoing, the Company and its Subsidiaries (other than any Subsidiary that is part of the Venezuelan Division) shall not make any Investments in the Venezuelan Division.

“Restricted Payment” means, with respect to any Person:

(a)                                 any direct or indirect dividend or other distribution (whether in cash, securities or other Property) on account of any shares of any class of capital stock of, partnership interest of or other ownership interest of, such Person, now or hereinafter outstanding;

(b)                                 any payment, sinking fund or similar deposit, purchase, redemption, retirement, acquisition, cancellation or termination of any such shares of capital stock, partnership interest or other ownership interest in, or of any option, warrant or other right to acquire any such shares of capital stock, partnership interest or other interest in, of such Person; and

(c)                                  any payment or prepayment of principal of, premium, if any, or fees or other charges on or with respect to, and any redemption, purchase, retirement, defeasance, sinking fund or similar payment and any claim for rescission with respect to, any Indebtedness which is subordinated to the Obligations (other than Intercompany Indebtedness), including Subordinated Indebtedness.

“S&P” means Standard & Poor’s Ratings Service, presently a division of The McGraw-Hill Companies, Inc. and its successors.

“Sale Lease-Back Transaction” means any arrangement pursuant to which a Person sells or transfers, directly or indirectly, any Property used or useful in its business, and thereafter such Person or an Affiliate of such Person rents or leases such Property or other Property from the purchaser or transferee (or their Affiliate) for the same or similar use in its business, or any similar transaction or arrangement.

“SAR” means the Sistema de Ahorro para el Retiro of Mexico.

“Secured Indebtedness” means the Loans, the BBVA Loan, and the Perpetual Bonds.

“Secured Parties” has the meaning ascribed to such term in the Collateral Agency and Intercreditor Agreement.

“Security Documents” means each of the Collateral Agency and Intercreditor Agreement, the Gimsa Trust, the Gruma Corp. Pledge, the Molinera Trust and the Intercompany Trust Agreement.

“Senior Officer” means, with respect to any Person, the chief executive officer, the president, the general manager or the chief financial officer of such Person, or, in each case, any other officer of such Person having substantially the same authority and responsibility.

“Shared Casualty Events Proceeds” means Net Cash Proceeds of Casualty Events (other than Net Cash Proceeds from a Casualty Event received by any Subsidiary that is part of the Venezuelan Division, to the extent such Subsidiary is prohibited by Venezuelan laws or regulations from transferring or paying such Net Cash Proceeds out of Venezuela).

“Shared Permitted Prepayment Asset Sale Proceeds” means the Net Cash Proceeds of any Permitted Prepayment Asset Sale.

“Shared Proceeds” means the (a) the Shared Permitted Prepayment Asset Sale Proceeds and (b) Shared Casualty Events Proceeds.

“Shared Proceeds Trigger” has the meaning specified in Section 2.05(a)(ii) (Mandatory Prepayments).

“Solvent” means, with respect to any Person on a particular date, that on such date, (a) the present fair value of the property of such Person is greater than the total amount of debts and liabilities, subordinated, contingent or otherwise, of such Person, (b) such Person will be able to pay its debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured, (c) such Person will not have unreasonably small capital with which to conduct the business in which it is engaged as such business is now conducted and proposed to be conducted after such date, (d) such Person is not in a generalized default of its payment obligations (incumplimiento generalizado en el pago de sus obligaciones) within the meaning of Section I or II of Article 10 of the Mexican Ley de Concursos Mercantiles, and (e) none of the events enumerated in Sections I through VII of Article 11 of the Mexican Ley de Concursos Mercantiles shall be in effect with respect to such Person.  The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that could reasonably be expected to become an actual or matured liability.

“Specified Court” has the meaning specified in Section 10.15(a) (Consent to Jurisdiction; Waiver of Jury Trial).

“Subordinated Indebtedness” means, with respect to the Company or any of its Subsidiaries, any Indebtedness of the Company or such Subsidiary, as the case may be, which is pursuant to its terms expressly subordinated in right of payment to any senior Indebtedness.

“Subsidiary” of a Person means any corporation, partnership, joint venture, limited liability company, trust, estate or other entity (a) of which more than 50% of the voting stock or other equity interests (in the case of Persons other than corporations), is owned or Controlled directly or indirectly by such Person, or one or more of the Subsidiaries of such Person, or a combination thereof, or (b) that is, at the time any determination is made, otherwise Controlled, by such Person or one or more Subsidiaries of such Person.  Unless the context otherwise clearly requires, references herein to a “Subsidiary” refer to a direct or indirect Subsidiary of the Company.

“Substitute Lender” means (a) a Foreign Financial Institution (including a bank that is already a Lender hereunder) or (b) a multiple banking institution (institución de banca múltiple) that is organized as a sociedad anónima under Mexican law and is authorized to engage in the business of banking by the Ministry of Finance, in each case that is acceptable to the Administrative Agent, whose consent will not be unreasonably withheld.

“Suspension Date” means a date occurring prior to the satisfaction in full of the Obligations, on which the pledges made pursuant to or under the Security Documents are suspended, and the security interests granted thereby are released, in each case pursuant to the Security Documents.

“Target” has the meaning specified in Section 7.12(c) (Fundamental Changes, Limitations on Asset Sales, Asset Exchanges and Acquisitions).

“Taxes” means any and all present or future taxes, duties, levies, assessments, imposts, deductions, withholdings or similar charges, and all liabilities with respect thereto, including any related interest or penalties, imposed by Mexico or any political subdivision or taxing authority thereof or therein or by any jurisdiction from which the Company shall make any payment (or from which any payment shall be made) hereunder or under any Loan Document.

“Temporary Loan Account” has the meaning specified in Section 2.03(c) (Procedure for Making of Loans) with respect to the Initial Lenders and the meaning specified in the Minor Derivative Counterparty Loans with respect to the Minor Derivative Counterparties.

“Terminated Derivative Obligations” means the obligations (other than in respect of interest) of the Company to the Initial Lenders arising out of the Confirmations, the amount of which for each Initial Lender is set forth opposite such Initial Lender’s name on Schedule 1.01(a) (Loans; Pro Rata Shares).

“TIIE Rate” means, with respect to any date, the Equilibrium Interbanking Interest Rate (Tasa de Interés Interbancaria de Equilibrio) for a term of 28 days, as published in the Official Daily Gazette (Diario Oficial de la Federación) by Banco de México on such date (which rate is available prior to 12:00 p.m. Mexico City time at http://www.banxico.org.mx/indicadores/tiie28.html (or any successor website thereto)).

“Total Indebtedness” means, on any date, the outstanding principal balance of all Indebtedness of the Company and its Consolidated Subsidiaries (excluding Venezuelan Non-Recourse Indebtedness).

“Trade Assets” means (i) trade accounts receivable and inventories for the Company and its Consolidated Subsidiaries and (ii) other accounts receivable for Gimsa.

“Trade Liabilities” means trade accounts payable for the Company and its Consolidated Subsidiaries.

“Trustee” means Banco Nacional de México S.A., Integrante del Grupo Financiero Banamex, División Fiduciaria as trustee (fiduciario) pursuant to the Gimsa Trust, the Molinera Trust and the Intercompany Trust Agreement, respectively.

“UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York.

“Unfunded Pension Liability” means the excess of a Pension Plan’s benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that Pension Plan’s assets, determined in accordance with the assumptions used for funding the Pension Plan pursuant to Section 412 of the Code for the applicable plan year.

“United States” and “US” each means the United States of America.

“Unused CapEx” means, in respect of any Fiscal Year, the Permitted Capital Expenditures Amount (without giving effect to any carry-over from any prior year) for such Fiscal Year less all Capital Expenditures made during such Fiscal Year.

“US Dollars”, “Dollars” and “US$” each means lawful currency of the United States.

“US Dollar Equivalent” means, with respect to any non-US Dollar-denominated amount on any date, the amount of US Dollars obtained by converting such non-US Dollar-denominated amount into US Dollars using the Conversion Rate on such date.

“US GAAP” means (i) generally accepted accounting principles in the United States or (ii) the international financial reporting standards set by the International Accounting Standards Board or any successor thereto, to the extent that a Person organized under the laws of a jurisdiction of the United States would be permitted under the applicable Requirements of Law to use such standards in financial statements filed in reports with the Securities and Exchange Commission.

“Venezuelan Division” means each of the Venezuelan Subsidiaries together with their respective direct and indirect Subsidiaries.

“Venezuelan EBITDA” means, with respect to the Venezuelan Division, for any period, (a) the sum of (i) consolidated operating income (determined in accordance with Mexican GAAP) for such period, (ii) the amount of depreciation and amortization expense deducted during such period in determining such consolidated operating income for such period and (iii) any other non-cash expenses deducted during such period in determining such consolidated operating income of the Venezuelan Division for such period minus (b) any other non-cash income included in the calculation of consolidated operating income of the Subsidiaries that are part of the Venezuelan Division for such period.

“Venezuelan Non-Recourse Indebtedness” means any Indebtedness incurred by any Subsidiary that is part of the Venezuelan Division that is not directly or indirectly guaranteed or otherwise with recourse to the Company or any Subsidiary of the Company other than any Subsidiary that is part of the Venezuelan Division.

“Venezuelan Recourse Indebtedness” means any Indebtedness incurred by any Subsidiary that is part of the Venezuelan Division that is not Venezuelan Non-Recourse Indebtedness.

“Venezuelan Subsidiaries” means (i) each of Derivados de Maíz Seleccionado, S.A. and Molinos Nacionales, C.A. and (ii) any Subsidiary of the Company that is organized under the laws of Venezuela after the date of this Agreement, provided that (x) such new Subsidiary is duly organized under the laws of Venezuela and (y) the Organizational Documents of such new Subsidiary do not violate the terms of this Agreement.

“Withdrawal Liability” has the meaning given such term under Part I of Subtitle E of Title IV of ERISA.

“Working Capital Adjustment” means, with respect to any Fiscal Year, the change in working capital requirements (which may be positive or negative) of the Company and its Consolidated Subsidiaries (excluding any Subsidiaries that are part of the Venezuelan Division) to be calculated as follows: the amount resulting from difference between (a) the amount of Working Capital Indebtedness outstanding plus Trade Assets minus Trade Liabilities, in each case on the last day of such Fiscal Year and (b) the amount of Working Capital Indebtedness outstanding plus Trade Assets minus Trade Liabilities, in each case on the last day of the prior Fiscal Year.

“Working Capital Indebtedness” means (i) Indebtedness (other than Venezuelan Non-Recourse Indebtedness) incurred or held by the Company or any of its Subsidiaries, that matures no later than three hundred sixty-five (365) days after the date of its incurrence and (ii) the Bank of America Facility.

1.02.                     Other Interpretive Provisions.

(a)                                 The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.

(b)                                 The words “hereof”, “herein”, “hereunder” and similar words refer to this Agreement as a whole and not to any particular provision of this Agreement; and Section, clause, Schedule and Exhibit references are to this Agreement unless otherwise specified.

(c)                                  The terms “including” and “include” are not limiting and mean “including without limitation” and “include without limitation”.

(d)                                 In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each means “to but excluding”, and the word “through” means “to and including”.

(e)                                  Any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein).

(f)                                   Any reference herein to any Person shall be construed to include such Person’s successors and assigns.

(g)                                  Any reference herein to “year”, “month” or “day” shall mean a calendar year, month, or day unless otherwise specified.

(h)                                 Any obligation to deliver a document to the Administrative Agent shall include the obligation to deliver a sufficient number of copies for each of the Administrative Agent and each Lender, unless the relevant document is permitted by this Agreement to be delivered electronically, in which case delivery of one electronic copy to the Administrative Agent shall suffice.

(i)                                     The captions and headings of this Agreement are for convenience of reference only and shall not affect the interpretation of this Agreement.

(j)                                    The amounts of Consolidated EBITDA, Consolidated Interest Charges, Total Indebtedness and Excess Cash shall be expressed in Mexican Pesos in accordance with Mexican GAAP, consistently applied.

(k)                                 The calculation of the US Dollar Equivalent of any amount shall be the US Dollar Equivalent thereof:

(i)                                                             if such amount is being created, incurred or assumed by the Company, as of the date of such creation, incurrence or assumption; and

(ii)                                                          if such amount is being paid (including any mandatory prepayment required by Section 2.05 (Mandatory Prepayments) or Disposed of by the Company, as of the date of such payment or Disposition.

1.03.                     Accounting Principles.

(a)                                 Unless the context otherwise clearly requires, all accounting terms not expressly defined herein shall be construed, and all financial computations required under this Agreement shall be made, in accordance with Mexican GAAP, consistently applied.

(b)                                 References herein to “Fiscal Year” and “Fiscal Quarter” refer to such fiscal periods of the Company.

ARTICLE II
THE LOANS

2.01.                     The Loans.

(a)                                 Loans.  Each Initial Lender, severally and not jointly with the other Initial Lenders, agrees, on the terms and subject to the conditions set forth herein, and relying on the representations and warranties set forth herein, to make a single term loan in US Dollars (each, a “Loan”) in a single disbursement to the Company on the Closing Date in a principal amount not to exceed the Terminated Derivative Obligation of such Initial Lender.

(b)                                 No amounts prepaid or repaid with respect to any Loan may be reborrowed.

(c)                                  In the event that each of (x) the Closing Date and (y) the disbursement of the Loans in accordance with clause (a) above do not occur on or before the date that is ten (10) calendar days following the date of this Agreement, then this Agreement and the commitments hereunder shall automatically terminate, and the Terminated Derivative Obligations shall continue to be governed by the Confirmations; provided that notwithstanding the foregoing, the agreements contained in Sections 3.01 (Taxes), 3.05 (Funding Losses), 9.08 (Indemnification), 10.04 (Costs and Expenses), 10.05 (Indemnification by the Company), 10.13 (Severability), 10.14 (Governing Law), 10.15 (Consent to Jurisdiction, Waiver of Jury Trial), 10.16 (Waiver of

Immunity) and 10.17 (Payment in US Dollars; Judgment Currency) shall survive any termination pursuant to this Section 2.01(c).

2.02.                     Evidence of Indebtedness.

(a)                                 Each Lender’s Loan shall be evidenced by a Note payable to the order of such Lender in a principal amount equal to such Lender’s Loan, maturing on the Maturity Date.

(b)                                 It is the intent of the Company and the Lenders that each Note qualifies as a pagaré under Mexican law.

(c)                                  In the event that any conflict arises between the provisions of this Agreement and the terms of any Note, the provisions of this Agreement shall prevail.  In addition, the Company hereby agrees and covenants that it will execute and deliver any and all endorsements to the Notes, or replace (in exchange for) the Notes, and take all further action that the Administrative Agent or the Majority Lenders may reasonably request from time to time in order to ensure that the Notes duly reflect the terms of this Agreement.

2.03.                     Procedure for Making of Loans.

(a)                                 Disbursement of the Loans shall be made upon the Company’s irrevocable written notice delivered to the Administrative Agent and the Initial Lenders in the form of a Notice of Borrowing (which notice must be received by the Administrative Agent and the Initial Lenders prior to 11:00 a.m. (New York City time) three (3) Business Days prior to the Closing Date) (i) specifying the proposed Closing Date, which shall be a Business Day, and (ii) instructing each Initial Lender to apply the proceeds of such Initial Lender’s Loan to repay the Terminated Derivative Obligation of such Initial Lender.

(b)                                 The Administrative Agent will promptly notify each Initial Lender of its receipt of a Notice of Borrowing and the proposed Closing Date.

(c)                                  Each Initial Lender shall disburse the full amount of its Loan in accordance not later than 11:00 a.m. (New York City time) on the Closing Date by wire transfer of immediately available funds to an account established in the name of the Company at such Initial Lender or such Initial Lender’s nominee (each, a “Temporary Loan Account”), which account shall be governed by the Control Agreement with such Initial Lender.

(d)                                 Upon receipt of the proceeds of each Initial Lender’s Loan in the Temporary Loan Account established in the name of the Company at such Initial Lender or such Initial Lender’s nominee, each Initial Lender (or such Initial Lender’s nominee) shall, pursuant to the instructions contained herein and in the Notice of Borrowing delivered by the Company to such Initial Lender (or such Initial Lender’s nominee) apply the the proceeds of its Initial Loans to repay the Terminated Derivative Obligation of such Initial Lender.  The Company hereby irrevocably instructs each Initial Lender (or such Initial Lender’s nominee) to apply the proceeds of the Loans to the Terminated Derivative Obligations as specified above.

2.04.                     Voluntary Prepayments.

(a)                                 Subject to Section 3.05 (Funding Losses) and Section 2.10 (Payments by the Company), the Company may, at any time or from time to time, upon not less than three (3) Business Days’ irrevocable written notice to the Administrative Agent, voluntarily prepay the Loans on a pro rata basis in accordance with clause (c) below, in whole or in part, in minimum amounts of US$10,000,000 or any multiple of US$1,000,000 in excess thereof.  The notice of prepayment shall specify the date and amount of such prepayment (and, upon the date specified in any such notice, the amount to be prepaid shall become due and payable hereunder).  The Administrative Agent will promptly notify each Lender of its receipt of any such notice, and of such Lender’s Pro Rata Share of such prepayment.

(b)                                 Any optional prepayment of any Loans under this Section 2.04 shall (i) be accompanied by any accrued and unpaid interest with respect to the principal amount of Loans being repaid through the date of repayment together with additional amounts due, if any, (ii) be paid in the currency of the applicable Loan and (iii) if such prepayment shall be made on a day other than the last day of the Interest Period applicable to the Loans to be prepaid, be accompanied by any and all amounts payable in connection therewith pursuant to Section 3.05 (Funding Losses).

(c)                                  The aggregate amount of any such prepayment of the Loans shall be (i) allocated ratably among all Loans according to each Lender’s Pro Rata Share; and (ii) applied to reduce pro rata the amount of each of the last six (6) (or, if at the time of such repayment six (6) or less are remaining, all remaining) installments of principal, and thereafter to the remaining installments of principal in the inverse order of maturity set forth in Section 2.06 (Repayment of the Loans).

2.05.                     Mandatory Prepayments.

(a)                                 In each Fiscal Year:

(i)                                                             the Company shall, and shall cause each of its Subsidiaries to, prepay 100% of Shared Permitted Prepayment Asset Sale Proceeds to the Mandatory Prepayment Indebtedness within the applicable Required Payment Period until such time that the amount of Shared Proceeds paid to the Mandatory Prepayment Indebtedness pursuant to this Section 2.05 exceeds US$50,000,000 (or the US Dollar equivalent thereof) in such Fiscal Year; and

(ii)                                                          if, at any time during such Fiscal Year, the amount of Shared Proceeds received in such Fiscal Year by the Company and its Subsidaries and paid to the Mandatory Prepayment Indebtedness pursuant to this Section 2.05 exceeds US$50,000,000 (or the US Dollar equivalent thereof) (the “Shared Proceeds Trigger” for such Fiscal Year), then after the Shared Proceeds Trigger and until the last day of such Fiscal Year, the Company shall, and shall cause each of its Subsidiaries to, prepay 100% of Shared Permitted Prepayment Asset Sale Proceeds of any Permitted Prepayment Asset Sales received by the Company after such Shared Proceeds Trigger to the Other Prepayment Indebtedness within the applicable Required Payment Period; provided that, notwithstanding the foregoing, if and for so long as any Default or Event of Default is continuing hereunder, the Company shall and shall cause each of its Subsidiaries to prepay 100% of the Net Cash Proceeds of any Pledged Entity Asset Sales to the Mandatory Prepayment Indebtedness within the applicable Required Payment Period;

provided that, in the case of clauses (i) and (ii) above, if and for so long as no Default or Event of Default is continuing hereunder and the Company has delivered a Reinvestment Certificate within the applicable Required Payment Period for such Permitted Prepayment Asset Sale, up to 50% of the Shared Permitted Prepayment Asset Sale Proceeds (other than the Disposition of any of the Banorte Shares) may be used for Investments in long-term productive assets used in the Company’s Core Business during the Reinvestment Period for such Permitted Prepayment Asset Sale; provided, further, that any such amount of Shared Permitted Prepayment Asset Sale Proceeds used for Investments in long-term productive assets used in the Company’s Core Business shall not be counted against the thresholds in clauses (i) and (ii) above; provided, further, that if all or any portion of such Shared Permitted Prepayment Asset Sale Proceeds is not ultimately applied to such Investments within the Reinvestment Period pursuant to the preceding proviso, any remaining portion of such Shared Permitted Prepayment Asset Sale Proceeds shall be applied to prepay the Mandatory Prepayment Indebtedness or the Other Prepayment Indebtedness, as applicable pursuant to the thresholds in clauses (i) and (ii) above, on the Required Repayment Date.  Notwithstanding anything herein to the contrary, 100% of the Net Cash Proceeds of any Disposition of any of the Banorte Shares shall be applied to the prepayment of the Mandatory Prepayment Indebtedness or the Other Prepayment Indebtedness, as applicable pursuant to the thresholds in clauses (i) and (ii) above, within the applicable Required Payment Period, and none of the Net Cash Proceeds thereof may be used for Investments in long-term productive assets in the Company’s Core Business or any purpose other than prepayment of the Mandatory Prepayment Indebtedness or Other Prepayment Indebtedness, as applicable.

(b)                                 The Company shall, and shall cause each of its Subsidiaries to, apply 100% of the Net Cash Proceeds of any Prohibited Collateral Sale to the prepayment of the Mandatory Prepayment Indebtedness within the applicable Required Payment Period; provided, that, for the avoidance of doubt, nothing in this clause (b) shall be construed to permit the Company to Dispose of any of the Collateral.

(c)                                  In each Fiscal Year:

(i)                                                             the Company shall, and shall cause each of its Subsidiaries to, prepay 100% of Shared Casualty Event Proceeds to the Mandatory Prepayment Indebtedness within the applicable Required Payment Period until such time that the amount of Shared Proceeds received by the Company and its Subsidiaries exceeds US$50,000,000 (or the US Dollar equivalent thereof) in such Fiscal Year; and

(ii)                                                          if, at any time during such Fiscal Year, a Shared Proceeds Trigger occurs, then after such Shared Proceeds Trigger and until the last day of such Fiscal Year, the Company shall, and shall cause each of its Subsidiaries to, prepay 100% of such Shared Casualty Event Proceeds received by the Company after such Shared Proceeds Trigger to the Other Prepayment Indebtedness within the applicable Required Payment Period; provided that, notwithstanding the foregoing, if and for so long as any Default or Event of Default is continuing hereunder, the Company shall and shall cause each of its

Subsidiaries to prepay 100% of the Net Cash Proceeds of any Pledged Entity Casualty Event to the Mandatory Prepayment Indebtedness within the applicable Required Payment Period;

provided that, if and for so long as no Default or Event of Default is continuing hereunder, and (i) the Shared Casualty Events Proceeds of any Casualty Event do not exceed (A) US$10,000,000 (or the US Dollar Equivalent thereof) without the written consent of the Majority Lenders (such consent not to be subject to a fee or to be unreasonably withheld) or (B) US$55,000,000 (or the US Dollar Equivalent thereof) in any event and (ii) the Company has (A) filed a claim in respect of such Casualty Event within five (5) Business Days thereof and (B) delivered a Casualty Certificate within ten (10) Business Days following the filing of such claim, all (but no more than US$10,000,000 (or the US Dollar Equivalent thereof) without the written consent of the Majority Lenders or US$55,000,000 (or the US Dollar Equivalent thereof) in any event) of such Shared Casualty Events Proceeds from such Casualty Event may be used to Restore any such affected Properties during the Reinvestment Period; provided, further, that any such amount of Shared Casualty Events Proceeds from such Casualty Event used to Restore any such affected Properties shall not be counted against the thresholds in clauses (i) and (ii) above; provided, further, that if all or any portion of such Shared Casualty Events Proceeds from such Casualty Event is not ultimately applied to Restore any affected Properties within the Reinvestment Period pursuant to the preceding proviso, any remaining portion of such Shared Casualty Events Proceeds from such Casualty Event shall be applied to prepay the Mandatory Prepayment Indebtedness or the Other Prepayment Indebtedness, as applicable pursuant to the thresholds in clauses (i) and (ii) above, on the Required Repayment Date.

(d)                                 Following an Excess Cash Year, depending on the Leverage Ratio determined as of the last day of such Excess Cash Year, the Company shall apply the following percentage of Excess Cash for such Excess Cash Year to the prepayment of the Mandatory Prepayment Indebtedness:

Leverage Ratio	Percentage of Excess Cash
Equal or Higher than 3.5:1.0	75%
Lower than 3.5:1.0	0%

Such prepayment shall be made no later than one hundred and twenty (120) days following the end of each Fiscal Year; provided that if such prepayment is made prior to the date on which the financial statements described in Section 6.01(a) (Financial Statements and Other Information) for such Excess Cash Year are required to be delivered, and the amount of such prepayment (the “Preliminary Amount”) is less than the amount determined to be due based upon the financial statements delivered by the Company pursuant to Section 6.01(a) (Financial Statements and Other Information) (the “Actual Amount”), the Company shall pay the difference between the Preliminary Amount and the Actual Amount within five (5) Business Days following the date on which the certificate delivered pursuant to Section 6.01(c)(ii) (Financial Statements and Other Information) is required to be delivered.

(e)                                  The Company shall apply the Applicable Equity Percentage of the Net Cash Proceeds of any Equity Issuance to prepayment of the Mandatory Prepayment Indebtedness within five (5) Business Days following the receipt thereof.

(f)                                   If the Company declares a dividend in respect of its common stock pursuant to Section 7.04(e) (Restricted Payments), the Company shall, within two (2) Business Days prior to the first payment thereof to the holders of such common stock, prepay to the Mandatory Prepayment Indebtedness an amount equal to 150% of the amount of the dividend declared.

(g)                                  The Company shall, and shall cause each of its Subsidiaries to, apply 100% of the Net Cash Proceeds of the issuance of any Indebtedness of the Company or any of its Subsidiaries (other than the issuance of Indebtedness permitted by Section 7.16 (Limitations on Incurrence of Additional Indebtedness)) to prepayment of the Other Prepayment Indebtedness within five (5) Business Days following the receipt thereof.

(h)                                 If the Company incurs any Permitted Refinancing Indebtedness with respect to any Other Prepayment Indebtedness (including any partial Refinancings thereof), and such Permitted Refinancing Indebtedness consists of:

(i)                                                             Permitted Refinancing Indebtedness raised in the debt capital markets, the Company shall apply 100% of the Net Cash Proceeds of such Permitted Refinancing Indebtedness to prepayment of the Other Prepayment Indebtedness within five (5) Business Days following the receipt thereof; or

(ii)                                                          any other Permitted Refinancing Indebtedness, the Company shall apply 100% of the Net Cash Proceeds of such Permitted Refinancing Indebtedness to prepayment of the Mandatory Prepayment Indebtedness within five (5) Business Days following the receipt thereof.

(i)                                     If the Company or any of its Subsidiaries directly or indirectly make any Optional Other Prepayment (other than the use of the proceeds of Permitted Refinancing Indebtedness to prepay the BBVA Loan (and, in the circumstances described in clause (h)(i) above, the Minority Derivative Counterparty Loans) or the Bancomext Loan, provided that, if applicable, any mandatory prepayment is made in respect of the incurrence of such Permitted Refinancing Indebtedness pursuant to clause (h) above), the Company shall prepay within five (5) Business Days following the date thereof, an amount equal to the Required Amount (as defined below) to the Mandatory Prepayment Indebtedness (or, in the case of an Optional Other Prepayment to the BBVA Loan, to the Loans).  For purposes of this clause (i), the “Required Amount” shall be an amount equal to (i) the amount of the Mandatory Prepayment Indebtedness (or, in the case of an Optional Other Prepayment to the BBVA Loan, the Loans), multiplied by (ii) a fraction, the numerator of which is equal to the amount of the Optional Other Prepayment, and the denominator of which is equal to the aggregate principal amount of the Reporting Indebtedness in respect of which the Optional Other Prepayment is being made, as determined immediately prior to the making of the Optional Other Prepayment.

(j)                                    Any mandatory prepayment of Mandatory Prepayment Indebtedness shall be made on a pro rata basis according to the MPP Pro Rata Amounts for such Mandatory

Prepayment Indebtedness, as applicable.  Any mandatory prepayment of Other Prepayment Indebtedness shall be made on a pro rata basis according to the Other Prepayment Pro Rata Amounts for such Other Prepayment Indebtedness.

(k)           Any mandatory prepayment of the Loans shall be paid in US Dollars and applied  (x) to all Loans on a pro rata basis according to each Lender’s Pro Rata Share and (y) to reduce pro rata the amount of each of the last six (6) (or, if at the time of such repayment six (6) or less are remaining, all remaining) installments of principal set forth in Section 2.06 (Repayment of the Loans) and thereafter to the remaining installments of principal on a pro rata basis.

2.06.       Repayment of the Loans.

The Company shall repay the principal amount of the Loans in accordance with the following amortization schedule:

Repayment Date	Amount
July 21, 2010	US$25,000,000
January 21, 2011	US$25,000,000
July 21, 2011	US$25,000,000
January 21, 2012	US$25,000,000
July 21, 2012	US$50,000,000
January 21, 2013	US$50,000,000
July 21, 2013	US$50,000,000
January 21, 2014	US$50,000,000
July 21, 2014	US$50,000,000
January 21, 2015	US$75,000,000
July 21, 2015	US$75,000,000
January 21, 2016	US$75,000,000
July 21, 2016	US$75,000,000
January 21, 2017	US$18,282,700

provided that the final installment payable by the Company on the Maturity Date shall be in an amount, if such amount is different from that specified above, sufficient to repay the aggregate principal amount of all Loans outstanding on the Maturity Date.

2.07.       Interest.

(a)           Subject to the provisions of clause (c) below, the Loans shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to LIBOR plus the Applicable Margin.

(b)           Interest on each Loan shall be paid in arrears on each Interest Payment Date.  Interest shall also be paid on the date of any prepayment of Loans under Section 2.04 (Voluntary Prepayments) and Section 2.05 (Mandatory Prepayments) with respect to the portion of the Loans so prepaid, and upon payment (including prepayment) in full of the Loans.  During the existence of any Event of Default, interest shall be payable on demand.

(c)           Upon the occurrence and during the continuation of an Event of Default, any amounts outstanding under the Loans (including any overdue principal and, to the extent permitted by applicable law, overdue interest or other amount payable hereunder) shall bear interest payable on demand, for each day from the date payment thereof was due to the date of actual payment, at a rate per annum equal to the Post-Default Rate.

2.08.       Fees.  On the Closing Date, the Company shall pay to each Initial Lender an up-front fee in US Dollars, free and clear of any and all withholding or equivalent taxes, of 0.25% of each Initial Lender’s Terminated Derivative Obligation.

2.09.       Computation of Interest and Fees.

(a)           Computation of the Alternate Base Rate, when the Alternate Base Rate is determined based on the Administrative Agent’s prime rate, shall be calculated on the basis of a year of three hundred sixty-five (365) or three hundred sixty-six (366) days, as the case may be, and the actual number of days elapsed (including the first day but excluding the last day).  All other computations of interest and fees which are computed on a per annum basis shall be calculated on the basis of a year of three hundred sixty (360) days and the actual number of days elapsed (including the first day but excluding the last day).

(b)           Each determination of LIBOR and the Alternate Base Rate by the Administrative Agent shall be conclusive and binding on the Company and the Lenders in the absence of manifest error.

2.10.       Payments by the Company.

(a)           Subject to Section 3.01 (Taxes), all payments to be made by the Company shall be made without condition or deduction for any set-off, counterclaim or other defense.  Except as otherwise expressly provided herein, all payments by the Company shall be made to the Administrative Agent for the account of the Lenders to the Administrative Account and shall be made in US Dollars in immediately available funds, no later than 11:00 A.M. (New York City time) on the date specified herein.  The Administrative Agent will promptly distribute to each Lender its Pro Rata Share (or other applicable share as expressly provided herein) of such payment in like funds as received by wire from the Company to such Lender’s Lending Office.  Any payment received by the Administrative Agent later than 11:00 A.M. (New York City time) may be deemed, at the election of the Administrative Agent to have been received on the following Business Day, and any applicable interest or fee shall continue to accrue.

(b)           The Company hereby directs the Administrative Agent to establish and maintain for and on behalf of the Lenders the following “Administrative Account”: the “Gruma — Loan Payment AC.”  The Administrative Account shall be maintained by the Administrative Agent for the benefit of the Lenders.  None of the Administrative Agent, the Company nor any other Person claiming on behalf of or through the Company or the Administrative Agent shall have any right or authority, whether express or implied, to close or make use of, or, except as expressly provided herein, withdraw any funds from the Administrative Account.  The Administrative Agent shall disburse funds deposited in the Administrative Account in accordance with this Agreement.  Funds retained in the Administrative Account shall remain uninvested.  The Administrative Agent shall reconcile the Administrative Account on a daily basis.  Unless otherwise agreed to by the Lenders, no checks shall be written from the Administrative Account.

(c)           Subject to the provisions set forth in the definition of “Interest Period”, whenever any payment is due on a day other than a Business Day, such payment shall be made on the following Business Day, and such extension of time shall in such case be included in the computation of interest.

(d)           Unless the Administrative Agent receives notice from the Company prior to the date on which any payment is due to the Lenders that the Company will not make such payment in full as and when required, the Administrative Agent may assume that the Company has made such payment in full to the Administrative Agent on such date in immediately available funds and the Administrative Agent may (but shall not be so required), in reliance upon such assumption, distribute to each Lender on such due date an amount equal to the amount then due such Lender.  If and to the extent the Company has not made such payment in full to the Administrative Agent, each Lender shall forthwith on demand repay to the Administrative Agent the amount distributed to such Lender to the extent not paid by the Company, together with interest thereon calculated on such amount at the Federal Funds Rate for each day from the date such amount is distributed to such Lender until the date recovered by the Administrative Agent; provided that if any amount remains unpaid by any Lender for more than five (5) Business Days, such Lender shall pay interest thereon to the Administrative Agent at a rate per annum equal to the Alternate Base Rate plus the Applicable Margin then in effect plus two percent (2%).

2.11.       Sharing of Payments, Etc.  If, other than as expressly provided elsewhere herein, any Lender shall obtain on account of the Loans made by it any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) in excess of its Pro Rata Share of such payment (or other share contemplated hereunder), such Lender shall immediately (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) Participations in the Loans of the other Lenders to the extent necessary to cause such purchasing Lender to share the benefit of all such excess payments pro rata with each of them; provided, however, that (A) if any such Participations are purchased and all or any portion of such excess payment is thereafter recovered from the purchasing Lender, such Participations shall, to that extent, be rescinded and each other Lender shall repay to the purchasing Lender the purchase price paid therefor, together with an amount equal to such paying Lender’s ratable share (according to the proportion of (i) the amount of such paying Lender’s required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered, and (B) the provisions of this clause (b) shall not be construed to apply to any payment made by the Company pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any Assignee or Participant, other than to the Company or any Subsidiary thereof (as to which the provisions of this clause (b) shall apply).  The Company agrees that any Lender so purchasing an interest from another Lender may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off) with respect to such participation as fully as if such Lender were the direct creditor of the Company in the amount of such participation.  The Administrative Agent will keep records (which shall be conclusive and binding in the absence of manifest error) of interests purchased under clause (b) above and will in each case notify the Lenders and the Company following any such purchases or repayments.  Each Lender that purchases an interest in the Loans pursuant to clause (b) above shall from and after such purchase have the right to give all notices, requests, demands, directions and other communications under this Agreement with respect to the portion of the Obligations purchased to the same extent as though the purchasing Lender were the original owner of the Obligations purchased.

2.12.       Promise to Pay.  The Company agrees to pay the principal amount of the Loans in installments on the dates and in the amounts set forth in Section 2.06 (Repayment of the Loans) with a final installment on the Maturity Date, and further agrees to pay all unpaid interest accrued thereon, in accordance with the terms of this Agreement and the Notes.

ARTICLE III
TAXES, YIELD PROTECTION AND ILLEGALITY

3.01.       Taxes.

(a)           Any and all payments by the Company to or for the account of any Lender or the Administrative Agent pursuant to this Agreement and any other Loan Document shall be made free and clear of, and without deduction or withholding for, any Indemnified Taxes or Other Taxes except to the extent such deduction or withholding is required by applicable law.

(b)           In addition, the Company shall pay all Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c)           If the Company shall be required by law to deduct or withhold any Indemnified Taxes or Other Taxes from or in respect of any sum payable hereunder or under any other Loan Document to any Lender or the Administrative Agent, then:

(i)                    the sum payable shall be increased as necessary so that, after making all required deductions and withholdings (including deductions and withholdings applicable to additional sums payable under this Section 3.01), such Lender or the Administrative Agent, as the case may be, receives and retains an amount equal to the sum it would have received and retained had no such deductions or withholdings been made;

(ii)                   the Company shall make such deductions and withholdings;

(iii)                  the Company shall pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law; and

(iv)                  in the event of an increase, after the date of this Agreement, in the Mexican withholding tax rate to a rate in excess of the rate applicable to each Lender party hereto on the date hereof, the Company shall also pay to each Lender or the Administrative Agent for the account of such Lender, at the time interest is paid, all additional amounts that such Lender specifies as necessary to preserve the after-tax yield such Lender would have received if such Indemnified Taxes or Other Taxes had not been imposed;

provided, however, that the Company shall not be required, except during an Event of Default (including with respect to payments used to cure an Event of Default), to increase any such amounts payable to any Lender or the Administrative Agent with respect to withholding tax in excess of the rate applicable to a Lender that is a Foreign Financial Institution.

(d)           Subject to the proviso contained in the last paragraph of Section 3.01(c) above, the Company agrees to indemnify and hold harmless each Lender and the Administrative Agent for the full amount of (i) Indemnified Taxes and (ii) Other Taxes (including deductions and withholdings applicable to additional sums payable under this Section 3.01) in the amount that such Lender or the Administrative Agent specifies as necessary to preserve the after-tax yield such Lender or the Administrative Agent would have received if such Indemnified Taxes or Other Taxes had not been imposed, and any liability (including penalties, interest, additions to tax and expenses) arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally asserted.

(e)           Within thirty (30) days after the date of any payment by the Company of Indemnified Taxes or Other Taxes, the Company shall furnish to the Administrative Agent (which shall forward the same to each Lender) the original or a certified copy of a receipt evidencing payment thereof or other evidence satisfactory to the applicable Lender in respect of whom such Indemnified Taxes or Other Taxes have been paid.

(f)            Each Lender shall, at or before the time it becomes a Lender hereunder and otherwise, if reasonably requested by the Company or the Administrative Agent (as the case may be), promptly furnish to the Company or the Administrative Agent (as the case may be), such forms, documents or other information as may be required by the Mexican tax law applicable at such time and which such Lender is eligible to provide under applicable law, in order to allow the Company to make the corresponding gross up payments to such Lender and to establish any available exemption from, or reduction in the amount of, applicable tax rates that the company may be required to withhold in accordance with Mexican tax law; provided, however, that compliance with requirements under this clause (f) shall not require registration of a Lender as a Foreign Financial Institution or require a Lender to disclose information regarding the Lender’s tax affairs or computations or owners that such Lender in good faith considers to be confidential or otherwise disadvantageous to disclose (including, in the case of a Lender that is a tax transparent entity, any documentation from its owners) or would expose such Lender to any unindemnified cost, risk or expense, or to provide any documents, forms, or other evidence that it is not legally entitled to provide. The Lenders agree that, for the avoidance of doubt, the provision of documents or other information relating solely to identity, nationality, residence or other similar information regarding a Lender (but not its owners) would not, absent extraordinary circumstances, be confidential or otherwise disadvantageous to the Lenders.

(g)           Should any Lender become subject to Taxes and not be entitled to indemnification under Section 3.01(c) or Section 3.01(d) with respect to Taxes imposed by the relevant Governmental Authority, the Company shall take such steps as the Lender shall reasonably request at the expense of the Lender to assist the Lender to recover such Taxes.

3.02.       Illegality.

(a)           If any Lender determines that any Requirement of Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make or maintain its Loan contemplated by this Agreement (and, in the reasonable opinion of such Lender, the designation of a different applicable Lending Office would either not avoid such unlawfulness or would be disadvantageous to such Lender), then, on notice thereof by such Lender to the Company through the Administrative Agent, such Lender, together with all other Lenders giving notice, shall be an “Affected Lender” and by written notice to the Company and to the Administrative Agent:

(i)                    any obligation of such Affected Lender to make or continue Loans of that type shall be suspended until the circumstances giving rise to such determination no longer exist; and

(ii)                   subject to Section 3.09 (Substitution of Lender), such Lender’s Loan shall be prepaid by the Company, together with accrued and unpaid interest thereon and all other amounts payable to such Lender by the Company under the Loan Documents, on or before such date as shall be mandated by such Requirement of Law (such prepayment not being shared with any Lenders not so affected).

(b)           If any Lender determines that any Requirement of Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful or restricts the authority of such Lender to purchase or sell, or to take deposits of, US Dollars in the London interbank market, or to determine or charge interest rates based upon LIBOR (and, in the reasonable opinion of such Lender, the designation of a different applicable Lending Office would either not avoid such unlawfulness or would be disadvantageous to such Lender), then, on notice thereof by such Lender to the Company through the Administrative Agent, such Lender, together with all other Lenders giving notice, shall also be an Affected Lender and by written notice to the Company and to the Administrative Agent:

(i)                    the obligation of such Affected Lender to make or continue Loans bearing interest rates based on LIBOR shall be suspended until the circumstances giving rise to such determination no longer exist; and

(ii)                   subject to Section 3.09 (Substitution of Lender), the Loan of such Affected Lender shall bear interest at the Alternate Base Rate plus the Applicable Margin then in effect until the circumstances giving rise to such determination no longer exist.

(c)           For purposes of this Section 3.02, a notice to the Company by any Lender shall be effective as to each identified Loan, if lawful, on the last day of the Interest Period currently applicable to such Loan; in all other cases such notice shall be effective on the date of receipt by the Company.

3.03.       Inability to Determine Rates.

(a)           If the Administrative Agent determines (which determination will be conclusive absent manifest error) that (a) US Dollar deposits are not being offered to banks in the London interbank market for the applicable amount and Interest Period of the Loans, (b) adequate and reasonable means do not exist for determining LIBOR applicable to such Interest Period, or (c) LIBOR for the Loans does not adequately and fairly reflect the cost to the Majority Lenders of making or maintaining the Loans (as advised by the Majority Lenders in writing to the Administrative Agent), the Administrative Agent will promptly notify the Company and each Lender.  Thereafter, until the Administrative Agent revokes such notice, the Loans shall bear interest at the Alternate Base Rate plus the Applicable Margin then in effect.

3.04.       Increased Costs and Reduction of Return.

(a)           If any Lender reasonably determines that, due to either (i) the introduction of, or any change in, or any change in the interpretation or application of, any Requirement of Law or (ii) the compliance by such Lender with any guideline, directive or request from any central bank or other Governmental Authority (whether or not having the force of law), there shall be any increase in the cost to such Lender of agreeing to make or making, funding or maintaining its Loan to the Company or to reduce any amount receivable hereunder (in either case other than payment on account of any Taxes referred to in Section 3.01 (Taxes) or any Excluded Taxes), then the Company shall be liable for, and shall from time to time, upon demand (with a copy of such demand to be sent to the Administrative Agent), promptly pay to the Administrative Agent for the account of such Lender, additional amounts as are sufficient to compensate such Lender for such increased costs or reduced amount receivable.

(b)           If any Lender reasonably determines that (i) the introduction of any Capital Adequacy Regulation, (ii) any change in any Capital Adequacy Regulation, (iii) any change in the interpretation or administration of any Capital Adequacy Regulation by any central bank or other Governmental Authority charged with the interpretation or administration thereof, or (iv) compliance by the Lender (or its Lending Office) with any Capital Adequacy Regulation affects or would affect the amount of capital required or expected to be maintained by such Lender or any corporation Controlling such Lender and determines that the amount of such capital is increased as a consequence of its Loans or obligations under this Agreement, then, upon demand of such Lender to the Company through the Administrative Agent, the Company shall pay to the Administrative Agent for the account of such Lender, from time to time as specified by such Lender, additional amounts sufficient to compensate the Lender for such increase.

3.05.       Funding Losses.

(a)           The Company shall reimburse each Lender and hold each Lender harmless from (in each case by prompt payment of any relevant amounts to the Administrative Agent for the account of such Lender) any loss, cost or expense that the Lender may sustain or incur, including any loss incurred in obtaining, liquidating or redeploying deposits bearing interest by reference to LIBOR from third parties (“Funding Losses”) as a consequence of any of the following events (each, a “Breakage Event”):

(i)                    the failure of the Company to make on a timely basis any scheduled payment of principal of any Loan;

(ii)                   the failure of the Company to borrow the Loans on the Closing Date proposed in the Notice of Borrowing;

(iii)                  the failure of the Company to make any voluntary prepayment in accordance with any notice delivered under Section 2.04 (Voluntary Prepayments) or mandatory prepayment in accordance with Section 2.05 (Mandatory Prepayments); or

(iv)                  the prepayment or repayment (including pursuant to Section 2.04 (Voluntary Prepayments), Section 2.05 (Mandatory Prepayments) or Section 2.06 (Repayment of the Loans), but not including any mandatory prepayments pursuant to Section 2.05(c)) or other payment (including after acceleration thereof) of any Loan on a day that is not the last day of the relevant Interest Period therefor (including as a result of the replacement of a Lender with a Substitute Lender pursuant to Section 3.09 (Substitution of Lender);

including in each case (x) any such loss or expense arising from the liquidation or reemployment of funds obtained by such Lender to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained and (y) any customary and reasonable administrative fees charged by such Lender in connection therewith.

(b)           The Funding Losses to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest that would have accrued on the principal amount of such Loan had such event not occurred, at an amount equal to LIBOR for the Interest Period during which such Breakage Event occurs, for the period from the date of such Breakage Event to the end of the then current Interest Period therefor, over (ii) the amount of interest that would accrue on such principal amount for such period at the interest rate which such Lender determines in good faith would bid were it to bid, at the beginning of such period, for US Dollar deposits of a comparable amount and period from other banks in the Eurodollar market.

3.06.       Reserves on Loans.  The Company shall pay to each Lender, as long as such Lender shall be required to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency funds or deposits (currently known as “Eurocurrency Liabilities”), additional interest on the unpaid principal amount of the Loan of such Lender equal to the actual costs of such reserves allocated to the Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive, absent manifest error), payable on each date on which interest is payable on the Loans, provided that the Company shall have received at least fifteen (15) days’ prior written notice (with a copy to the Administrative Agent) of such additional interest from such Lender.  If a Lender fails to give notice fifteen (15) days prior to the relevant Interest Payment Date, such additional interest shall be payable fifteen (15) days from receipt of such notice.

3.07.       Certificates of Lenders.

(a)           Except as otherwise specified herein, any Lender claiming reimbursement or compensation under this Article III shall deliver to the Company (with a copy to the Administrative Agent) a certificate setting forth in reasonable detail the amount payable to such Lender hereunder and the reasons for such claim and such certificate shall be conclusive and binding on the Company in the absence of manifest error.  The Company shall promptly pay the amount shown as due on any such certificate to the Administrative Agent for the account of such Lender, but in no case later than fifteen (15) days after receipt thereof.

(b)           Each Lender agrees to notify the Company of any claim for reimbursement pursuant to Section 3.04 (Increased Costs and Reduction of Return) or 3.06 (Reserves on Loans) not later than one hundred eighty (180) days after any officer of such Lender responsible for the administration of this Agreement receives actual knowledge of the event giving rise to such claim.  If any Lender fails to give such notice, the Company shall only be required to reimburse or compensate such Lender, retroactively, for claims pertaining to the period of one hundred eighty (180) days immediately preceding the date the claim was made.  However, if the change in a Requirement of Law (including any Capital Adequacy Regulation) giving rise to such increased cost or reduction is retroactive, then the one hundred eighty (180)-day period referred to above will be extended to include the period of retroactive effect thereof.

3.08.       Change of Lending Office.  Each Lender agrees that, upon the occurrence of any event giving rise to an obligation of the Company under Section 3.01 (Taxes), Section 3.02 (Illegality), Section 3.04 (Increased Costs and Reduction of Return) or Section 3.06 (Reserves on Loans) with respect to such Lender, it will, if requested by the Company, use reasonable efforts (subject to overall policy considerations of such Lender) to designate another Lending Office for any Loans affected by such event or take other action; provided that such Lender and its Lending Office suffer no economic, legal or regulatory disadvantage, with the object of avoiding the consequence of the event giving rise to the obligation under any such Section.  Nothing in this Section shall affect or postpone any of the Obligations of the Company or the rights of any Lender provided in Section 3.01 (Taxes), Section 3.02 (Illegality), Section 3.04 (Increased Costs and Reduction of Return) or Section 3.06 (Reserves on Loans).

3.09.       Substitution of Lender.  Upon the receipt by the Company from any Lender of a claim for compensation under Section 3.04 (Increased Costs and Reduction of Return) or Section 3.06 (Reserves on Loans), or giving rise to the operation of Section 3.02 (Illegality), the Company may, at its option, (i) request such Lender to use its best efforts to seek a Substitute Lender willing to assume such Lender’s Loan or (ii) replace such Lender with a Substitute Lender or Substitute Lenders that shall succeed to the rights and obligations of such Lender under this Agreement upon execution of an Assignment and Acceptance; provided, however, that such Lender shall not be replaced or removed hereunder until such Lender has been repaid in full all amounts owed to it pursuant to this Agreement and the other Loan Documents (including Section 2.09 (Computation of Interest and Fees), Section 3.01 (Taxes), Section 3.04 (Increased Costs and Reduction of Return), Section 3.05 (Funding Losses) and Section 3.06 (Reserves on Loans)) unless any such amount is being contested by the Company in good faith.

3.10.       Survival.  The agreements and obligations of the Company in this Article III shall survive the payment of all the Obligations.

ARTICLE IV
CONDITIONS PRECEDENT

4.01.       Conditions to Closing Date.  The obligation of each Initial Lender to make its Loan on the Closing Date is subject to the satisfaction (or waiver in writing by each Initial Lender in accordance with Section 10.01 (Amendments and Waivers)) of each of the following conditions precedent:

(a)           Loan Agreement and Notes.  This Agreement, each other Loan Document and the Intercompany Revolving Facilities shall have been duly executed by each of the parties hereto and thereto, the Notes dated on the Closing Date shall have been duly executed by the Company, and the Administrative Agent (or its counsel) and each Initial Lender shall have received from the Company a counterpart of this Agreement and each other Loan Document and Intercompany Revolving Facility, of such Initial Lender’s Note and all related documentation, each in form and substance satisfactory to the Initial Lenders and signed by the Company.

(b)           Organizational Documents; Resolutions; Incumbency.  The Administrative Agent shall have received copies of:

(i)                    the Organizational Documents of the Company and each of the Pledged Entities and Intercompany Lenders certified as of the Closing Date as true and correct and in full force and effect in their delivered form as of such date by (x) an appropriate Secretary or an Assistant Secretary of the Company, such Pledged Entity, or such Intercompany Lender, as the case may be, as to effectiveness, and (y) in the case of the Company and any Pledged Entity or Intercompany Lender organized under the laws of Mexico, a Mexican notary public as to authenticity;

(ii)                   all applicable powers-of-attorney (poderes), designating the Persons authorized to execute this Agreement, the other Loan Documents and the Intercompany Revolving Facilities on behalf of the Company, the Pledged Entities and the Intercompany Lenders, in each case (x) certified by a Mexican notary public (or a notary public in the jurisdiction under the laws of which such Person is organized), (y) certified as of the Closing Date by the Secretary or an Assistant Secretary of the Company, such Pledged Entity or such Intercompany Lender, as the case may be, and (z) including authority for acts of administration and to subscribe, indorse and issue negotiable instruments (títulos de crédito); and

(iii)                  a certificate of the Secretary or Assistant Secretary of the Company (x) certifying the names and true signatures of the Senior Officers of the Company authorized to execute and deliver this Agreement, all other Loan Documents and the

Intercompany Revolving Facilities to be delivered by the Company, the Pledged Entities and the Intercompany Lenders hereunder and (y) attaching copies of all documents evidencing all necessary corporate action (including any necessary resolutions of the Board of Directors or of the shareholders of the Company, any Pledged Entity or Intercompany Lender) and governmental approvals, if any, with respect to the authorization for the execution, delivery and performance of each such Loan Document and the transactions contemplated hereby and thereby, which certificates shall state that the resolutions or other information referred to in such certificates have not been amended, modified, revoked or rescinded as of the date of such certificates.

(c)           Authorizations.  The Administrative Agent shall have received evidence satisfactory to the Initial Lenders that all approvals, authorizations or consents of, or notices to, or filings or registrations with, any Governmental Authority (including exchange control approvals) or third parties, if any, required in connection with the execution, delivery and performance by the Company of this Agreement or any other Loan Document (including without limitation, with respect to the Security Documents and the Intercompany Revolving Facilities) have been obtained and are in full force and effect.  If no such approvals, authorizations, consents, notices or registrations are necessary, the Administrative Agent shall have received a certificate executed by a Senior Officer of the Company so stating.

(d)           Process Agent.  The Administrative Agent shall have received (i) copies of irrevocable powers of attorney for lawsuits and collections (poder irrevocable para pleitos y cobranzas) granted by the Company, certified by a Mexican notary public, in form reasonably satisfactory to the Initial Lenders, irrevocably appointing each of the Process Agent and the Alternate Process Agent to act as such on behalf of the Company under this Agreement and each of the other Loan Documents and (ii) an acceptance letter duly executed and delivered by the Process Agent and the Alternate Process Agent dated on or prior to the date hereof pursuant to which each agent irrevocably consents to and accepts its appointment as Process Agent or Alternate Process Agent for the Company under and for the term of this Agreement and each of the other Loan Documents that requires such an appointment in connection with any Proceeding relating to this Agreement or the Notes or the transactions contemplated under any of the Loan Documents.

(e)           Legal Opinions.   The Administrative Agent shall have received (i) an opinion of Mijares, Angoita, Cortés y Fuentes, special Mexican counsel to the Company, substantially in the form of Exhibit D; (ii) an opinion of Milbank, Tweed, Hadley & McCloy LLP, special New York counsel to the Company, substantially in the form of Exhibit E-1; (iii) an opinion of Salvador Vargas Guajardo, General Counsel to the Company, substantially in the form of Exhibit E-2; (iv) a favorable opinion of White & Case, S.C., special Mexican counsel to the Initial Lenders; and (v) a favorable opinion of CGSH, special New York counsel to the Initial Lenders.

(f)            Payment of Fees.   The Administrative Agent shall have received evidence of payment of all fees and expenses then due and payable under each of the Advisor Fee Letters and under this Agreement or the other Loan Documents, including trustees’ and advisors’ fees and Attorney Costs, plus such additional amounts of Attorney Costs as shall constitute its reasonable estimate of Attorney Costs incurred or to be incurred through the closing proceedings, and any other fees required to be paid on or prior to the Closing Date.

(g)           Changes in Condition.

(i)                    The representations and warranties of the Company contained in this Agreement or in any other Loan Document shall be true and correct as of the Closing Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct as of such earlier date.

(ii)                   The Company shall be in compliance with all of its covenants and agreements contained in the Loan Documents and the Intercompany Revolving Facilities.

(iii)                  There shall not have occurred since the date of the audited financial statements of the Company and its Consolidated Subsidiaries described in clause (o) below, a Material Adverse Effect, except as otherwise disclosed in the Company’s public filings with the US Securities and Exchange Commission or the Comisión Nacional Bancaria y de Valores prior to the date hereof and listed on Schedule 5.06(c) (Existing Material Adverse Effects).

(iv)                  No Default or Event of Default shall have occurred and be continuing either prior to or after giving effect to the transactions (including any transactions with respect to the Other Restructured Indebtedness) contemplated on the Closing Date.

(v)                   There shall have occurred no circumstance and/or event of a financial, political or economic nature in Mexico or in the international financial, banking or capital markets that has a reasonable likelihood of having a Material Adverse Effect on the Company and its Subsidiaries.

(vi)                  No default shall have occurred and be continuing on any material Indebtedness of the Company or any of its Subsidiaries (including the Bank of America Facility and the Bancomext-Gimsa Loan).

(vii)                 The Administrative Agent shall have received a certificate signed by the chief financial officer and one additional Senior Officer of the Company, dated as of the Closing Date, to the effect that, both before and after giving effect to the transactions contemplated by the Loan Documents and the Intercompany Revolving Facilities,, each of the conditions precedent in clauses (i) through (vi) above are true and correct.

(h)           Payment of Interest and Fees under Confirmation.  All interest and fees payable in respect of each Terminated Derivative Obligation pursuant to the Confirmations shall have been paid in US Dollars and in immediately available funds no later than 11:00 a.m. (New York City time) on the Closing Date.  For the avoidance of doubt, (x) such interest shall have been payable at a rate equal to (i) the sum of LIBOR plus 2.875% per annum from and including the date of the Confirmation to but excluding September 21, 2009 and (ii) the sum of LIBOR plus 4.875% per annum from and including September 21, 2009 to but excluding the Closing Date and (y) the fee payable to each Initial Lender pursuant to the Confirmation shall be equal to 1.00% of each Initial Lender’s Terminated Derivative Obligation (which fee has been paid prior to the date hereof).

(i)            Control Agreements.  The Company shall have entered into Control Agreements with each Initial Lender and the bank where the Temporary Loan Account for each Initial Lender is located, on terms and conditions satisfactory to such Initial Lender.

(j)            Security.

(i)                    Each of the Security Documents shall have been duly executed by the parties thereto in form and substance satisfactory to the Initial Lenders, and shall each be in full force and effect and, other than the Intercompany Trust Agreement and the Collateral Agency and Intercreditor Agreement, create a fully perfected, valid, legally binding and enforceable first priority Lien and security interest in the Collateral and the proceeds thereof in favor of the Collateral Agent on behalf of the Secured Parties upon the completion of the steps listed in clauses (iv), (v) and (vii) below, and the Collateral Agent (or its counsel) shall have received from the Company a counterpart of such Security Documents signed on behalf of such party.

(ii)                   The Obligations shall be secured by a perfected first priority lien and security interest on the Collateral and the signatures of each of the Intercompany Trust Agreement, the Molinera Trust and the Gimsa Trust shall have been duly formalized before a Mexican notary public.

(iii)                  The Collateral Agent shall have received copies, duly notarized by a Mexican notary public, of (x) minutes of a meeting of the Shareholders or Board of Directors of the Company approving (x) the transfer of the Gimsa Collateral to the Gimsa Trust  and (y) the  transfer of the Molinera Collateral to the Molinera Trust as required under the Organizational Documents of Molinera, in each case as required under the Organizational Documents of the Company.

(iv)                  The Trustee shall have received (x) all of the Molinera Collateral, endorsed in property to the Trustee and (y) a copy of the entry in the relevant corporate book of Molinera certifying the inscription of the Molinera Trust, duly notarized by a Mexican notary public.

(v)                   The Trustee shall have received all of the Gimsa Collateral deposited into its brokerage account.

(vi)                  The Collateral Agent shall have received (x) an original counterpart of the Molinera Trust and the Gimsa Trust and (y) a certificate by the Trustee (A) stating that the conditions precedent outlined in clauses (iv) and (v) above have been satisfied and (B) evidencing the Collateral Agent’s status as a beneficiary in first place (fideicomisario en primer lugar) under the Molinera Trust and the Gimsa Trust.

(vii)                 The Collateral Agent shall have received all of the Gruma Corp. Collateral, indorsed in blank or to the Collateral Agent in form and substance satisfactory to the Collateral Agent and shall have made all UCC filings with respect to the Gruma Corp. Collateral as the Collateral Agent deems necessary or desirable to perfect the Collateral Agent’s first priority security interest in and Lien on the Gruma Corp. Collateral.

(viii)                The Collateral Agent shall have received satisfactory evidence of notice and acknowledgment being delivered to the borrowers under the Intercompany Revolving Facilities regarding the transfer of the rights of the Intercompany Lenders (other than Subsidiaries in the Gimsa Division) to the Intercompany Trust Agreement.

(ix)                  The Collateral Agent shall have received complete and accurate information from the Company with respect to the name and the location of the principal place of business and chief executive office for the Company, Gimsa, Molinera and Gruma Corp.; all necessary UCC financings statements shall have been filed and all other filings and recordings shall have been made; and all applicable filing and recording fees and taxes shall have been paid or duly provided for by the Company.  The Initial Lenders shall be reasonably satisfied that all Liens granted to the Collateral Agent with respect to all Collateral are valid and effective and will be perfected and of first priority.

(k)           Legal Matters.  No Requirement of Law, shall in the reasonable judgment of any Initial Lender, restrain, prevent, or impose materially adverse conditions upon the execution and delivery of, and performance under, the Loan Documents or the Intercompany Revolving Facilities or the transactions contemplated hereby and under the other Loan Documents and the Intercompany Revolving Facilities and all corporate and other proceedings and all documents and other legal matters in connection with the transactions contemplated hereby and under the Loan Documents and the Intercompany Revolving Facilities.

(l)            Restructured or Refinanced Indebtedness.  The Other Restructured Indebtedness shall have been executed and delivered by the Company, and shall have been funded or settled by the counterparties thereto.

(m)          Delivery of Reporting Indebtedness Documents.  The Company shall have provided the Administrative Agent with copies of all Contractual Obligations for all of the Reporting Indebtedness (such Contractual Obligations, the “Reporting Indebtedness Documentation”).

(n)           No Litigation.  There shall be no pending or, to the best knowledge of the Company, threatened Proceeding (including a bankruptcy, concurso or other insolvency proceeding) with respect to this Agreement or the other Loan Documents and the Intercompany Revolving Facilities or the transactions contemplated hereby or thereby, or that could reasonably be expected to have a Material Adverse Effect.

(o)           Delivery of Financial Statements.  The Administrative Agent shall have received (i) the audited financial statements described in Section 6.01(a) (Financial Statements and Other Information) for the Fiscal Year ending on December 31, 2008; provided that such audited financial statements may contain the “going concern” qualification disclosed in the financial statements contained in Item 18 of the Company’s annual report on Form 20-F filed with the US Securities and Exchange Commission on June 30, 2009 and (ii) the unaudited financial statements described in Section 6.01(b) (Financial Statements and Other Information) for the Fiscal Quarters ending on March 31, 2009 and June 30, 2009 (or, with respect to Gruma Corp., on June 27, 2009).

(p)           Patriot Act. The Administrative Agent shall have received (for itself and as requested by any Initial Lender) any documents or information reasonably required to obtain, verify and record information that identifies the Company and its Subsidiaries, which information may include (but shall not be limited to) the name and address of the Company and its Subsidiaries and any other information that will allow such the Administrative Agent or such Initial Lender, as applicable, to identify the Company and its Subsidiaries in accordance with the Patriot Act.

(q)           Delivery of Notice of Borrowing.  The Administrative Agent shall have received a Notice of Borrowing from the Company signed by a Senior Officer of the Company.

(r)            Solvency.  The Company and each Pledged Entity, after giving effect to the transactions contemplated hereby and by the other Loan Documents and the Intercompany Revolving Facilities, shall be Solvent and each of the Administrative Agent and the Collateral Agent shall have received a certificate from the chief financial officer of the Company to such effect.

(s)            Intercompany Revolving Facilities.  The Intercompany Revolving Facilities and the Intercompany Trust Agreement shall be in full force and effect and the Administrative Agent and the Collateral Agent shall have copies of all definitive documentation (and any amendments thereto) and Contractual Obligations with respect to the Intercompany Revolving Facilities and the Intercompany Trust Agreement.

(t)            Other Documents.  The Administrative Agent shall have received such other certificates, powers of attorney, approvals, opinions, documents or materials as the Administrative Agent, the Collateral Agent or any Initial Lender (through the Administrative Agent) may reasonably request.

ARTICLE V
REPRESENTATIONS AND WARRANTIES

The Company represents and warrants to the Administrative Agent and each Lender that:

5.01.       Corporate Existence and Power.  The Company and each of its Subsidiaries:

(a)           is a corporation duly organized and validly existing under the laws of the jurisdiction of its organization and, to the extent applicable under the laws of its jurisdiction of organization, is in good standing;

(b)           is qualified to do business in every jurisdiction where such qualification is required, except where the failure to be qualified has not had and could not reasonably be expected to have a Material Adverse Effect;

(c)           has all requisite corporate power and authority and all requisite governmental licenses, authorizations, consents and approvals to (i) conduct its business as now conducted and as proposed to be conducted and to own its Properties, except to the extent that the failure to obtain any such governmental license, authorization, consent or approval has not had and could not reasonably be expected to have a Material Adverse Effect, and (ii) execute, deliver and perform all of its obligations under each of the Loan Documents and the Intercompany Revolving Facilities and each other agreement or instrument contemplated thereby to which it is or will be a party and receive a Loan hereunder; and

(d)           is in compliance with all Requirements of Law, except to the extent that the failure to comply therewith has not had and could not reasonably be expected to have a Material Adverse Effect.

5.02.       Corporate Authorization; No Contravention.  The execution and delivery of, and performance by the Company under, this Agreement and each other Loan Document to which it is a party have been duly authorized by all necessary corporate and, if required, stockholder action and do not and will not:

(a)           contravene the terms of the Company’s or any of its Subsidiaries’ Organizational Documents; or

(b)           conflict or be inconsistent with or result in any breach, violation or contravention of (alone or with notice or the lapse of time or both), or the creation of any Lien under, or give rise to any right to accelerate or to require the prepayment, repurchase or redemption of any obligation under or constitute a default in respect of (i) any document evidencing any Contractual Obligation to which the Company or any of its Subsidiaries is a party or (ii) any Requirement of Law to which the Company or any of its Subsidiaries or their respective Property is subject.

5.03.       No Additional Authorizations.  No approval (including exchange control approval), consent, exemption, authorization, registration or other action by, or notice to, or filing with, any Governmental Authority or other third party is necessary or required in connection with the execution, delivery or performance by, or enforcement against, the Company of this Agreement or any other Loan Document other than as have been obtained pursuant to Section 4.01(c) (Authorizations) and Section 4.01(j)(iii) (Security).

5.04.       Binding Effect.  This Agreement has been, and each other Loan Document, when delivered hereunder, will have been, duly executed and delivered by the Company.  This Agreement constitutes, and each other Loan Document when so delivered will constitute, a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, concurso mercantil, quiebra, or similar laws affecting the enforcement of creditors’ rights generally or by equitable principles relating to enforceability (regardless of whether enforcement thereof is sought in a Proceeding at law or in equity).

5.05.       Litigation.  Except as disclosed in Schedule 5.05 (Pending Litigation), there are no Proceedings pending, or to the best knowledge of the Company, threatened or contemplated, at law, in equity, in arbitration or before any Governmental Authority, by or against the Company or any of its Subsidiaries, which:

(a)           could reasonably be expected to affect the legality, validity or enforceability of this Agreement or any other Loan Document, or any of the transactions contemplated hereby or thereby; or

(b)           could reasonably be expected to have a material adverse effect on the ability of the Company to perform its obligations under any Loan Document; or

(c)           that, in the aggregate, could reasonably be expected to have a Material Adverse Effect.

5.06.       Financial Information; No Material Adverse Effect; No Default; No Contingent Liabilities.

(a)           The Company’s audited consolidated financial statements for the Fiscal Year ended December 31, 2008 (copies of which have been furnished to the Administrative Agent) (i) are complete and correct in all material respects, (ii) have been prepared in accordance with Mexican GAAP applied on a consistent basis and fairly present in accordance with Mexican GAAP the financial condition of the Company and its Consolidated Subsidiaries as of such date and the results of their operations for the Fiscal Year ended December 31, 2008, and (iii) have been audited and certified by independent certified public accountants of international standing.

(b)           The Company’s unaudited financial statements for each of the Fiscal Quarters ended March 31, 2009 and June 30, 2009 (copies of which have been furnished to the Administrative Agent) (i) are complete and correct in all material respects and (ii) have been prepared in accordance with Mexican GAAP applied on a consistent basis and fairly present in accordance with Mexican GAAP the financial condition of the Company and its Consolidated Subsidiaries as of such date and the results of their operations for the period covered thereby, subject to the absence of footnotes and to normal year-end audit adjustments.

(c)           Since the date of the most recent audited financial statements, there has occurred no development, event or circumstance which has had or could reasonably be expected to have a Material Adverse Effect, except as otherwise disclosed in the Company’s public filings with the US Securities and Exchange Commission or the Comisión Nacional Bancaria y de Valores and listed on Schedule 5.06(c) (Existing Material Adverse Effects).

(d)           As of the Closing Date, neither the Company nor any of its Subsidiaries is in default under or with respect to any Contractual Obligation in any respect which has had or could reasonably be expected to have a Material Adverse Effect, or that would, if such default had occurred after the Closing Date, create an Event of Default under Section 8.01(e) (Cross-Default).

(e)           Except as set forth on Schedule 5.06(e) (Material Contingent Liabilities, Forward or Long Term Commitments, Unrealized Losses), none of the Company or its Consolidated Subsidiaries has any material contingent liabilities, material forward or long-term commitments or unrealized losses except as disclosed in the financial statements described in clauses (a) or (b) above.

5.07.       Pari Passu.  The Obligations constitute direct, unconditional and general obligations of the Company and rank at least pari passu in all respects with all other unsecured and unsubordinated Indebtedness of the Company, except such Indebtedness ranking senior by operation of law (and not by contract or agreement), which, in any event, is not material to the Company.  The Obligations rank at least pari passu in all respects with all Secured Indebtedness.

5.08.       Taxes.  The Company and each of its Subsidiaries have timely filed all federal (Mexican), state, provincial, local and foreign (non-Mexican) tax returns and reports required to be filed, and have timely paid all taxes, assessments, fees and other governmental charges levied or imposed upon them or their Properties, including related interest and penalties, otherwise due and payable, except (a) those which are being contested in good faith by appropriate proceedings and for which adequate reserves have been provided in accordance with Mexican GAAP (or, in the case of Persons organized under laws of any other jurisdiction, the applicable GAAP therein) and (b) those tax returns or taxes for which such failure to timely file or timely pay (as the case may be) could not reasonably be expected to have a material adverse effect on the business, financial condition or operations of the Company or such Subsidiary.

5.09.       Environmental Matters.

(a)           The on-going operations of the Company and each of its Subsidiaries are, and during the past five (5) years have been, in compliance in all material respects with all applicable Environmental Laws except as set forth on Schedule 5.09 (Environmental Matters) or except to the extent that the failure to comply therewith has not had and could not reasonably be expected to have a Material Adverse Effect;

(b)           The Company and each of its Subsidiaries have obtained all material environmental, health and safety permits necessary or required for its operations, all such permits are in good standing, and the Company and each of its Subsidiaries is and has been in compliance in all material respects with all applicable terms and conditions of such permits, except as set forth on Schedule 5.09 (Environmental Matters) or except to the extent that the failure to obtain, and maintain in full force and effect, any such permit, or to the extent that failure to comply with the material terms thereof, has not had and could not reasonably be expected to have a Material Adverse Effect;

(c)           Neither the Company nor any of its Subsidiaries is conducting, or to the best knowledge of the Company after reasonable investigation, is required to conduct, any investigations or remediation of hazardous substances under any applicable Environmental Law at any property currently or formerly owned or operated by the Company or any Subsidiary (including soils, groundwater, surface water, buildings or other structures) except as set forth on Schedule 5.09 (Environmental Matters) or except as has not had and could not reasonably be expected to have a Material Adverse Effect; and

(d)           Neither the Company nor any of its Subsidiaries has received any notice, demand, letter, claim or request for information indicating that it may be in violation of or subject to liability under any Environmental Law, including any liability for any release of any hazardous substance on any third party property, or is subject to any order, decree, injunction or other arrangement with any Governmental Authority relating to any Environmental Law, except as set forth on Schedule 5.09 (Environmental Matters) or except as has not had and could not reasonably be expected to have a Material Adverse Effect.

5.10.       Compliance with Social Security Legislation, Etc.  The Company and each of its Subsidiaries is in compliance with all Requirements of Law relating to social security legislation, including all rules and regulations of INFONAVIT, IMSS and SAR except to the extent that noncompliance therewith has not had during the preceding five (5) calendar years, and could not be reasonably expected to have, a Material Adverse Effect.

5.11.       Assets; Patents; Licenses; Insurance; Etc.

(a)           The Company and each of its Material Subsidiaries has good and marketable title to, or valid leasehold interests in, all Property that is reasonably necessary to, or used in the ordinary conduct of, or is otherwise material to its business, and has no knowledge of any pending or contemplated condemnation proceeding, or Disposition in lieu of such proceedings, with respect to such Property except as the foregoing may not reasonably be expected to have a Material Adverse Effect.

(b)           The Company and each of its Material Subsidiaries own or are licensed or otherwise have the right to use all of the material trademarks, trade names, copyrights, patents, contractual franchises, licenses, authorizations, other intellectual property and other rights that are reasonably necessary for the operation of their respective business, without conflict with the rights of any other Person except as the foregoing may not reasonably be expected to have a Material Adverse Effect.

(c)           None of the Property of the Company or any of its Subsidiaries is subject to any Liens except as permitted by Section 7.01 (Negative Pledge).

(d)           Neither the Company nor any of its Subsidiaries are party to any Sale Lease-Back Transactions except as set forth in Schedule 5.11(d) (Existing Sale Lease-Back Transactions) (the “Existing Sale Lease-Back Transactions”).

(e)           The Company and each of its Material Subsidiaries have insurance with financially sound, responsible and reputable insurance companies in such amounts and covering such risks as are usually carried by companies of good repute engaged in similar businesses and owning and/or operating properties similar to those owned and/or operated by the Company or such Subsidiary, as the case may be, in the same general areas in which the Company or such Subsidiary owns and/or operates its properties, in accordance with normal industry practice.

(f)            The Company owns the following shares of capital stock, in each case free and clear of all Liens:

(i)                    763,974,230 shares of capital stock of Gimsa (comprised of 504,150,300 Series A shares and 259,823,930 Series B shares), representing 83.18% of the issued and outstanding capital stock of Gimsa;

(ii)                   314,056.5 shares of capital stock of Gruma Corp., representing 100% of the issued and outstanding capital stock of Gruma Corp;

(iii)                  508,378,245 shares of capital stock of Molinera, representing 60% of the issued and outstanding capital stock of Molinera; and

(iv)                  177,546,496 shares of capital stock of Grupo Financiero Banorte S.A.B. de C.V., representing 8.79% of the issued and outstanding capital stock of Grupo Financiero Banorte S.A.B. de C.V.

5.12.       Subsidiaries.

(a)           A complete and correct list of all Subsidiaries of the Company, showing the correct name thereof, the jurisdiction of its incorporation and the percentage of shares of each class of capital stock outstanding owned by the Company and each Subsidiary of the Company is set forth in Schedule 5.12(a) (Subsidiaries).  All such shares of capital stock are fully paid and non-assessable and are owned by the Company or one or more of its Subsidiaries free and clear of all Liens (other than the Liens created under the Security Documents).  There are no outstanding options, warrants, rights of conversion or similar rights with respect to such capital stock.

(b)           A list of all agreements, which by their terms, expressly prohibit or limit the payment of dividends or other distributions to the Company by a Subsidiary or the making of loans to the Company by a Subsidiary is set forth in Schedule 5.12(b) (Restrictive Subsidiary Agreements).

5.13.       Commercial Acts.  The Obligations of the Company under the Loan Documents are commercial in nature and are subject to civil and commercial law with respect thereto.  The execution and performance of the Loan Documents by the Company constitute private and commercial acts and not governmental or public acts.  The Company and its Property is subject to legal action in respect of its Obligations and is not entitled to immunity on the grounds of sovereignty or otherwise from the jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) in connection therewith.  If the Company or any of its Property should become entitled to any such right of immunity, the Company has effectively waived such right pursuant to Section 10.16 (Waiver of Immunity).

5.14.       Proper Legal Form.  Each of the Loan Documents is (or if not yet executed, when executed and delivered, will be) in proper legal form under any Requirements of Law for the enforcement thereof against the Company in accordance with their respective terms under such Requirements of Law.  To ensure the legality, validity, enforceability or admissibility into evidence of the Loan Documents, it is not necessary that any of such Loan Documents or any other document be filed or recorded with any applicable Governmental Authority or that any stamp or similar tax be paid on or in respect of any Loan Document.  Any judgment against the Company of a state or United States federal court in the State of New York, United States arising from, related to or in connection with any Loan Document is capable of being enforced in the courts of Mexico; provided that in the event any legal Proceedings are brought in the courts of Mexico, a Spanish translation of the documents, including this Agreement, prepared by a court-approved translator would be required in such Proceedings.  It is not necessary in order for the Administrative Agent, the Collateral Agent or any Lender to enforce any rights or remedies under the Loan Documents, or solely by reason of the execution, delivery and performance by the Company of the Loan Documents, that the Administrative Agent, the Collateral Agent or any

Lender be licensed or qualified with any Mexican Governmental Authority or be entitled to carry on business in Mexico.

5.15.       Full Disclosure.  All written information other than forward-looking information heretofore furnished by the Company or its Subsidiaries, or their respective agents or representatives to the Administrative Agent, the Collateral Agent, or any Lender for purposes of or in connection with this Agreement or the other Loan Documents or the  Intercompany Revolving Facilities or the transactions contemplated hereby or thereby, and all such information hereafter furnished by the Company or its Subsidiaries, or their respective agents or representatives to the Administrative Agent or any Lender, is or will be true and accurate in all material respects on the date as of which such information is stated or certified, and does not and will not contain any material misstatement of fact or, taken as a whole, omit to state any material fact necessary to make the statements therein, in light of the circumstances in which they were made, not misleading on the date on which such information was furnished.  All written forward-looking information heretofore furnished in writing to the Administrative Agent or the Lenders has been prepared by the Company or its Subsidiaries in good faith based upon assumptions the Company believes to be reasonable.  The Company has disclosed to the Administrative Agent and the Lenders in writing any and all facts known to it that have or have had or it believes could reasonably be expected to have had or have a Material Adverse Effect.

5.16.       Investment Company Act.  Both immediately before and after giving effect to this Agreement and the transactions contemplated herein, neither the Company nor any of its Subsidiaries is, or will be required to register as, an “investment company” or an “affiliated person” or “promoter” of, or “principal underwriter” of or for, an “investment company”, as such terms are defined in the Investment Company Act of 1940, as amended.

5.17.       Margin Regulations.  Neither the Company nor any of its Subsidiaries is generally engaged in the business of purchasing or selling “margin stock” (as such term is defined in Regulations T, U or X of the Board of Governors of the Federal Reserve System of the United States) or extending credit for the purpose of purchasing or carrying margin stock.  No part of the proceeds of the Loan will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, for any purpose that entails a violation of, or that is inconsistent with, the provisions of Regulation T, U or X of the Board of Governors of the US Federal Reserve System, or that entails a violation by the Company of any other regulations of the Board of Governors of the US Federal Reserve System.  The pledge of the Collateral pursuant to the Security Documents does not violate such regulations.

5.18.       ERISA Compliance; Labor Matters.

(a)           Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other federal or state laws and the regulations and published interpretations thereunder.  Each Plan that is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the IRS or an application for such a letter is currently being processed by the IRS with respect thereto and, to the best knowledge of the Company, nothing has occurred which would prevent, or cause the loss of, such qualification.  The Company and each ERISA Affiliate have made all required contributions to each Plan subject to Section 412 of the Code, and no application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code has been made with respect to any Plan.

(b)           There are no pending or, to the best knowledge of the Company, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that could be reasonably expected to have a Material Adverse Effect.  There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted or could be reasonably expected to result in a Material Adverse Effect.

(c)           (i) No ERISA Event has occurred, or to the best knowledge of the Company, is reasonably expected to occur and no condition or event currently exists or is reasonably expected to occur that could result in an ERISA Event; (ii) no Pension Plan has any Unfunded Pension Liability; (iii) neither the Company nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA; (iv) no event, condition or amendment has occurred, is planned or is reasonably expected to occur which could require the Company or any ERISA Affiliate to post security with respect to any Plan and no such event, condition or amendment is planned or is reasonably expected to occur; (v) no Pension Plan has failed to satisfy the minimum funding standard, whether or not waived, under Section 302 of ERISA or Section 412 of the Code; (vi) the Company and each ERISA Affiliate has made all contributions required to be made by such person to each Plan as and when such contributions have become due; (vii) neither the Company nor any ERISA Affiliate is required to file with the PBGC the information required under Section 4010 of ERISA with respect to any Pension Plan; (viii) neither the Company nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice, under Section 4219 of ERISA, would result in such liability) under Section 4201 or 4243 of ERISA with respect to a Multiemployer Plan; (ix) no Multiemployer Plan is in “endangered” or “critical” status within the meaning of Section 305 of ERISA; (x) neither the Company nor any ERISA Affiliate has incurred any unsatisfied, or is reasonably expect to incur any, Withdrawal Liability to any Multiemployer Plan; (xi) neither the Company nor any ERISA Affiliate has received any notification that any Multiemployer Plan is in reorganization or will terminate or has been terminated, and, to the best knowledge of the Company, no Multiemployer Plan is reasonably expected to be in reorganization or to be terminated; (xii) if the Company and all ERISA Affiliates were to completely withdraw from all Multiemployer Plans, neither the Company nor any ERISA Affiliate would incur, directly or indirectly, any Withdrawal Liability; and (xiii) neither the Company nor any ERISA Affiliate has engaged in a transaction that could be subject to Sections 4069 or 4212(c) of ERISA, except, in each case, as would not be expected to have a material adverse effect on the business, financial condition or operations of the Company or such Subsidiary.

(d)           Each Foreign Pension Plan is in compliance in all material respects with all requirements of law applicable thereto and the respective requirements of the governing documents for such plan. With respect to each Foreign Pension Plan, none of the Company or its Subsidiaries or any of their respective directors, officers, employees or agents has engaged in a transaction which would subject the Company or any Subsidiary, directly or indirectly, to a tax or civil penalty which could reasonably be expected to result in a Material Adverse Effect. With respect to each Foreign Pension Plan, reserves have been established in the financial statements furnished to the Administrative Agent and the Lenders to the extent required by Section 6.01 (Financial Statements and Other Information) in respect of any unfunded liabilities in accordance with all Requirements of Law or, where required, in accordance with ordinary accounting practices in the jurisdiction in which such Foreign Pension Plan is maintained. The aggregate unfunded liabilities with respect to such Foreign Pension Plans could not reasonably be expected to result in a Material Adverse Effect; the present value of the aggregate accumulated benefit liabilities of all such Foreign Pension Plans (based on those assumptions used to fund each such Foreign Pension Plan) did not, as of the last annual valuation date applicable thereto, exceed by more than US$20,000,000 the fair market value of the assets of all such Foreign Pension Plans.

(e)           None of the Company or any of its Subsidiaries are a party to any labor dispute that could reasonably be expected to have a Material Adverse Effect, and there are no strikes, walkouts, lockouts or slowdowns against the Company or its Subsidiaries pending or, to the best knowledge of the Company or its Subsidiaries, threatened, except as would not be expected to have a material adverse effect on the business, financial condition or operations of the Company or such Subsidiary.  There is no unfair labor practice complaint pending against any of the Company or its Subsidiaries or, to the best knowledge of any of the Company or its Subsidiaries, threatened against any of them that could reasonably be expected to have a Material Adverse Effect.  There is no grievance or significant arbitration Proceeding arising out of or under any collective bargaining agreement pending against any of the Company or its Subsidiaries or, to the best knowledge of any of the Company or its Subsidiaries, threatened against any of them, in each case that could reasonably be expected to have a Material Adverse Effect.

5.19.       Security Interests.  The Security Documents (other than the Intercompany Trust Agreement and the Collateral Agency and Intercreditor Agreement), upon execution and delivery thereof by the parties thereto, will create in favor of the Collateral Agent, for the ratable benefit of the Secured Parties, a valid, legally binding and enforceable first priority Lien and security interest in the Collateral and the proceeds thereof.  When the actions referred to in Section 4.01(j) (Security) are completed, the Lien created under the Security Documents (other than the Intercompany Trust Agreement and the Collateral Agency and Intercreditor Agreement) shall constitute a fully perfected, effective, valid, legally binding and enforceable first priority Lien on, and security interest in, all right, title and interest of the Company in such Collateral, and the proceeds thereof under the Requirements of Law of the United States or Mexico, as applicable, and the Collateral Agent’s security interests described above will be, in each case and other than as provided in the Security Documents (other than the Intercompany Trust Agreement and the Collateral Agency and Intercreditor Agreement), prior and superior in right to any other Person now existing or hereafter arising whether by way of Lien, assignment or otherwise.

5.20.       Anti-Terrorism Laws.

(a)           Neither the Company nor any of its Affiliates is in violation of any laws relating to terrorism or money laundering (“Anti-Terrorism Laws”), including Executive Order No.  13224 on Terrorist Financing, effective September 24, 2001 (the “Executive Order”), and the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56 (the “Patriot Act”).

(b)           Neither the Company nor any of its Affiliates acting or benefiting in any capacity in connection with the Loan is any of the following:

(i)                    a Person or entity that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order;

(ii)                   a Person or entity owned or Controlled by, or acting for or on behalf of, any Person or entity that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order;

(iii)                  a Person or entity with which any Lender is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law;

(iv)                  a Person or entity that commits, threatens or conspires to commit or supports “terrorism” as defined in the Executive Order; or

(v)                   a Person or entity that is named as a “specially designated national and blocked person” on the most current list published by the US Treasury Department Office of Foreign Assets Control (“OFAC”) at its official website or any replacement website or other replacement official publication of such list.

(c)           Neither the Company nor any of the Company’s Affiliates acting in any capacity in connection with the Loan (i) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any Person described in clause (b)(ii) above, (ii) deals in, or otherwise engages in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order or (iii) engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law.

5.21.       Existing Indebtedness and Reporto Contracts.

(a)           Set forth on Schedule 5.21(a) (Existing Indebtedness) is a complete and accurate list of all Existing Indebtedness that is (i) Working Capital Indebtedness (the “Existing Working Capital Indebtedness”) and (ii) Other Indebtedness (including all Guaranty Obligations) (the “Existing Other Indebtedness”), in each case specifying the parties thereto, the outstanding principal amounts thereof, any unborrowed amounts thereof and any guarantors thereof.

(b)           Set forth on Schedule 5.21(b) (Existing Intercompany Indebtedness) is a complete and accurate list of all Intercompany Indebtedness as of September 30, 2009, specifying the parties thereto and outstanding principal amounts thereof.  All Existing Intercompany Indebtedness  (other than Intercompany Indebtedness owed to any Subsidiary in the Gimsa Division by the Company and Guaranty Obligations by the Company that are permitted by Section 7.16(e) or 7.16(h) (Limitations on Incurrence of Additional Indebtedness)) has been issued or made pursuant to the Intercompany Revolving Facilities.

(c)           Set forth on Schedule 5.21(c) (Existing Hedging Agreements) is a complete and accurate list of the parties to which the Company has any liability under Hedging Agreements and the notional amounts and the Agreement Values thereof, as of the Business Day prior to the date hereof (or such earlier date as mutually agreed prior to the Closing Date between the Company and the Initial Lenders), and the Company has provided reasonable documentation supporting the Agreement Values set forth in respect thereof

(d)           Set forth on Schedule 5.21(d) (Existing Reporto Contracts) is a complete and accurate list of any outstanding Reporto Contract entered into with the Company or any of its Subsidiaries, and the aggregate principal amount thereof, as of the Business Day prior to the date hereof.

(e)           Each of the Reporting Indebtedness Documentation is a true and correct copy of such Contractual Obligation, and (i) the Company has not entered into any Contractual Obligations in respect of the Reporting Indebtedness other than the Reporting Indebtedness Documentation and (ii) the Company has not paid any fees or made any other payment (and no fee or other payment is payable) in respect of the Reporting Indebtedness other than as expressly provided in the Reporting Indebtedness Documentation.

(f)            Since the date of the audited financial statements of the Company and its Consolidated Subsidiaries described in Section 4.01(o) (Delivery of Financial Statements), neither the Company nor its Subsidiaries have restructured or Refinanced any Indebtedness, or unwound any other Hedging Agreements to which they are a party, in each case other than the Indebtedness identified in Section 4.01(l) (Restructured or Refinanced Indebtedness) or the Terminated Derivative Obligations.

5.22.       Hedging Policy.  The Hedging Policy has been approved by the Board of Directors of the Company (or by a committee duly delegated by such Board of Directors that is comprised of two or more members thereof) and is currently in effect.

5.23.       Collateral and Guaranties Relating to Company Indebtedness.

(a)           No Indebtedness of the Company other than the Secured Indebtedness is secured by a Lien on any Property of the Company or its Subsidiaries.

(b)           No Indebtedness of the Company is guaranteed by the Company’s Subsidiaries.

ARTICLE VI
AFFIRMATIVE COVENANTS

The Company covenants and agrees that for so long as any Loan or other Obligation (other than unasserted contingent indemnification obligations as to which no claim is known) remains unpaid:

6.01.       Financial Statements and Other Information.

(a)           The Company will deliver to the Administrative Agent:

(i)                    as soon as available and in any case within one hundred twenty (120) days after the end of each Fiscal Year, (x) consolidated financial statements of the Company and its Consolidated Subsidiaries for such Fiscal Year, (y) consolidated financial statements for each Pledged Entity for such Fiscal Year and (z) unconsolidated financial statements for the Company for such Fiscal Year (each such entity a “Reporting Entity”), in each case audited by independent accountants of recognized international standing (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit, provided that the financial statements of the Company and its Consolidated Subsidiaries may contain an exception that the independent accountants did not audit the financial statements of Grupo Financiero Banorte S.A.B. de C.V.), including an annual audited consolidated balance sheet and the related consolidated statements of income, changes in equity and changes in financial position prepared in accordance with Mexican GAAP (or US GAAP in the case of Gruma Corp.) consistently applied (except as otherwise discussed in the notes to such financial statements), which financial statements shall present fairly, in accordance with Mexican GAAP (or US GAAP in the case of Gruma Corp.), the financial condition of the relevant Reporting Entity as at the end of the relevant Fiscal Year and the results of the operations of such Reporting Entity for such Fiscal Year; and

(ii)                   as soon as available and in any event within one hundred twenty (120) days after the end of each Fiscal Year, an English translation of the audited consolidated financial statements of the Company and its Consolidated Subsidiaries for such Fiscal Year.

(b)           The Company will deliver to the Administrative Agent:

(i)                    as soon as available and in any case within forty-five (45) days after the end of each of the first three (3) Fiscal Quarters, (x) consolidated financial statements of the Company and its Consolidated Subsidiaries for such Fiscal Quarter, (y) consolidated financial statements for each Pledged Entity for such Fiscal Quarter and (z) unconsolidated financial statements for the Company for such Fiscal Quarter, in each case including therein an unaudited consolidated balance sheet and the related consolidated statements of income prepared in accordance with Mexican GAAP (or US GAAP in the case of Gruma Corp.), consistently applied (except as otherwise discussed in the notes to such statements), which financial statements shall present fairly, in accordance with Mexican GAAP (or US GAAP in the case of Gruma Corp.), the financial condition of the relevant Reporting Entity as at the end of the relevant Fiscal Quarter and the results of the operations of the Reporting Entity for such Fiscal Quarter and for the portion of the Fiscal Year then ended except for the absence of complete footnotes and except for normal, recurring year-end accruals and subject to normal year-end adjustments; and

(ii)                   as soon as available and in any event within forty-five (45) days after the end of each of the first three (3) Fiscal Quarters an English translation of the consolidated financial statements of the Company and its Consolidated Subsidiaries for such Fiscal Quarter.

(c)           The Company will deliver to the Administrative Agent:

(i)                    concurrently with the delivery of the financial statements pursuant to clauses (a)(i) and (b)(i) above, a Quarterly Compliance Certificate, substantially in the form of Exhibit B-1, signed by the chief financial officer and one additional Senior Officer of the Company, which shall set forth in reasonable detail and in form and substance satisfactory to the Lenders, the calculations required to determine the Leverage Ratio and the Interest Coverage Ratio as of the date of the financial statements delivered concurrently with such Quarterly Compliance Certificate;

(ii)                   concurrently with the delivery of the financial statements for a Fiscal Year pursuant to clause (a)(i) above, an Annual Compliance Certificate, substantially in the form of Exhibit B-2, signed by the chief financial officer and one additional Senior Officer of the Company:

(A)                  setting forth in reasonable detail and in a form reasonably satisfactory to the Lenders, the calculations required to determine the amount of Excess Cash for such Fiscal Year;

(B)                  setting forth in reasonable detail the amount of Available Excess Cash Amount used to finance Capital Expenditures pursuant to Section 7.14(c) (Limitations on Capital Expenditures) and other Restricted Investments pursuant to Section 7.02(b) (Investments);

(C)                  containing the dates of the Clean-Down Periods for such Fiscal Year for all Working Capital Indebtedness of the Gruma Corp. Division (other than the Bank of America Facility) and attaching thereto evidence, in a form reasonably satisfactory to the Lenders, of such Clean-Downs;

(D)                  listing all of the Asset Sales in which the Company or its Subsidiaries have engaged during the prior twenty-one (21)-month period ending on the last day of such Fiscal Year, including the amounts of Net Cash Proceeds thereof, any amount of Net Cash Proceeds thereof that was prepaid to the Lenders and any amount of Net Cash Proceeds thereof that was invested in long term productive assets used in the Company’s Core Business as well as reasonable detail with respect to such Investment;

(E)                   listing all of the Casualty Events with respect to the Company or its Subsidiaries during the prior eighteen (18)-month period ending on the last day of such Fiscal Year, including the amounts of Net Cash Proceeds thereof, any amount of Net Cash Proceeds thereof that was prepaid to the Lenders and any amount of Net Cash Proceeds thereof that was used to Restore such affected Properties; and

(F)                   listing all of the Subsidiaries of the Company and the Company’s and each Subsidiaries’ respective ownership percentages therein;

(iii)                  concurrently with the delivery of the financial statements for a Fiscal Year pursuant to clause (a)(i) above, a certificate signed by the independent accountants that have audited the financial statements described in clause (a)(i) above, stating whether during the course of their examination of such financial statements they obtained knowledge of any Default under Section 7.09 (Interest Coverage Ratio) or Section 7.10 (Leverage Ratio) (which certificate may be limited to the extent required by accounting rules or guidelines); and

(iv)                  concurrently with the delivery of the financial statements for a Fiscal Year pursuant to clause (a)(i) above, a written notice signed by the chief financial officer and one additional Senior Officer of the Company (a “CapEx Report”) indicating:

(A)                  the amount of Capital Expenditures made during such Fiscal Year;

(B)                  the portion of the Permitted Capital Expenditures Amount to be carried forward from such Fiscal Year to the present Fiscal Year, if any; and

(C)                  the amount of Available Excess Cash Amount used to finance Capital Expenditures in such Fiscal Year pursuant to Section 7.14(c) (Limitations on Capital Expenditures).

(d)           To the extent not otherwise provided under clause (a) or (b) above, the Company will furnish to the Administrative Agent, promptly after they are publicly available, copies of all financial statements and financial reports filed by the Company or any of its Subsidiaries with (i) any Governmental Authority (if such statement or reports are required to be filed for the purpose of being publicly available) or (ii) with any Mexican or other securities exchange (including the Bolsa Mexicana de Valores, S.A.B. de C.V., the New York Stock Exchange and the Luxembourg Stock Exchange) and which are publicly available.

(e)           The Company will furnish to the Administrative Agent, within twenty (20) Business Days after the end of each month (or otherwise promptly if requested in writing by the Administrative Agent), the Agreement Value of its Hedging Agreements as of the last day of such month, together with reasonable supporting documentation of the Agreement Value of its Hedging Agreements for the end of such month and for each date during such period on which there was a material change in the Agreement Value in respect thereof, including such documentation provided to the Company by the counterparties to such Hedging Agreements after reasonable request.

(f)            The Company will deliver to the Administrative Agent, promptly after the furnishing thereof, copies of any statement, report, proposed amendment or request for waiver, or any other similar notice furnished to any holder of Reporting Indebtedness and not otherwise required to be furnished to the Administrative Agent pursuant to this Section 6.01 or Section 6.02 (Notice of Other Events).

(g)           The Company will furnish to the Administrative Agent, promptly upon request of the Administrative Agent or any Lender (through the Administrative Agent), such additional information regarding the business, financial or corporate affairs of the Company and its Subsidiaries as the Administrative Agent or any Lender may reasonably request including for know-your-customer and anti-money laundering rules and regulations, including the Patriot Act.

(h)           The Company will furnish to the Administrative Agent upon request a complete copy of the annual report (Form 5500) of each Plan of the Company or any ERISA Affiliate required to be filed with the Internal Revenue Service.

(i)            The Company will furnish to the Administrative Agent the definitive documentation for any Permitted Refinancing Indebtedness incurred to Refinance any Reporting Indebtedness within five (5) Business Days of the execution thereof.

(j)            The Company will furnish to the Administrative Agent as soon as available and in any case within five (5) Business Days after the end of the preceding month, a listing of the Intercompany Indebtedness, specifying the parties thereto and outstanding principal amounts thereof, current as of the last day of the immediately preceding month.

(k)           The Company will furnish to the Administrative Agent as soon as available and in any case within five (5) Business Days after the end of the preceding month, the listing of the Reporto Contracts, specifying the parties thereto and outstanding principal amounts thereof, current as of the last day of the immediately preceding month.

(l)            The Administrative Agent will promptly deliver to each of the Lenders copies of the documents provided to the Administrative Agent by the Company pursuant to this Section 6.01; provided that the failure to make such a delivery by the Administrative Agent shall not be deemed a failure by the Company.

6.02.       Notice of Other Events.  The Company will furnish to the Administrative Agent, no later than three (3) Business Days after the Company obtains knowledge thereof (and the Administrative Agent will notify each Lender thereof):

(a)           notice of any Default or Event of Default, signed by a Senior Officer of the Company, describing such Default or Event of Default and the steps that the Company proposes to take in connection therewith;

(b)           notice of any litigation, claim, action or Proceeding pending or threatened in writing before any Governmental Authority (i) against the Company or any of its Subsidiaries, in which there is a probability of success by the plaintiff on the merits and which, if determined adversely to the Company or such Subsidiary could be reasonably expected to have a Material Adverse Effect, (ii) which could reasonably be expected to result in liability of the Company and its Subsidiaries in an aggregate amount exceeding US$20,000,000 (or the US Dollar Equivalent thereof) or (iii) relating to this Agreement or any of the other Loan Documents or the Intercompany Revolving Facilities or the transactions contemplated hereby or thereby;

(c)           notice of the modification of any consent, license, approval or authorization referred to in Section 4.01(c) (Authorizations);

(d)           notice of the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in liability of the Company and its Subsidiaries in an aggregate amount exceeding US$5,000,000 (or the US Dollar Equivalent thereof);

(e)           notice that an application has been made to the Secretary of the Treasury for a waiver or modification of the minimum funding standard (including any required installment payments) or an extension of any amortization period under Section 412 of the Code with respect to a Pension Plan;

(f)            notice that a material contribution required to be made to a Pension Plan by the Company or any ERISA Affiliate has not been timely made;

(g)           notice that a Pension Plan has failed to meet minimum funding standards to a level sufficient to give rise to a lien under ERISA or the Code;

(h)           notice that a proceeding has been instituted pursuant to Section 515 of ERISA to collect a material delinquent contribution to a Multiemployer Plan;

(i)            notice that the Company or any ERISA Affiliate is required to file with the PBGC the information required under Section 4010 with respect to any Pension Plan; and

(j)            notice of any other event or development of which the Company obtains knowledge that has had or could reasonably be expected to have a Material Adverse Effect.

6.03.       Maintenance of Existence; Conduct of Business.

(a)           The Company will, and will cause each of its Subsidiaries to: (i) maintain in effect its corporate existence and all registrations necessary therefor; (ii) take all necessary actions to maintain all rights, privileges, titles to property, franchises and the like, necessary or desirable in the normal conduct of its business (as now conducted and as proposed to be conducted), activities or operations; and (iii) maintain and preserve all of its Property and keep such Property in good working order or condition; provided, however, that this covenant shall not prohibit any transaction by the Company or any of its Subsidiaries otherwise permitted under Section 7.03 (Mergers, Consolidations, Sales and Leases), nor shall it require any Subsidiary (other than a Material Subsidiary) to maintain any such right, privilege, title to property or franchise or the Company to preserve the corporate existence of any Subsidiary (other than a Material Subsidiary) if the Company shall determine in good faith that the maintenance or preservation thereof is no longer desirable in the conduct of the business of the Company or its Subsidiaries and that the loss thereof could not reasonably be expected to have a Material Adverse Effect.

(b)           The Company will, and will cause each of its Material Subsidiaries to, continue to engage only in the Company’s Core Business.

6.04.       Insurance.  The Company will, and will cause each of its Subsidiaries to, maintain, and pay all premiums with respect to, insurance with financially sound, responsible and reputable insurance companies in such amounts and covering such risks as are usually carried by companies of good repute engaged in similar businesses and owning and/or operating properties similar to those owned and/or operated by the Company or such Subsidiary, as the case may be, in the same general areas in which the Company or such Subsidiary owns and/or operates its properties, in accordance with normal industry practice; provided that the Company and its Subsidiaries shall not be required to maintain such insurance for damaged, obsolete or worn-out equipment or other Property (in each case other than the Collateral) that is no longer used in or useful to the business or if the failure to maintain such insurance could not reasonably be expected to have a Material Adverse Effect.

6.05.       Maintenance of Governmental Approvals.  The Company will, and will cause each of its Material Subsidiaries to, maintain in full force and effect all governmental approvals (including any exchange control approvals), consents, licenses and authorizations which may be necessary or appropriate under any Requirement of Law for the conduct of its business (except where the failure to maintain any such approval, consent, license or authorization could not reasonably be expected to have a Material Adverse Effect) or for the performance of any of the Loan Documents or the Intercompany Revolving Facilities and for the validity or enforceability hereof.  The Company will, and, if applicable, will cause each of its Subsidiaries to, file all applications necessary for, and shall use its reasonable best efforts to obtain, any additional authorization as soon as possible after determination that such authorization or approval is required for the Company or Subsidiary, as applicable, to perform its obligations under this Agreement or any of the other Loan Documents or the Intercompany Revolving Facilities.

6.06.       Use of Proceeds.  The Company will use the proceeds of the Loans to repay the Terminated Derivative Obligations on the Closing Date.

6.07.       Payment of Obligations.  The Company will, and will cause each of its Subsidiaries to, pay all taxes, assessments and other governmental charges imposed upon it or any of its Property in respect of any of its franchises, businesses, income or profits before any penalty or interest accrues thereon, and pay promptly all Indebtedness and other obligations or claims (including claims for labor, services, materials and supplies) for sums that have become due and payable in accordance with their terms and that by law have or might become a Lien upon its Property, except (a) if the failure to make such payment has not had and would not reasonably be expected to have a Material Adverse Effect or (b) if such charge or claim is being contested in good faith by appropriate provision promptly initiated and diligently conducted and if such reserves or other appropriate provision, if any, as shall be required by Mexican GAAP (or, in the case of Persons organized under laws of any other jurisdiction, the applicable GAAP therein) shall have been made therefor.

6.08.       Ranking; Priority.  The Company will, and will cause each of its Subsidiaries to, promptly take all actions as may be necessary to ensure that its obligations under the Loan Documents will at all times constitute direct, unconditional and general obligations thereof ranking at least pari passu in all respects with all other future and present unsecured and unsubordinated Indebtedness of the Company, except such Indebtedness ranking senior by operation of law (and not by contract or agreement).

6.09.       Compliance with Laws.

(a)           The Company will, and will cause each of its Subsidiaries to, comply in all respects with all applicable Requirements of Law, including all applicable Environmental Laws and all Requirements of Law relating to social security and ERISA, including INFONAVIT, IMSS and SAR except (i) where the necessity of compliance therewith is contested in good faith by appropriate proceedings promptly initiated and diligently conducted and if such reserves or other appropriate provision, if any, as shall be required by Mexican GAAP (or, in the case of Persons organized under laws of any other jurisdiction, the applicable GAAP therein) shall have been made therefor or (ii) where any non-compliance could not reasonably be expected to have a Material Adverse Effect.

(b)           Notwithstanding the foregoing, the Company will, and will cause each of its Subsidiaries to, comply in all respects with Requirements of Law relating to or arising from maintaining the registration of securities with the Mexican Registro Nacional de Valores (or any substitute registry) and listing of securities in the Bolsa Mexicana de Valores, S.A.B. de C.V. (or any substitute securities exchange), including filing all statements and reports (financial or otherwise) required from time to time under applicable laws and regulations in Mexico; provided, however, that if at any time securities issued by the Company cease to be so registered or listed for any reason, then the Company shall furnish to each Lender (on a non-confidential basis) all such statements and reports (financial or otherwise) that the Company would have been required to file or disclose from time to time under applicable laws and regulations in Mexico, had such securities continued to be so registered or listed.

6.10.       Maintenance of Books and Records.

(a)           The Company will, and will cause each of its Mexican Subsidiaries to, maintain books, accounts and other records in accordance with Mexican GAAP, and the Company will cause its Subsidiaries organized under laws of any other jurisdiction to maintain their books and records in accordance either with the GAAP of the applicable jurisdiction or Mexican GAAP.

(b)           The Company will, and will cause each of its Material Subsidiaries to, permit representatives of the Administrative Agent or its designee to visit and inspect any of their respective properties and to examine their respective corporate, financial and operating books and records, all at such reasonable times during normal business hours and as often as may be reasonably desired upon reasonable advance notice to the Company or such Subsidiary, and one (1) such visit per year shall be at the expense of the Company; provided, however, that when a Default or Event of Default exists the Administrative Agent or its designee may do any of the foregoing at any time during normal business hours and without advance notice; and provided further that when an Event of Default exists, all of the foregoing shall be at the expense of the Company.

6.11.       Security Documents.

(a)           The Company will furnish to the Administrative Agent prompt written notice of any change in (i) the Company’s, any Pledged Entity’s or any Intercompany Lender’s corporate name, (ii) the jurisdiction of organization of the Company, any Pledged Entity or Intercompany Lender or (iii) the Company’s, any Pledged Entity’s or any Intercompany Lender’s identity or corporate structure.  The Company agrees not to, and to cause the Pledged Entities not to and not to permit any of the Pledged Entities to, effect or permit any change referred to in the preceding sentence unless all filings have been made under the UCC or otherwise that are required for the Collateral Agent to continue at all times following such change to have a valid, legal and perfected security interest in the Collateral.

(b)           For as long as the Security Documents so provide, within five (5) Business Days of any direct or indirect acquisition of any shares of a Pledged Entity (“Additional Collateral”), the Company will duly execute and deliver to the Collateral Agent or Trustee, as applicable, such additional pledges, supplements or amendments to existing Security Documents, and other security agreements, and in form and substance satisfactory to the Majority Lenders as are necessary or desirable to create in favor of the Collateral Agent, for the ratable benefit of the Secured Parties, a fully perfected, effective, legal, valid and enforceable security interest in, and a fully perfected, effective, valid, legally binding and enforceable first priority Lien on, all right, title and interest of the Company in such Additional Collateral and the proceeds thereof.

(c)           Subject to the provisions of Article IX of the Collateral Agency and Intercreditor Agreement, within five (5) Business Days of a Reinstatement Event that occurs on or after a Suspension Date, the Company will create in favor of the Collateral Agent, for the ratable benefit of the Secured Parties, a legal, valid and enforceable first priority security interest in the Collateral and the proceeds thereof and will (i) take any reasonable action necessary to perfect such Lien on the Collateral and (ii) duly execute and deliver to the Collateral Agent or Trustee, as applicable, such pledges, security agreements or other documents, in each case in form and substance satisfactory to the Majority Lenders, but in any event substantially similar to the initial Security Documents, as are reasonably necessary or desirable to create in favor of the Collateral Agent, for the ratable benefit of the Secured Parties, a fully perfected, effective, legal, valid and enforceable security interest in, and a fully perfected, effective, valid, legally binding and enforceable first priority Lien on, all right, title and interest of the Company in the Collateral and the proceeds thereof.

(d)           As promptly as possible after the Closing Date, but in any event within ten (10) Business Days thereof, the Company shall file the Gruma Corp. Pledge with the Public Registry of Property and Commerce of the corporate domicile of the Company, and, as promptly as possible thereafter but in any event within ninety (90) days of the Closing Date, shall deliver evidence thereof to the Administrative Agent and the Collateral Agent.

6.12.       Refinancing.  The Company will use its commercially reasonable efforts to Refinance the Loans as soon as practicable following the third (3rd) anniversary of the Closing Date.

6.13.       Working Capital Indebtedness Clean-Down.  The Company will cause each of the Subsidiaries in the Gruma Corp. Division to repay or prepay in full such Subsidiary’s Working Capital Indebtedness (other than, in the case of Gruma Corp., the Bank of America Facility) (each such repayment or prepayment, a “Clean-Down”) for a period of not less than fifteen (15) consecutive calendar days (the “Clean-Down Period”) during each Fiscal Year ending on or after December 31, 2010; provided that (w) no one Clean-Down Period may begin in one Fiscal Year and end in the subsequent Fiscal Year; (x) if any Subsidiary’s Clean-Down Period occurs during the last fifteen (15) calendar days of any Fiscal Year, the Clean-Down Period for such Subsidiary for the following Fiscal Year may not occur during the first fifteen (15) calendar days of such following Fiscal Year; (y) the Clean-Down Period for any Subsidiary may not occur within a period of thirty (30) calendar days immediately following the prior Clean-Down Period for such Subsidiary; and (z) the proceeds of Indebtedness may not be used to Clean-Down any Working Capital Indebtedness.

6.14.       Intercompany Indebtedness.

(a)           The Company will and will cause its Subsidiaries to cause all Intercompany Indebtedness (other than Intercompany Indebtedness owed to any Subsidiary in the Gimsa Division by the Company and Guaranty Obligations by the Company that are permitted by Section 7.16(e) or 7.16(h) (Limitations on Incurrence of Additional Indebtedness)) to be subordinated to the Loans pursuant to the Intercompany Subordination Agreement and the Intercompany Trust Agreement and to be evidenced by and issued pursuant to the Intercompany Revolving Facilities.  Prior to the issuance of any Intercompany Indebtedness by any Subsidiary that is not an Intercompany Lender, such Subsidiary shall (i) provide to the Administrative Agent certified copies of the Organizational Documents of such Subsidiary as are in full force and effect, and such applicable corporate documentation evidencing the authority of such Subsidiary (and the signatories of such Subsidiary, as applicable) to enter into and perform (x) the Intercompany Revolving Facility and (y) in the case of any Subsidiary other than Subsidiaries in the Gimsa Division, the Intercompany Trust Agreement and the Intercompany Subordination Agreement and (ii) become a party to (x) an Intercompany Revolving Facility and (y) in the case of any Subsidiary other than Subsidiaries in the Gimsa Division, the Intercompany Trust Agreement and the Intercompany Subordination Agreement.  The Company will treat the Obligations as senior in payment to any obligations owed to any Subsidiary that is part of the Gimsa Division by the Company in accordance with Section 7.19(c) (Intercompany Indebtedness) and will not take any action that would result in the Obligations not being treated as senior in payment to any obligations owed to any Subsidiary that is part of the Gimsa Division by the Company in accordance with Section 7.19(c) (Intercompany Indebtedness).

(b)           During the pendency of any proceeding filed by or against the Company seeking relief as debtor, or seeking to adjudicate the Company as bankrupt or insolvent, or seeking reorganization, arrangement, adjustment or composition of the Company or its debts under any law relating to bankruptcy, insolvency, reorganization, concurso mercantil, quiebra, or relief of debtors, or seeking appointment of a receiver, trustee, assignee, custodian, liquidator or visitador, conciliador or sindico or any other similar official for the Company or for any substantial part of its property, the Company will cause each Subsidiary to vote any claims that such Subsidiary might have based on Intercompany Indebtedness in the same manner as the majority of the third party creditors of the Company.

6.15.       Further Assurances.  The Company will, and will cause each of its Subsidiaries to, at the Company’s own cost and expense, execute and deliver to the Administrative Agent or the Collateral Agent all such other documents, instruments and agreements and do all such other acts and things as may be reasonably required in the opinion of the Administrative Agent or the Collateral Agent or their respective counsel, to enable the Administrative Agent or the Collateral Agent or any Lender to exercise and enforce its rights under, and to enable the Administrative Agent, the Collateral Agent, the Lenders, the Company or any of the Pledged Entities to carry out the intent of this Agreement or the other Loan Documents, and in order to grant, preserve, protect and perfect the validity and first priority of the security interests created or intended to be created by the Security Documents, including in each case (i) filing UCC and other financing statements, (ii) making payments of fees and other charges, (iii) issuing and, if necessary, filing or recording supplemental documentation, including continuation statements, (iv) discharging all claims or other Liens affecting the Collateral, and (v) publishing or otherwise delivering notice to third parties.

ARTICLE VII
NEGATIVE COVENANTS

The Company covenants and agrees that for so long as any Loan or other Obligation (other than unasserted contingent indemnification obligations as to which no claim is known) remains unpaid:

7.01.       Negative Pledge.  The Company:

(a)           will not, and will not cause or permit any of its Subsidiaries to, directly or indirectly, create, incur, assume or suffer to exist any Lien upon or with respect to any of the Collateral (other than any Lien created by the Security Documents); and

(b)           will not, and will not cause or permit any of its Subsidiaries (other than any Subsidiary that is part of the Venezuelan Division) to, directly or indirectly, create, incur, assume or suffer to exist any Lien upon or with respect to any of its other present or future Property, except the following Liens (each a “Permitted Lien”):

(i)                    any Lien created by the Security Documents (including any Lien created by an amendment thereto in connection with the incurrence of Permitted Refinancing Indebtedness in respect of the Mandatory Prepayment Indebtedness);

(ii)                   the Liens in favor of each Initial Lender or Minor Derivative Counterparty on such Person’s Temporary Loan Account; provided, however, that such Liens shall be terminated immediately upon payment of such Initial Lender’s Terminated Derivative Obligation in accordance with Section 2.03(d) (Procedure for Making Loans) or such Minor Derivative Counterparty’s (or its Affiliate’s) “Terminated Derivative Obligation” (as such term is used in the Minor Derivative Counterparty Loans) in accordance with the Minor Derivative Counterparty Loans;

(iii)                  any Lien on any Property (or, in the case of a line of credit secured by inventory or accounts receivable, class of Property) existing on the date hereof and set forth in Schedule 7.01 (Existing Liens); provided that such Liens shall secure only those obligations which they secure on the date hereof;

(iv)                  any Lien on any asset securing all or any part of the purchase price of property or assets (excluding inventories) acquired or any portion of the cost of construction, development, alteration or improvement of any property, facility or asset or Indebtedness incurred or assumed solely for the purpose of financing all or any part of the cost of acquiring or constructing, developing, altering or improving such property, facility or asset; provided that (A) such Indebtedness is otherwise permitted by Section 7.16 (Limitations on Incurrence of Additional Indebtedness), (B) such Indebtedness does not exceed the lesser of the cost and the fair market value of such property, facility or asset, and (C) such Lien attaches solely to such property, facility or asset during the period that such property, facility or asset is being constructed, developed, altered or improved or concurrently with or within one hundred twenty (120) days after the acquisition, construction, development, alteration or improvement thereof;

(v)                   Liens of a Subsidiary existing prior to the time such Subsidiary became a Subsidiary of the Company which (A) do not secure Indebtedness exceeding the aggregate principal amount of Indebtedness subject to such Lien prior to the time such Subsidiary became a Subsidiary of the Company, (B) do not attach to any Property other than the Property attached pursuant to such Lien prior to the time such Subsidiary became a Subsidiary of the Company, and (C) were not created in contemplation of such Subsidiary becoming a Subsidiary of the Company;

(vi)                  any Lien on any Property existing thereon at the time of the acquisition of such Property and not created in connection with or in contemplation of such acquisition;

(vii)                 any Lien on any Property (or, in the case of a line of credit secured by inventory or accounts receivable, class of Property) securing an extension, renewal, refunding or replacement of Indebtedness or a line of credit secured by a Lien referred to in clauses (iii), (iv), (v) or (vi) above or this clause (vii); provided that (A) the prior Lien was otherwise permitted pursuant to this Agreement at the time of such extension, renewal, refunding or replacement; (B) such new Lien is limited to the Property (or, in the case of a line of credit secured by inventory or accounts receivable, class of Property) which was subject to the prior Lien immediately before such extension, renewal, refunding or replacement; and (C) the principal amount of Indebtedness or the amount of the line of credit secured by the prior Lien is not increased immediately before or in contemplation of or in connection with such extension, renewal, refunding or replacement;

(viii)                any Lien securing taxes, assessments and other governmental charges, the payment of which is not yet due or the payment of which is being contested in good faith by appropriate proceedings promptly initiated and diligently conducted and for which such reserves or other appropriate provision, if any, as shall be required by Mexican GAAP or, in the case of Subsidiaries organized under laws of any other jurisdiction, the applicable GAAP therein, shall have been made;

(ix)                  Liens incurred or deposits made in the Ordinary Course of Business in connection with workers’ compensation, unemployment insurance, other types of social security and any Liens imposed by ERISA;

(x)                   statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, materialmen, repairmen or the like arising in the Ordinary Course of Business for sums not yet due or the payment of which is being contested in good faith by appropriate proceedings promptly initiated and diligently conducted and for which such reserves or other appropriate provision, if any, as shall be required by Mexican GAAP or, in the case of Subsidiaries organized under laws of any other jurisdiction, the applicable GAAP therein, shall have been made;

(xi)                  any Lien created by attachment or judgment (provided that such attachment or judgment does not constitute an Event of Default), unless the judgment it secures shall not, within sixty (60) days after the entry thereof, have been discharged or execution thereof stayed pending appeal;

(xii)                 any Lien on cash, Cash Equivalent Investments or in the form of a letter of credit, in each case created in connection with, and posted or granted as required by, a Hedging Agreement entered into in accordance with Section 7.18 (Limitations on Hedging) in an amount not in excess of US$35,000,000 (or the US Dollar Equivalent thereof) in the aggregate at any one time; and

(xiii)                Liens created to secure Permitted New Indebtedness not in excess of US$250,000,000 (or the US Dollar Equivalent thereof) in the aggregate consisting of:

(A)                  Liens on real or personal property to secure Permitted New Capital Obligations consisting of Capital Lease Obligations not in excess of US$50,000,000 (or the US Dollar Equivalent thereof); provided that any Lien on real or personal property to secure a Permitted New Capital Obligation consisting of a Capital Lease Obligation shall be on the real or personal property leased pursuant to such Capital Lease Obligation; and

(B)                  Liens on inventories or accounts receivable created to secure Permitted New Working Capital Indebtedness, when taken together with Liens pursuant to clause (b)(xiii)(A) of this Section 7.01, not in excess of US$250,000,000 (or the US Dollar Equivalent thereof), subject to the restrictions on such Indebtedness in Section 7.16(g) (Limitations on Incurrence of Additional Indebtedness);

provided that, in addition to the foregoing restrictions, the Company shall not cause, or permit any Pledged Entity to, directly or indirectly, create, incur, assume or suffer to exist any Lien other than Permitted Liens that (i) secure Working Capital Indebtedness or Permitted New Capital Obligations consisting of Capital Lease Obligations, or Permitted Refinancing Indebtedness in respect of the foregoing or (ii) are permitted pursuant to clause (vii) above,  in each case which Permitted Liens shall not secure such Indebtedness of (x) the Gimsa Division in excess of US$250,000,000, (y) the Gruma Corp. Division in excess of US$150,000,000 or (z) the Molinera Division in excess of US$50,000,000, or, in each case, the US Dollar Equivalent thereof.

7.02.       Investments.  The Company will not, and will not cause or permit any of its Subsidiaries (other than Subsidiaries that are part of the Venezuelan Division) to, make, maintain or suffer to exist any Investment, except the following:

(a)           the Company and its Subsidiaries may make (or, in the case of clause (i) below, maintain) at any time:

(i)                    Any Investment existing on the date hereof (A) as set forth in Schedule 7.02 (Existing Investments) if in excess of US$1,000,000 (or the US Dollar

Equivalent thereof) and (B) if less than such amount, included in the financial statements of the Company and/or its Subsidiaries prior to the date hereof;

(ii)                   Cash Equivalent Investments;

(iii)                  Capital Expenditures not to exceed (A) the Permitted Capital Expenditures Amount and (B) any portion of the Permitted Capital Expenditures Amount carried over in accordance with Section 7.14(b) (Limitations on Capital Expenditures);

(iv)                  Investments consisting of extensions of credit of less than sixty (60) days in the nature of accounts receivable or notes receivable arising from the sale or lease of goods or services in the Ordinary Course of Business;

(v)                   Subject to Section 7.12(c) (Fundamental Changes, Limitations on Asset Sales, Asset Exchanges and Acquisitions), and as long as no Default or Event of Default has occurred and is continuing, or will occur as a result of such Investment, Investments in the Core Business (other than Investments in the Venezuelan Division) made from any Net Cash Proceeds of a Permitted Company Equity Issuance that is consummated in accordance with Section 7.23(a)(ii) (Equity Issuances) that are not required to be applied to the mandatory prepayment of Mandatory Prepayment Indebtedness pursuant to Section 2.05(e) (Mandatory Prepayments);

(vi)                  Subject to Section 7.12(c) (Fundamental Changes, Limitations on Asset Sales, Asset Exchanges and Acquisitions), Investments in the long-term productive assets used in the Core Business (other than Investments in the Venezuelan Division) made from 50% of the Net Cash Proceeds of an Asset Sale during the relevant Reinvestment Period for such Asset Sale; provided that (x) no Default or Event of Default has occurred and is continuing, or will occur as a result of such Investment, (y) a Reinvestment Certificate has been delivered within the applicable Required Payment Period for such Asset Sale and (z) the Company has made any mandatory prepayments required pursuant to Section 2.05(a) (Mandatory Prepayments);

(vii)                 Investments to Restore Property affected by a Casualty Event made from the Net Cash Proceeds of such Casualty Event and made during the relevant Reinvestment Period for such Casualty Event; provided that (w) no Default or Event of Default has occurred and is continuing, or will occur as a result of such Investment, (x) the Company has (i) filed an insurance claim in respect of such Casualty Event within five (5) Business Days thereof and (ii) delivered a Casualty Certificate within ten (10) Business Days following the filing of such claim, (y) the Company has made any mandatory prepayments required pursuant to Section 2.05(c) (Mandatory Prepayments) and (z) the aggregate value of Investments in respect of any Casualty Event do not exceed (i) US$10,000,000 (or the US Dollar Equivalent thereof) unless the written consent of the Majority Lenders has been obtained or (ii) US$55,000,000 (or the US Dollar Equivalent thereof) in any event;

(viii)                Hedging Agreements permitted by and entered into in accordance with Section 7.16(f) (Limitations on Incurrence of Additional Indebtedness) and Section 7.18 (Limitations on Hedging);

(ix)                  Investments in Intercompany Indebtedness permitted by and made in accordance with Sections 7.16(e), 7.16(h) or 7.16(j) (Limitations on Incurrence of Additional Indebtedness); and

(x)                   Investments in Subsidiaries, other than Subsidiaries in the Venezuelan Division, consisting of (x) Intercompany Indebtedness Capitalization made prior to January 1, 2010 in an aggregate amount not to exceed an amount equal to the sum of (A) the amount of Existing Intercompany Indebtedness set forth on Schedule 5.21(b) (Existing Intercompany Indebtedness) and (B) US$30,000,000 (or the US Dollar Equivalent thereof) and (y) Intercompany Indebtedness Capitalization in an aggregate amount not to exceed US$30,000,000 (or the US Dollar Equivalent thereof) per annum thereafter; and

(b)           as long as no Default or Event of Default has occurred and is continuing, or will occur as a result of such Investment, in any Fiscal Year, if such Fiscal Year follows an Excess Cash Year, the Company and its Subsidiaries may make, solely from the Available Excess Cash Amount for such Fiscal Year, Restricted Investments (other than Investments in the Venezuelan Division, which shall be deemed excluded from this Clause (b)) in an amount not to exceed in the aggregate for the Company and its Subsidiaries the Permitted New Investment Amount;

provided, however, that notwithstanding any of the foregoing clauses (a) and (b), the Company and its Subsidiaries (other than Subsidiaries that are part of the Venezuelan Division) shall not make any Investments in the Venezuelan Division.

7.03.       Mergers, Consolidations, Sales and Leases.  The Company will not, and will not permit or cause any of its Material Subsidiaries (other than any Subsidiary that is part of the Venezuelan Division) to (x) dissolve or liquidate, or (y) merge, amalgamate or consolidate with or into, or (z) convey, transfer or lease all or substantially all of its Property (other than Property of any Subsidiary that is part of the Venezuelan Division) (whether now owned or hereinafter acquired) to or in favor of any Person (in each case, whether in one transaction or a series of transactions), unless (i) the Majority Lenders consent to such dissolution, liquidation, merger, amalgamation, consolidation, conveyance, transfer or lease and (ii) immediately after giving effect to any dissolution, liquidation, merger, amalgamation, consolidation, conveyance, transfer or lease:

(a)           no Default or Event of Default has occurred and is continuing; and

(b)           in the case of a merger, amalgamation, consolidation, or conveyance, transfer or lease of substantially all of the Company’s Property, any corporation formed by any such merger or consolidation with the Company or the Person which acquires by conveyance or transfer, or which leases, all or substantially all of the Company’s Property shall expressly assume in writing the due and punctual payment of the principal of, and interest on all Obligations, according to their terms, and the due and punctual performance of all of the covenants and obligations of the

Company under this Agreement by an instrument in form and substance reasonably satisfactory to the Majority Lenders and shall provide an opinion of counsel acceptable to the Majority Lenders, obtained at the Company’s expense, on which the Administrative Agent and the Lenders may conclusively rely;

provided that the consent of the Majority Lenders shall not be required for any merger, consolidation, conveyance, transfer or lease in which a Material Subsidiary (other than a Pledged Entity or its Subsidiaries) merges with any other Subsidiary (other than a Pledged Entity or its Subsidiaries) where the Material Subsidiary is the surviving entity; and

provided further that, notwithstanding the foregoing, the Company will not, and will not permit or cause any of the Pledged Entities or their respective Subsidiaries to (x) dissolve or liquidate, or (y) merge, amalgamate or consolidate with or into, or (z) convey, transfer or lease all or substantially all of its Property (whether now owned or hereinafter acquired) to or in favor of any Person (in each case, whether in one transaction or a series of transactions).

7.04.       Restricted Payments.  The Company will not, and will not cause or permit any of its Subsidiaries to, declare or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so. Notwithstanding the foregoing limitation, and if and to the extent permitted by this Agreement, the Company or any Subsidiary may declare or make the following Restricted Payments:

(a)           each Subsidiary may make Restricted Payments:

(i)                    to the Company (and, in the case of such Restricted Payment by a non-wholly-owned Subsidiary, to each other owner of capital stock of such Subsidiary on a pro rata basis based on their relative ownership interests);

(ii)                   consisting of dividend payments or other distributions in respect of such Subsidiary’s capital stock, partnership interest or ownership interest to any other Subsidiary of the Company (and, in the case of such Restricted Payment by a non-wholly-owned Subsidiary, to each other owner of capital stock of such Subsidiary on a pro rata basis based on their relative ownership interests); and

(iii)                  other than as permitted by clauses (i) or (ii) above, as long as no Default or Event of Default has occurred and is continuing, to wholly-owned Subsidiaries (other than any Subsidiary that is part of the Venezuelan Division) (and, in the case of such Restricted Payment by a non-wholly-owned Subsidiary, to the Company and any Subsidiary (other than any Subsidiary that is part of the Venezuelan Division) and to each other owner of capital stock of such Subsidiary on a pro rata basis based on their relative ownership interests); provided that such Restricted Payment would be otherwise permitted by 7.02(b) (Investments);

(b)           the Company and each Subsidiary may declare and make dividend payments or other distributions payable solely in the common stock of such Person;

(c)           as long as no Default or Event of Default has occurred and is continuing, or would occur as a result of such Restricted Payment, Gimsa may purchase shares of the capital stock of Gimsa to the extent permitted pursuant to Section 7.02 (Investments);

(d)           as long as no Default or Event of Default has occurred and is continuing, or would occur as a result of such Restricted Payment, the Company may declare and make dividend payments in respect of its preferred stock; provided that the Company has made any required mandatory prepayment in connection with the issuance thereof pursuant to Section 2.05(e) (Mandatory Prepayments); and

(e)           as long as no Default or Event of Default has occurred and is continuing, or would occur as a result of such Restricted Payment, the Company may declare and make dividend payments in respect of its common stock; provided that:

(i)                    on the date such dividend payment is declared (A) the Leverage Ratio has been equal to or less than 3.0:1.0 for the twelve (12)-month period prior to such date, (B) at least 40% of the aggregate principal amount of the Loans has been paid and (C) after the date of this Agreement, the Company has made Permitted Company Equity Issuances that have provided Net Cash Proceeds to the Company of at least US$100,000,000 (or the US Dollar Equivalent thereof) of common stock and has made all mandatory prepayments required by Section 2.05(e) (Mandatory Prepayments) in connection therewith; and

(ii)                   the Company makes a mandatory prepayment in respect of such dividend payment pursuant to Section 2.05(f) (Mandatory Prepayments).

7.05.       Other Agreements.  The Company will not, and will not cause or permit any of its Subsidiaries to enter into, renew, suffer or permit to exist or become effective, any agreement or arrangement with any other Person with respect to the incurrence of any Indebtedness that contains any covenants (including but not limited to, affirmative, financial or negative covenants) mandatory prepayments or events of default that are more restrictive than those set forth herein.

7.06.       Burdensome Agreements.  The Company will not, and will not cause or permit any of its Subsidiaries to, create, cause, incur, assume, enter into, renew, extend, suffer or permit to exist on or become effective, any consensual encumbrance or restriction of any kind or agreement that: (a) expressly prohibits or restricts the payment of dividends or other distributions to the Company or the making of loans to the Company or the ability to transfer any of its property or assets to any of the foregoing, other than in connection with the maintenance, renewal or extension of any agreement listed in Schedule 5.12(b) (Restrictive Subsidiary Agreements), provided that (i) the restrictions or prohibitions under such agreement are not increased as a result of such renewal or extension, and (ii) in connection with any such renewal or extension of an agreement that does not already contain any such prohibition, the Company will not, and will not permit its Subsidiaries to, agree to or accept the inclusion of such prohibition; (b) subordinates any Indebtedness (other than Intercompany Indebtedness) owed to the Company or its Subsidiaries, or (c) in any way restricts or otherwise prevents the Company from performing its obligations under any Loan Document, provided that any payment or

Disposition of Property otherwise permitted by this Agreement shall not be deemed to restrict or otherwise prevent the Company from performing its obligations under any Loan Document.

7.07.       Transactions with Affiliates; Arm’s Length Transactions.  The Company will not, and will not cause or permit any of its Subsidiaries to, enter into, renew or extend or be a party to any transaction or series of related transactions with (a) any Affiliate of the Company, (b) any Joint Venture Partner, or (c) any director or officer of the Company, except in each case if such transaction is entered into upon fair and reasonable terms no less favorable to the Company or such Subsidiary than are obtainable in a comparable arm’s length transaction with an independent unrelated third party that is not one of the persons listed in (a), (b) or (c) above.  The Company will not, and will not cause or permit any of its Subsidiaries to, enter into any transaction other than on an arm’s length basis.

7.08.       No Subsidiary Guarantees of Certain Indebtedness.  The Company will not cause or permit any of its Subsidiaries, directly or indirectly, to guarantee or otherwise become liable or responsible for, in any manner, any Indebtedness of the Company.

7.09.       Interest Coverage Ratio.  The Company will not permit its Interest Coverage Ratio as of the last day of any Fiscal Quarter ending after the date of this Agreement to be less than the following ratios in the following years:

Fiscal Year ending December 31,	Interest Coverage Ratio
2009	2.50 to 1.00
2010	2.50 to 1.00
2011	2.75 to 1.00
2012	2.75 to 1.00
2013	2.75 to 1.00
2014	2.75 to 1.00
2015	2.75 to 1.00
2016	2.75 to 1.00
2017	2.75 to 1.00

7.10.       Leverage Ratio.  The Company will not permit its Leverage Ratio on any date after the date of this Agreement to be greater than the following ratios in the following years:

Fiscal Year ending December 31,	Leverage Ratio
2009	5.95 to 1.00
2010	5.60 to 1.00
2011	5.00 to 1.00
2012	4.50 to 1.00
2013	4.00 to 1.00
2014	3.60 to 1.00
2015	3.00 to 1.00
2016	2.50 to 1.00
2017	2.50 to 1.00

7.11.       Limitations on Changes to Constituent Documents, Indebtedness, Corporate Existence, Business.  The Company will not, and will not cause or permit any of its Subsidiaries to:

(a)           amend, modify or otherwise change any of its Organizational Documents in any way that would adversely affect the Lenders; provided  that any amendment, modification or change that would adversely affect the value of Collateral, the Intercompany Indebtedness or the ability of any Lender to enforce its rights in the Collateral or exercise its rights under the Intercompany Trust Agreement shall be deemed to adversely affect the Lenders;

(b)           amend, modify or otherwise change the terms of any Reporting Indebtedness (including through an amendment or modification to the Reporting Indebtedness Documentation or the entry into any Contractual Obligation in respect of the Reporting Indebtedness) in any way that would (i) require additional mandatory prepayments of such Reporting Indebtedness, (ii) require the Company or its Subsidiaries to incur any Liens, (iii) reduce the weighted average maturity of such Reporting Indebtedness, (iv) increase the interest rate or any other amount payable in respect of such Reporting Indebtedness, (v) require the payment of any fees to the holders of such Reporting Indebtedness (other than nominal amendment and waiver fees in amounts consistent with market practice at the time such fees are paid), or (vi)  in any way that would otherwise adversely affect (x) the economic rights of the Lenders or (y) the economic obligations of the Company in a more onerous manner than the terms of such Reporting Indebtedness;

(c)           take any action or conduct its affairs in a manner that could reasonably be expected to result in its corporate existence being ignored by any court of competent jurisdiction or in its assets and/or liabilities being substantively consolidated with those of any other Person in a bankruptcy, reorganization or other insolvency proceeding; or

(d)           with respect to the Company, change its accounting policies or tax reporting practices (other than as permitted by Mexican GAAP) or change the end of its Fiscal Year to a date other than December 31 (regardless of whether such change is permitted by Mexican GAAP).

7.12.       Fundamental Changes, Limitations on Asset Sales, Asset Exchanges and Acquisitions.

(a)           The Company will not, and will not cause or permit any of its Subsidiaries to conduct any Asset Sales (other than Asset Sales by any Subsidiary that is part of the Venezuelan

Division) except Asset Sales in respect of which (i) the consideration for such Asset Sale is at least 80% cash and (ii) a mandatory prepayment is made in accordance with Section 2.05(a) (Mandatory Prepayments);

(b)           Notwithstanding clause (a) above or any other provision of this Agreement, the Company will not, and will not cause or permit any of its Subsidiaries to (i) Dispose of any of the Collateral at any time or (ii) conduct any Asset Sale (other than Asset Sales by any Subsidiary that is part of the Venezuelan Division) in any Fiscal Year if the fair market value of such Asset Sale, as evidenced by the relevant sales documentation, when taken together with the aggregate fair market value of all other Asset Sales, as evidenced by the relevant sales documentation (other than Asset Sales by any Subsidiary that is part of the Venezuelan Division) conducted in such Fiscal Year, would exceed US$50,000,000 (or the US Dollar Equivalent thereof) in the aggregate for such Fiscal Year.

(c)           The Company and its Subsidiaries may acquire all or substantially all of the assets or capital stock of any Person (the “Target”) (in each case, a “Permitted Acquisition”) subject to any other limitations under this Agreement and the satisfaction of each of the following conditions:

(i)                    the Administrative Agent shall receive at least fifteen (15) days’ prior written notice of such proposed Permitted Acquisition, which notice shall include a reasonably detailed description of such proposed Permitted Acquisition;

(ii)                   such Permitted Acquisition shall only involve assets comprising a business, or those assets of a business, engaged in the Core Business, and which would not subject the Administrative Agent or any Lender to regulatory or third party approvals in connection with the exercise of its rights and remedies under this Agreement or any other Loan Documents other than approvals applicable to the exercise of such rights and remedies with respect to Company prior to such Permitted Acquisition;

(iii)                  no additional Indebtedness or other liabilities other than Indebtedness permitted pursuant to Section 7.16 (Limitations on Incurrence of Additional Indebtedness) shall be incurred, assumed or otherwise be reflected on a consolidated balance sheet of Company and Target after giving effect to such Permitted Acquisition, except ordinary course trade payables and accrued expenses;

(iv)                  the sum of all amounts payable in connection with all Permitted Acquisitions (including, without duplication, all transaction costs and all Indebtedness and liabilities (other than customary indemnities provided by purchasers) incurred or assumed in connection therewith or otherwise reflected on a consolidated balance sheet of Company and Target) shall be permitted pursuant to Section 7.02 (Investments);

(v)                   at the time of such Permitted Acquisition and after giving effect thereto, no Default or Event of Default has occurred and is continuing.

(vi)                  the business and assets acquired in such Permitted Acquisition shall be free and clear of all Liens (other than Liens permitted pursuant to Section 7.01 (Negative Pledge)); and

(vii)                 with respect to any Permitted Acquisition where the aggregate consideration (including any assumption of Indebtedness) in connection therewith is equal to or greater than US$40,000,000 (or the US Dollar Equivalent thereof):

(A)                  Target shall have had a consolidated EBITDA of greater than negative US$5,000,000 (or the US Dollar Equivalent thereof), pro forma for adjustments reasonably satisfactory to the Administrative Agent for the trailing twelve-month period preceding the date of the Permitted Acquisition, as determined based upon the Target’s financial statements for its most recently completed fiscal year and its most recent interim financial period completed within sixty (60) days prior to the date of consummation of such Permitted Acquisition; and

(B)                  Concurrently with delivery of the notice referred to in clause (i) above, the Company shall have delivered to the Administrative Agent:

a.             a pro forma consolidated balance sheet, income statement and cash flow statement of the Company and its Subsidiaries (the “Acquisition Pro Forma”), based on recent financial statements, which shall be complete and shall fairly present in all material respects the assets, liabilities, financial condition and results of operations of the Company and its Subsidiaries in accordance with GAAP consistently applied, but taking into account such Permitted Acquisition; and

b.             a certificate of the chief financial officer of the Company to the effect that:  (i) the Company will be Solvent upon the consummation of the Permitted Acquisition; (ii) the Acquisition Pro Forma fairly presents the financial condition of the Company and its Subsidiaries (on a consolidated basis) as of the date thereof after giving effect to the Permitted Acquisition; and (iii) the Company and its Subsidiaries have completed their due diligence investigation with respect to the Target and such Permitted Acquisition, which investigation has produced results satisfactory to the Company and its Subsidiaries.

7.13.       Limitations on Sale Lease-Back Transactions.  The Company will not, and will not cause or permit any of its Subsidiaries (other than Subsidiaries that are part of the Venezuelan Division) to, directly or indirectly, enter into any Sale Lease-Back Transactions other than Permitted New Capital Obligations that are permitted by Section 7.16(g) (Limitations on Incurrence of Additional Indebtedness) consisting of Sale Lease-Back Transactions.

7.14.       Limitations on Capital Expenditures.

(a)           Subject to clauses (b) and (c) below, the Company will not, and will not cause or permit any of its Subsidiaries to, directly or indirectly, make (or be or become legally or contractually obligated to make) any Capital Expenditures (other than Capital Expenditures in Venezuela by Subsidiaries that are part of the Venezuelan Division) during any Fiscal Year that would cause the aggregate Capital Expenditures for such year to exceed the Permitted Capital Expenditures Amount for such Fiscal Year (which amount shall include any Permitted New Capital Obligations consisting of Capital Lease Obligations incurred in such Fiscal Year).

(b)           To the extent that the Company and its Subsidiaries do not expend the full Permitted Capital Expenditures Amount in any given Fiscal Year, the Company and its Subsidiaries will be permitted to carry forward any Unused CapEx to the immediately following Fiscal Year (but not to any subsequent Fiscal Year); provided that (i) the Company has delivered the CapEx Report in the present Fiscal Year and (ii) no Default or Event of Default has occurred and is continuing or would occur after giving effect to such transaction.

(c)           In addition to the foregoing, the Company may, in its discretion, make additional Capital Expenditures to the extent permitted by Section 7.02(b) (Investments); provided that (i) the Company has delivered the CapEx Report in the present Fiscal Year and (ii) no Default or Event of Default has occurred and is continuing or would occur after giving effect to such Capital Expenditure.

7.15.       Limitations on Voluntary Prepayments of Indebtedness.  The Company will not, and will not cause or permit any of its Subsidiaries to, directly or indirectly (a) make any Optional Other Prepayment of Indebtedness other than Optional Other Prepayments for which a mandatory prepayment is made pursuant to Section 2.05(i) (Mandatory Prepayments), if applicable, or (b) make any payment in violation of any subordination terms of any Indebtedness, other than the payment of Venezuelan Non-Recourse Indebtedness by any Subsidiary that is part of the Venezuelan Division.

7.16.       Limitations on Incurrence of Additional Indebtedness.  The Company will not, and will not cause or permit any of its Subsidiaries to, directly or indirectly, create, incur, assume or suffer to exist any Indebtedness; provided that the Company and its Subsidiaries shall be permitted to incur, assume, or suffer to exist, without duplication:

(a)           Indebtedness under the Loan Documents;

(b)           Existing Indebtedness listed on Schedule 5.21(a) (Existing Indebtedness);

(c)           Permitted Refinancing Indebtedness (provided that, if applicable, the Company makes any mandatory prepayment required by Section 2.05(h) (Mandatory Prepayments));

(d)           Venezuelan Non-Recourse Indebtedness;

(e)           Venezuelan Recourse Indebtedness in respect of Indebtedness owed to Persons other than the Company or its Affiliates in an amount not to exceed US$40,000,000 (or the US Dollar Equivalent thereof) outstanding at any one time to the extent such Venezuelan Recourse Indebtedness is Working Capital Indebtedness, the proceeds of which are used solely for grain purchases (“Permitted Venezuelan Recourse Indebtedness”);

(f)            the Agreement Value of Hedging Agreements executed in accordance with Section 7.18 (Limitations on Hedging);

(g)           As long as no Default or Event of Default has occurred and is continuing or would occur after giving effect to such Indebtedness under this clause (g), additional Indebtedness not otherwise permitted by this Section 7.16 in an aggregate amount for the Company and its Subsidiaries at any time outstanding not to exceed an amount equal to (x) US$250,000,000 (or the US Dollar Equivalent thereof) less (y) the aggregate principal amount of all Reporto Contracts outstanding at such time (such Indebtedness, “Permitted New Indebtedness”), to the extent such Permitted New Indebtedness:

(i)                    is either unsecured or secured in accordance with Section 7.01 (Negative Pledge); and

(ii)                   consists of either: (x) Working Capital Indebtedness (excluding Venezuelan Recourse Indebtedness); provided that the Company shall comply with Section 6.13 (Working Capital Indebtedness Clean-Down) (such Working Capital Indebtedness, “Permitted New Working Capital Indebtedness”), or (y) no more than US$50,000,000 (or the US Dollar Equivalent thereof) of Capital Lease Obligations and/or Sale Lease-Back Transactions related to the Company’s Core Business (collectively, “Permitted New Capital Obligations”);

(h)           any of the following Guaranty Obligations in respect of Indebtedness owed to Persons other than the Company or its Affiliates (provided that solely for the purposes of this Section 7.16(h), Grupo Financiero Banorte S.A.B. de C.V. and its Subsidiaries shall not be considered Affiliates of the Company):

(i)                    Guaranty Obligations of a Subsidiary in respect of obligations of its direct or indirect Subsidiaries that are related to the Core Business; provided that, notwithstanding the foregoing, any Subsidiary that is not part of the Venezuelan Division may not incur Guaranty Obligations in respect of obligations of any Subsidiary that is part of the Venezuelan Division;

(ii)                   the Permitted Bancomext Guaranty;

(iii)                  the Guaranty Obligation incurred by the Company in respect of operating leases of Subsidiaries that are not part of the Gruma Corp. Division, the Latin American Divisions or the Venezuelan Division; provided that such Guaranty Obligation shall not exceed US$25,000,000 (or the US Dollar Equivalent thereof);

(iv)                  Guaranty Obligations of the Company in respect of Indebtedness not to exceed US$60,000,000 (or the US Dollar Equivalent thereof) outstanding principal amount in the aggregate at any time, consisting of:

(A)                  Working Capital Indebtedness (other than Venezuelan Recourse Indebtedness, and including Guaranty Obligations in respect of Existing Working Capital Indebtedness but excluding the Permitted Bancomext Guaranty) or IT Operating Leases of Subsidiaries that are part of the Gimsa Division, in each case to the extent permitted under this clause (iv), which Working Capital Indebtedness and IT Operating Leases shall not exceed US$60,000,000 (or the US

Dollar Equivalent thereof) of outstanding principal amount in the aggregate at any time;

(B)                  Working Capital Indebtedness of Subsidiaries that are part of the Central America Division  (including Guaranty Obligations in respect of Existing Working Capital Indebtedness but excluding the Permitted Bancomext Guaranty) to the extent permitted pursuant to this clause (iv), which Working Capital Indebtedness shall not exceed US$35,000,000 (or the US Dollar Equivalent thereof) of outstanding principal amount in the aggregate at any time;

(C)                  Working Capital Indebtedness of Subsidiaries that are part of the Molinera Division (including Guaranty Obligations in respect of Existing Working Capital Indebtedness but excluding the Permitted Bancomext Guaranty), to the extent permitted pursuant to this clause (iv), which Working Capital Indebtedness shall not exceed US$20,000,000 (or the US Dollar Equivalent thereof) of outstanding principal amount in the aggregate at any time;

(i)           Other Restructured Indebtedness; and

(j)           Intercompany Indebtedness (i) evidenced by and issued pursuant to the Intercompany Revolving Facilities in accordance with Section 6.14 (Intercompany Indebtedness), (ii) subordinated to the Loans pursuant to the Intercompany Subordination Agreement and the Intercompany Trust Agreement (other than, in each case, Intercompany Indebtedness owed by the Company to a Subsidiary in the Gimsa Division), and (iii) where all rights of such Intercompany Lender of such Intercompany Indebtedness (other than Intercompany Indebtedness owed  by the Company to a Subsidiary in the Gimsa Division) have been assigned to the Trustee pursuant to the Intercompany Trust Agreement;

provided that, in addition to the foregoing restrictions, the Company and its Subsidiaries will not, and will not cause, or permit any of its Subsidiaries to, directly or indirectly, create, incur, assume or suffer to exist any Indebtedness otherwise permitted by this Section 7.16 (except Permitted Refinancing Indebtedness that is actually applied within five (5) Business Days to prepay Indebtedness being Refinanced (plus the amount of any premium required to be paid under the terms of the instrument governing such Indebtedness being Refinanced) and any other Indebtedness required to be prepaid pursuant to Section 2.05 (Mandatory Prepayments) (and any breakage costs in connection therewith)) if the creation, incurrence, assumption or existence of such Indebtedness would cause the Leverage Ratio to exceed the limits set in Section 7.10 (Leverage Ratio) or the Interest Coverage Ratio to be less than the minimum set forth in Section 7.09 (Interest Coverage Ratio) on a pro forma basis; and

provided further that, in addition to the foregoing restrictions, the Company shall not cause, or permit any of the Pledged Entities or their direct or indirect Subsidiaries to, directly or indirectly, (x) incur Indebtedness other than Indebtedness permitted under Section 7.16(b), (c), (f), (g), (h)(i) or (j) or (y) create, incur, assume or suffer to exist outstanding Indebtedness in excess of US$250,000,000 (or the US Dollar Equivalent thereof) at any time in the case of the Gimsa Division, US$200,000,000 (or the US Dollar Equivalent thereof) at any time in the case of the Gruma Corp. Division and US$50,000,000 (or the US Dollar Equivalent thereof) at any time in the case of the Molinera Division (including, in each case, Indebtedness permitted under Section 7.16(b)).

7.17.       Limitations on ERISA Deficiencies.  The Company shall not, and shall not cause or permit any of its Subsidiaries or any ERISA Affiliate to (i) permit any Pension Plan to incur any “funding deficiency,” whether or not waived, within the meaning of Section 302 of ERISA or Section 412 of the Code or (ii) permit or cause the Unfunded Pension Liability of all Pension Plans to exceed, in the aggregate, US$10,000,000 (or the US Dollar Equivalent thereof).

7.18.       Limitations on Hedging.

(a)           The Company will not, and will not cause or permit any Subsidiary to, enter into (or become legally obligated to enter into) any Hedging Agreement or transaction under any Hedging Agreement that:

(i)                    is for speculative purposes or is with the aim of obtaining profits based on changing market values;

(ii)                   is based on or associated with the underlying value of a product, interest rate or currency other than those products, interest rates or currencies that are used by the Company or such Subsidiary in the Ordinary Course of Business;

(iii)                  has a notional value that exceeds:

(A)                  in the case of a commodity or product, 150% of the volume of such commodity or product consumed by the Company or such Subsidiary during the most recent Measurement Period; or

(B)                  in the case of an interest rate or currency, the Company’s or such Subsidiary’s requirements for such interest rate or currency (pursuant to the Company’s or such Subsidiary’s Contractual Obligations) for the eighteen (18) months immediately following the date of such Hedging Agreement;

(iv)                  has a tenor of more than eighteen (18) months;

(v)                   would cause the aggregate notional amount of all Hedging Agreements with any single counterparty to exceed US$100,000,000 (or the US Dollar Equivalent thereof);

(vi)                  is with a counterparty other than a Qualified Counterparty; or

(vii)                 is in violation of, or otherwise violates, the Hedging Policy as in effect from time to time;

provided that the Company will be permitted to enter into non-speculative Hedging Agreements for the purpose of hedging the full amount of the interest rate risk associated with the Loans and the Other Restructured Indebtedness if such Hedging Agreements otherwise are in compliance with clauses (i), (ii), (v), (vi) and (vii) above.

(b)           The Company will not:

(i)                    permit or cause the effectiveness of the Hedging Policy to lapse until all Loans have been repaid;

(ii)                   permit or cause the Hedging Policy to permit hedging for speculative purposes or with the aim of obtaining profits based on changing market values;

(iii)                  amend or otherwise change the Hedging Policy unless (x) such amendment or change has been approved by the Board of Directors of the Company (or of a committee duly delegated by such Board of Directors comprised of two (2) or more members thereof) and (y) the Administrative Agent is provided with written notice and copies of such amendment or change to the Hedging Policy no later than five (5) Business Days after any such amendment or change is approved as contemplated above.

7.19.       Intercompany Indebtedness.

(a)           The Company will not, and will not cause or permit any Subsidiary to enter into or maintain any Intercompany Indebtedness other than (i) Guaranty Obligations permitted by Sections 7.16(e) or 7.16(h) (Limitations on Incurrence of Additional Indebtedness) and (ii) Intercompany Indebtedness entered into pursuant to Section 6.14 (Intercompany Indebtedness) and that is either (x) owed to any Subsidiary in the Gimsa Division by the Company or (y) subordinated to the Loans pursuant to the Intercompany Subordination Agreement and the Intercompany Trust Agreement, and where all rights of such Intercompany Lender of such Intercompany Indebtedness (other than Intercompany Indebtedness owed to any Subsidiary in the Gimsa Division by the Company) have been assigned to the Trustee pursuant to the Intercompany Trust Agreement.

(b)           The Company will not, and will not cause or permit any Subsidiary to, amend or waive any part of the Intercompany Revolving Facilities in any way that would result in (i) a violation of this Agreement or (ii) a change of any kind in the provisions of the Intercompany Revolving Facilities relating to the subordination of the Intercompany Indebtedness.

(c)           Upon the occurrence and during the continuation of an Event of Default, the Company will not make any payment to any Subsidiary pursuant to the terms of any Intercompany Indebtedness and will not take any action which could cause or result in such payment being made.

7.20.       Material Subsidiaries.  The Company will not, at any time, permit or cause the Company and its Material Subsidiaries to:

(a)           own less than 85% of the total assets of the Company and its Consolidated Subsidiaries as of the end of the Company’s most recently completed Fiscal Year; or

(b)           generate less than 85% of earnings before income tax and employee statutory profit sharing of the Company and its Consolidated Subsidiaries as of the end of the Company’s most recently completed Fiscal Year;

provided that at any time, the Company may, by written notice to the Administrative Agent, amend Schedule 1.01(b) (Existing Material Subsidiaries) so as to (x) make any Subsidiary a Material Subsidiary or (y) remove any Subsidiary from Schedule 1.01(b) (Existing Material Subsidiaries) if such Subsidiary (i) does not qualify as a Material Subsidiary pursuant to clauses (a), (b) or (d) of the definition thereof and (ii) is not required for the Company to meet the conditions specified in clauses (a) and (b) above.

7.21.       Uncertificated Shares.  The Company will not, at any time, permit or cause Gruma Corp. or Molinera to have uncertificated shares of capital stock.

7.22.       Reporto Contracts.  The aggregate principal amount of all of the Reporto Contracts at any time when taken together with all Permitted New Indebtedness shall not exceed US$250,000,000 (or the US Dollar Equivalent thereof).

7.23.       Equity Issuances.

(a)           The Company will not, and will not cause or permit any Subsidiary to issue any capital stock of the Company or such Subsidiary, except:

(i)                    the Company may pay dividends in capital stock of the Company and a Subsidiary of the Company may pay dividends in capital stock of such Subsidiary, in each case in accordance with Section 7.04(b) (Restricted Payments); and

(ii)                   the Company may issue capital stock of the Company in a primary offering (such issuance a “Permitted Company Equity Issuance”); provided that the Company makes any required mandatory prepayment pursuant to Section 2.05(e) (Mandatory Prepayments).

(b)           For the avoidance of doubt, the Company shall not cause or permit any Subsidiary to issue any capital stock (other than to the Company, but only to the extent reasonably necessary in connection with an Intercompany Indebtedness Capitalization permitted under Section 7.02(a)(x) (Investments)).

7.24.       Dilution.  The Company will not, without the consent of the Lenders required by Section 10.01(b) (Amendments and Waivers), permit or cause a decrease in the Company’s ownership of any of the Pledged Entities, whether through the issuance of additional shares of capital stock of a Pledged Entity, Disposition by the Company of any capital stock of a Pledged Entity or otherwise.

ARTICLE VIII
EVENTS OF DEFAULT

8.01.       Events of Default.  Any of the following events shall constitute an “Event of Default”:

(a)           Non-Payment.  The Company fails to pay (i) when and as required to be paid herein, any amount of principal of any Loan, (ii) within three (3) days after the same becomes due, any interest payable hereunder or under any other Loan Document or (iii) within five (5)

days after the same becomes due, any other amount payable hereunder (including any amount due under any other Loan Document), in each case whether at the due date thereof or at a date fixed for mandatory prepayment thereof or by acceleration or otherwise; or

(b)           Representation or Warranty.  Any representation or warranty by the Company made herein or in any other Loan Document, or which is contained in any certificate, document or financial or other statement by the Company or any Senior Officer of the Company, furnished at any time under this Agreement or any other Loan Document, is incorrect in any material respect on or as of the date made; or

(c)           Specific Defaults.  The Company fails to perform or observe any term, covenant or agreement contained in Sections 6.02(a) (Notice of Other Events), 6.03(a) (Maintenance of Existence; Conduct of Business) with respect to the corporate existence of the Company and the Material Subsidiaries, 6.05 (Maintenance of Government Approvals), 6.08 (Ranking; Priority) or 6.11 (Security Documents) or fails to perform or observe any term, covenant or agreement contained in Article VII (Negative Covenants); or

(d)           Other Defaults.  The Company fails to perform or observe any other term or covenant contained in this Agreement or in any other Loan Document (other than as specified in clauses (a) and (c) above), and such default continues unremedied for a period of thirty (30) days after the earlier of (a) date upon which written notice thereof is given to the Company by the Administrative Agent or any Lender or (b) the date on which the Company has knowledge thereof; or

(e)           Cross-Default.  The Company or any of its Material Subsidiaries (i) fails to make any payment in respect of any Indebtedness (other than Indebtedness hereunder and under the Notes) having an aggregate principal amount (or its US Dollar Equivalent) equal to US$20,000,000 (or the US Dollar Equivalent thereof) or more when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) and such failure continues after the applicable grace period, if any, specified in the agreement or instrument relating to such Indebtedness; or (ii) fails to perform or observe any other condition or covenant, or any other event shall occur or condition exist, under any agreement or instrument relating to such Indebtedness, and such failure continues after the applicable grace or notice period, if any, specified in the relevant document on the date of such failure if the effect of such failure, event or condition is to cause, or to permit the holder or holders of such Indebtedness to cause, such Indebtedness to be declared to be due and payable prior to its stated maturity; or

(f)            BBVA Default.  There shall have occurred and be continuing an “Event of Default” under the BBVA Loan (as defined therein); or

(g)           Involuntary Proceedings.  (i) A decree or order by a court having jurisdiction has been entered adjudging the Company or any Material Subsidiary as bankrupt or insolvent, or approving as properly filed a petition seeking reorganization, concurso mercantil, quiebra or bankruptcy of the Company or any Material Subsidiary and such decree or order shall have continued undischarged and unstayed for a period of sixty (60) consecutive days; or (ii) a decree or order of a court having jurisdiction for the appointment of a receiver or liquidator or visitador, conciliador or síndico or trustee or assignee in bankruptcy or insolvency or any other similar official of the Company or any Material Subsidiary or of any substantial part of the Property of the Company or any Material Subsidiary or for the winding up or liquidation of the affairs of the Company or any Material Subsidiary has been entered, and such decree or order has continued undischarged and unstayed for a period of sixty (60) consecutive days; or (iii) any writ or warrant of execution or similar process is issued or levied against any substantial part of the Property of the Company or any Material Subsidiary; or

(h)           Voluntary Proceedings.  The Company or any Subsidiary institutes proceedings to be adjudicated bankrupt or consents to the filing of a bankruptcy proceeding against it, or files a petition or answer or consent in any proceeding seeking reorganization, concurso mercantil, quiebra or bankruptcy or consents to the filing of any such petition, or consents to the appointment of a receiver or liquidator or trustee or visitador, conciliador or síndico or assignee in bankruptcy or insolvency or any other similar official of it or any substantial part of its Property, or admits in writing that it is unable to pay its debts, or fails to generally to pay its debts when they come due or makes a general assignment for the benefit of creditors; or

(i)            Monetary Judgments.  One or more judgments, orders, attachments or embargos, decrees or arbitration awards are entered against the Company or any of its Subsidiaries involving in the aggregate a liability (to the extent not covered by independent third-party insurance as to which the insurer does not dispute coverage) as to any single or related series of transactions, incidents or conditions, of an amount (or its US Dollar Equivalent) equal to US$20,000,000 (or, if in another currency, the US Dollar Equivalent thereof), and the same shall remain unsatisfied, unvacated or unstayed pending appeal for a period of sixty (60) consecutive days after the entry thereof; or

(j)            Unenforceability.  Any of the Loan Documents or the Intercompany Revolving Facilities at any time is suspended, revoked or terminated (by any Person other than a Lender) or for any reason ceases to be in full force and effect in accordance with its respective terms or the binding effect or enforceability thereof, or of the transactions contemplated thereby, is contested by the Company or its Subsidiaries, or the Company denies that it has any further liability or obligation hereunder or thereunder or in respect hereof or thereof, or performance by the Company under any of the Loan Documents or the Intercompany Revolving Facilities shall become illegal, or the Company shall assert that any obligation under a Loan Document or Intercompany Revolving Facility has become illegal; or

(k)           Expropriation.  Any Governmental Authority Expropriates all or a substantial portion of (x) the Property of the Company and its Subsidiaries taken as a whole, or of any Pledged Entity taken individually, (y) the common stock of the Company or (z) any of the Gimsa Collateral, the Gruma Corp. Collateral or the Molinera Collateral, taken individually; provided that, solely with respect to any Expropriation of any Pledged Entity or of the Gimsa Collateral, the Gruma Corp. Collateral or the Molinera Collateral, an Event of Default will not be deemed to have occurred if the Company (1) pays to the Collateral Agent on behalf of the Secured Parties the proceeds (if any) received as a result of such Expropriation within five (5) Business Days of the receipt thereof, (2) identifies in a written notice to the Lenders, within five (5) Business Days of such Expropriation, replacement collateral that will be pledged to the Collateral Agent on behalf of the Secured Parties and is of equal or greater value than an amount equal to the difference between (x) the fair market value of the Collateral or Pledged Entity that was

Expropriated and (y) the amount of proceeds paid to the Collateral Agent on behalf of the Secured Parties, which replacement collateral shall be reasonably acceptable to the Lenders (such replacement collateral, the “Replacement Collateral”) and (3) grants to the Collateral Agent for the benefit of the Secured Parties a first priority security interest in and a Lien on such Replacement Collateral within thirty (30) days of such Expropriation; or

(l)            Change of Control.  Any Change in Control has occurred; or

(m)          Security Documents.  At any time a security interest in or Lien upon the Collateral is provided for under the Security Documents from time to time, the Security Documents cease to be effective or (other than in the case of the Intercompany Trust Agreement and the Collateral Agency and Intercreditor Agreement) for any reason fail to create or cease to maintain a duly perfected, effective, valid, legally binding and enforceable first priority Lien and security interest in any of the Collateral or the proceeds thereof, or the first priority security interest in or Lien upon the Collateral or the proceeds thereof ceases to be perfected for any reason and is not reperfected within five (5) Business Days (other than in accordance with the Security Documents); or any Collateral is subject to any Lien (other than the Lien provided for in the Security Documents); or any beneficiary of any Lien on any Collateral takes any action to foreclose on such Collateral or any other action inconsistent with the security interest held by the Collateral Agent; or the enforceability of the Collateral Agent’s security interest in or Lien upon any Collateral is contested or denied in writing by the Company or any of its Subsidiaries; or

(n)           Intercompany Trust Agreement.  At any time the assignment of rights pursuant to the Intercompany Trust Agreement (i) shall be or become unenforceable, (ii) shall be contested or denied in writing by any Intercompany Lender or (iii) shall be contested or denied in writing by any Governmental Authority and such contest or denial has not been stayed or rescinded for a period of sixty (60) consecutive days; or

(o)           Government Approval.  Any approval, authorization, consent or registration of a Governmental Authority that is at any time necessary to enable the Company to comply with any of its obligations under any of the Loan Documents is revoked, withdrawn, withheld or otherwise not in full force and effect and is not reinstated to the satisfaction of the Majority Lenders within the earlier of (i) ten (10) days after such revocation, withdrawal, withholding or other loss of effectiveness or (ii) the third (3rd) Business Day before the day in which it shall be required to enable the Company to comply with its obligations under the Loan Documents; or

(p)           ERISA.  (i) An ERISA Event has occurred; (ii) the Company, any Subsidiary or any ERISA Affiliate has been notified by the sponsor of a Multiemployer Plan that it has incurred Withdrawal Liability to such Multiemployer Plan or that such Multiemployer Plan is in reorganization or is being terminated, partitioned or reorganized; (iii) the Company or an ERISA Affiliate fails to pay, when due, after the expiration of any applicable grace period, any installment payment with respect to its Withdrawal Liability under Section 4201 of ERISA or (iv) the Company, any Subsidiary or any ERISA Affiliate has incurred any liability in connection with a withdrawal from a Pension Plan subject to Section 4063 of ERISA, such that, in the case of any event described in (i), (ii), (iii) or (iv), the Company, any Subsidiary or any ERISA Affiliate has incurred, in the aggregate and aggregating liabilities resulting from all such events that have occurred, liability equal to US$20,000,000 (or the US Dollar Equivalent thereof) or more; or

(q)           Lapse of Process Agent.  The Company’s appointment of the Process Agent or the Alternate Process Agent shall have lapsed, whether because of nonpayment of fees or otherwise, and such lapse remains unremedied for a period of three (3) Business Days after the Company obtains knowledge or receives notice thereof.

8.02.       Remedies.

(a)           If any Event of Default occurs, the Administrative Agent shall, at the written direction of the Majority Lenders, take any or all of the following actions:

(i)                    declare the unpaid principal amount of the Loans, all interest accrued and unpaid thereon, and all other Obligations owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Company; and

(ii)                   exercise on behalf of itself and the Lenders all rights and remedies available to it and the Lenders under the Loan Documents or applicable law.

(b)           Notwithstanding the foregoing, upon the occurrence of any event specified in Section 8.01(g) (Involuntary Proceedings) or 8.01(h) (Voluntary Proceedings), the unpaid principal amount of the Loans and all interest and other Obligations shall automatically become due and payable without further act of the Administrative Agent or any Lender.

(c)           Notwithstanding the foregoing, if any Lender provides written notice to the Administrative Agent that the administrative agent under the BBVA Loan has taken any action to accelerate the BBVA Loan pursuant to Section 8.02(a)(i) thereof, then the unpaid principal amount of the Loans and all interest and other Obligations shall automatically become due and payable without further act of the Administrative Agent or any Lender; provided that the Majority Lenders, by written notice to the Administrative Agent, may rescind such acceleration; and provided further that the rescission of such acceleration by the Majority Lenders shall not affect the rights of the Lenders in connection with any Event of Default giving rise to such acceleration.

(d)           After the exercise of remedies provided for in this Section 8.02 (or after the Loans have automatically become immediately due and payable), any amounts received on account of the Obligations shall be applied by the Administrative Agent in the following order:

(i)                    first, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including Attorney Costs and amounts payable under Article III (Taxes, Yield Protection and Illegality)) payable to the Administrative Agent and the Collateral Agent in their respective capacities as such;

(ii)                   second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to the Lenders

(including Attorney Costs and amounts payable under Article III (Taxes, Yield Protection and Illegality)), ratably among them in proportion to the amounts described in this clause (ii) payable to them;

(iii)                  third, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Loans, ratably among the Lenders in accordance with their Pro Rata Share and in proportion to the respective amounts described in this clause (iii) payable to them;

(iv)                  fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans, ratably among the Lenders in accordance with their Pro Rata Share and in proportion to the respective amounts described in this clause (iv) held by them; and

(v)                   last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Company or as otherwise required by law.

8.03.       Rights Not Exclusive.  The rights provided for in this Agreement and the other Loan Documents are cumulative and are not exclusive of any other rights, powers, privileges or remedies provided by law or in equity, or under any other instrument, document or agreement now existing or hereafter arising.

ARTICLE IX
THE ADMINISTRATIVE AGENT

9.01.       Appointment and Authorization.  Each Lender hereby irrevocably appoints, designates and authorizes Deutsche Bank Trust Company Americas as the Administrative Agent under this Agreement, and each Lender hereby irrevocably authorizes the Administrative Agent to take such action on its behalf under the provisions of this Agreement and each other Loan Document (including to enter into the Collateral Agency and Intercreditor Agreement on behalf of all of the Lenders) and to exercise such powers and perform such duties as are expressly delegated to it by the terms of this Agreement or any other Loan Document, together with such powers as are reasonably incidental thereto.  Furthermore, each Lender hereby authorizes and appoints the Administrative Agent as an agent (comisionista) under the terms of Articles 273 and 274 of the Mexican Commerce Code (Código de Comercio) to execute, deliver and perform any Loan Document to which the Administrative Agent is a party, as well as any other document, agreement or instrument necessary or convenient for the delivery, perfection, execution and foreclosure of the Loan Documents and any other Collateral or Lien that may be granted in connection with this Agreement.  Notwithstanding any provision to the contrary contained elsewhere in this Agreement or in any other Loan Document, the Administrative Agent (which term used in this sentence and Sections 9.03 (Liability of Administrative Agent) and 9.08 (Indemnification) shall include reference to its Affiliates and to its own, and its Affiliates’ officers, directors, employees and agents) shall not have any duties or responsibilities, except those expressly set forth in the Loan Documents, nor shall the Administrative Agent have or be deemed to have any fiduciary relationship with any Lender or any Participant, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Administrative Agent.

Without limiting the generality of the foregoing sentence, the use of the term “agent” herein and in the other Loan Documents with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law.  Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.

9.02.       Delegation of Duties.  The Administrative Agent may execute any of its duties under this Agreement or any other Loan Document by or through any one or more sub-agents appointed by it, employees or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties.  The Administrative Agent shall not be responsible for the negligence or misconduct of any agent or attorney-in-fact that it selects with reasonable care.

9.03.       Liability of Administrative Agent.  Neither the Administrative Agent nor any of its Affiliates, officers, directors, employees, agents or attorneys in fact shall (a) be liable for any action taken or omitted to be taken by it or any such Person under or in connection with this Agreement or any other Loan Document or the transactions contemplated hereby (except for its own gross negligence or willful misconduct), or (b) be responsible in any manner to any Lender or any Participant for any recital, statement, representation or warranty made by the Company, or any officer thereof, contained in this Agreement or in any other Loan Document, or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent under or in connection with, this Agreement or any other Loan Document, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document, or for any failure of the Company to perform its obligations hereunder or thereunder.  Except as otherwise expressly stated therein, the Administrative Agent shall not be under any obligation to any Lender or any Participant to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, or facts stated in, this Agreement or any other Loan Document, or to inspect the properties, books or records of the Company or any of its Subsidiaries.

9.04.       Reliance by Administrative Agent.

(a)           The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, communication, signature, resolution, representation, notice, consent, certificate, affidavit, letter, telegram, facsimile, telex, teletype or telephone message, electronic mail message, statement or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to the Company), independent accountants and other experts selected by the Administrative Agent.  The Administrative Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Majority Lenders as it deems appropriate and, if it so requests, it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of failing to take, taking or continuing to take any such action.  As to any matters not expressly provided for in the Loan Documents, the Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, in accordance with a request or consent of the

Majority Lenders (or such greater number of Lenders as may be expressly required hereby), and such request or consent of the Majority Lenders and any action taken or failure to act pursuant thereto shall be binding upon all of the Lenders.

(b)           For purposes of determining compliance with the conditions specified in Section 4.01 (Conditions to Closing Date), each Lender that has executed this Agreement shall be deemed to have consented to, approved, accepted or to be satisfied with, each document or other matter either provided by the Company to such Lender for consent, approval, acceptance or satisfaction, or required thereunder to be consented to or approved by or acceptable or satisfactory to such Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

9.05.       Notice of Default.  The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default, except with respect to Defaults in the payment of principal, interest and fees required to be paid to the Administrative Agent for the account of the Lenders, unless an individual of the Administrative Agent responsible for the administration of this Agreement shall have received written notice from a Lender or the Company referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “Notice of Default”.  The Administrative Agent will notify the Lenders of its receipt of any such notice.  The Administrative Agent will provide Bancomext with a copy of any notice sent to the Lenders pursuant to this Section 9.05.  The Administrative Agent shall take such action with respect to such Default or Event of Default as may be directed by the Majority Lenders in writing in accordance with Article VIII (Events of Default); provided, however, that unless and until the Administrative Agent has received any such written direction, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable or in the best interest of the Lenders.

9.06.       Credit Decision.  Each Lender acknowledges that neither the Administrative Agent nor any of its Affiliates, officers, directors, employees, agents or attorneys-in-fact have made any representation or warranty to it, and that no act by the Administrative Agent hereinafter taken, including any consent to and acceptance of any assignment or any review of the affairs of the Company and its Subsidiaries, shall be deemed to constitute any representation or warranty by the Administrative Agent to any Lender as to any matter, including whether the Administrative Agent has disclosed material information in its possession.  Each Lender represents to the Administrative Agent that it has, independently and without reliance upon the Administrative Agent and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of the Company and its Subsidiaries and all applicable bank regulatory laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to the Company hereunder.  Each Lender also represents that it will, independently and without reliance upon the Administrative Agent and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of the Company and its Subsidiaries.

Except for notices, reports and other documents expressly herein required to be furnished to the Lenders by the Administrative Agent, the Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of the Company which may come into the possession of any of the Administrative Agent or any of their Affiliates, officers, directors, employees, agents or attorneys-in-fact.

9.07.       Failure to Act.  Except for any action expressly required of the Administrative Agent under a Loan Document to which the Administrative Agent is a party, the Administrative Agent shall in all cases be fully justified in failing or refusing to act under the Loan Documents unless it shall receive further assurances to its satisfaction from the Lenders of their indemnification obligations under Section 9.08 (Indemnification) against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action.  No provision of any Loan Document shall require the Administrative Agent to take any action that it reasonably believes to be contrary to a Requirement of Law or to expend or risk its own funds or otherwise incur financial liability in the performance of any of its duties thereunder or in the exercise of any of its rights or powers if it shall have reasonable grounds to believe that repayment of such funds or adequate indemnity against such risk or liability is not reasonably assured to it.

9.08.       Indemnification.

(a)           Whether or not the transactions contemplated hereby are consummated, the Lenders shall indemnify upon demand the Administrative Agent and its Affiliates, directors, officers, agents and employees (to the extent not reimbursed by or on behalf of the Company and without limiting the obligation of the Company to do so), pro rata, and hold the Administrative Agent harmless from and against any and all Indemnified Liabilities; provided, however, that no Lender shall be liable for the payment to the Administrative Agent of any portion of such Indemnified Liabilities to the extent determined in a final, nonappealable judgment by a court of competent jurisdiction to have resulted from the Administrative Agent’s gross negligence or willful misconduct.  Without limitation of the foregoing, each Lender shall reimburse the Administrative Agent upon demand for its ratable share of any costs or out-of-pocket expenses (including Attorney Costs) incurred by the Administrative Agent in connection with the preparation, execution, delivery, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Loan Document, or any document contemplated by or referred to herein, to the extent that the Administrative Agent is not reimbursed for such expenses by or on behalf of the Company.  The Lenders also agree to reimburse the Administrative Agent, in advance, for any documented taxes required to be paid by the Administrative Agent pursuant to Section 11.08 of the Collateral Agency and Intercreditor Agreement.

(b)           In no event shall the Administrative Agent be liable under this Agreement or any other Loan Document for any indirect, special, punitive or consequential loss or damage of any kind whatsoever, including, but not limited to, lost profits, even if it has been advised of the likelihood of such loss or damage, and regardless of the form of action, except to the exent such damage is due to the Administrative Agent’s own gross negligence, willful misconduct or bad faith.

(c)           Notwithstanding any provision herein to the contrary, in no event shall the Administrative Agent be liable for any failure or delay in the performance of its obligations under this Agreement or any other Loan Document because of circumstances beyond its control that are not reasonably foreseeable, including acts of God, flood, war (whether declared or undeclared), terrorism, fire, riot, strikes or work stoppages for any reason, embargo, loss or malfunctions of utilities, communications or computer (software or hardware) services, government action, including any laws, ordinances, regulations or the like which restrict or prohibit the providing of the services contemplated by this Agreement, and any other causes beyond its control and not reasonably foreseeable, whether or not of the same class or kind as specifically named above, except to the extent such failure or delay is due to its own gross negligence, willful misconduct or bad faith.

(d)           The undertakings in this Section 9.08 shall survive the payment of all other Obligations and the resignation or removal of the Administrative Agent.

9.09.       Patriot Act.  The parties hereto acknowledge that in accordance with Section 326 of the Patriot Act, Deutsche Bank Trust Company Americas, like all financial institutions, in order to help fight the funding of terrorism and money laundering, is required to obtain, verify and record information that identifies each person or legal entity that establishes a relationship or opens an account.  The parties to this Agreement agree that they will provide Deutsche Bank Trust Company Americas with such information as it may reasonably request in order for Deutsche Bank Trust Company Americas to satisfy the requirements of the Patriot Act.

9.10.       Administrative Agent in its Individual Capacity.  Deutsche Bank Trust Company Americas and its Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire equity interests in and generally engage in any kind of banking, trust, financial advisory, underwriting or other business with the Company and any of the Company’s Affiliates as though Deutsche Bank Trust Company Americas was not the Administrative Agent hereunder and without notice to or consent of the Lenders.  The Lenders acknowledge that, pursuant to such activities, Deutsche Bank Trust Company Americas or its Affiliates may receive information regarding the Company or any of its Affiliates (including information that may be subject to confidentiality obligations in favor of the Company or such Affiliate) and acknowledge that the Administrative Agent shall be under no obligation to provide such information to them.  With respect to its Loans, Deutsche Bank AG, London Branch shall have the same rights and powers under this Agreement as any other Lender and may exercise such rights and powers as though it were not an Affiliate of the Administrative Agent, and the terms “Lender” and “Lenders” include Deutsche Bank AG, London Branch in its individual capacity.

9.11.       Successor Administrative Agent.  The Administrative Agent may resign upon thirty (30) days’ notice to the Lenders, and the Administrative Agent may be removed at any time, upon written notice to the Administrative Agent, with or without cause by the Majority Lenders.  If the Administrative Agent resigns or is removed under this Agreement, the Majority Lenders shall appoint from among the Lenders a successor agent for the Lenders, which successor agent shall be subject to the prior approval of the Company at all times other than during the existence of an Event of Default (which consent of the Company shall not be unreasonably withheld or delayed).  If no successor agent is appointed prior to the effective date of the resignation of the relevant existing Administrative Agent or the Majority Lenders’ election to remove such existing Administrative Agent, then such existing Administrative Agent may appoint, after consulting with the Lenders and the Company, a successor agent from among the Lenders.  Upon the acceptance of its appointment as the successor agent hereunder, such successor agent shall thereupon succeed to and become vested with all the rights, powers and duties of the retiring Administrative Agent, such retiring Administrative Agent’s appointment, powers and duties as Administrative Agent shall be terminated, and the term “Administrative Agent” shall mean such successor agent.  After the Administrative Agent’s resignation or removal hereunder as Administrative Agent, the provisions of this Article IX and Sections 10.04 (Costs and Expenses) and 10.05 (Indemnification by the Company) shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement.  If no successor agent has accepted appointment as Administrative Agent by the date which is thirty (30) days following a retiring Administrative Agent’s notice of resignation or removal, the retiring Administrative Agent’s resignation or removal shall nevertheless thereupon become effective and the Lenders shall perform all of the duties of the Administrative Agent hereunder until such time, if any, as the Majority Lenders appoint a successor agent as provided for above.

ARTICLE X
MISCELLANEOUS

10.01.     Amendments and Waivers.  (a) No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Company therefrom, shall be effective unless the same shall be in writing and signed by the Majority Lenders and the Company and acknowledged by the Administrative Agent, and then any such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such waiver, amendment or consent shall, unless signed by all of the Lenders and the Company and acknowledged by the Administrative Agent, do any of the following:

(i)                    postpone or delay any date fixed by this Agreement or any Note for any payment of principal, interest, fees or other amounts hereunder or under any other Loan Document;

(ii)                   reduce the principal of, or the rate of interest specified herein on, any Loan, or reduce the amount or change the method of calculation of any fees or other amounts payable hereunder or under any other Loan Document;

(iii)                  amend, modify or waive any condition set forth in Section 4.01 (Conditions to Closing Date) or Section 10.08 (Assignments, Participations, Etc.);

(iv)                  amend or modify the definition of “Majority Lenders” or any other provision of this Agreement specifying the percentage or number of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or take any action hereunder;

(v)                   amend, modify or waive any provision of this Section 10.01(a); and

(vi)                  amend, modify or waive any provision of this Agreement relating to the pro rata treatment of the Lenders required hereby;

(b)           No amendment, modification or waiver, shall, unless in writing and signed by the Administrative Agent and Lenders holding more than sixty-six and two-thirds percent (66 2/3%) of the then aggregate unpaid outstanding amount of the Loans, (i) amend, modify or waive any covenant set forth in Section 7.09 (Interest Coverage Ratio), Section 7.10 (Leverage Ratio) or Section 7.24 (Dilution), (ii) amend, modify or waive any obligation set forth in Section 2.05 (Mandatory Prepayments) or (iii) amend or modify any of the definitions referred to in the provisions listed in clauses (i) or (ii) above.

(c)           No amendment, waiver or consent shall, unless in writing and signed by the Collateral Agent and all of the Lenders, operate to release the security interest in and Lien on the Collateral created by the Security Documents (except as expressly provided in the Security Documents) or the contractual rights under the Intercompany Trust Agreement.

(d)           No amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent or the Collateral Agent, as applicable, in addition to the Majority Lenders or all the Lenders, as applicable, affect the rights or duties of the Administrative Agent or the Collateral Agent, as applicable, under this Agreement or any other Loan Document.

10.02.     Notices.

(a)           Except as otherwise expressly provided herein, all notices, requests, demands or other communications to or upon any party hereunder shall be in English and in writing (including facsimile transmission and, subject to clause (c) below, a PDF attachment to an electronic mail message) and shall be mailed by an internationally recognized overnight courier service, transmitted by facsimile or electronic mail or delivered by hand to such party: (i) in the case of the Company, the Administrative Agent, the Collateral Agent, the Initial Lenders or Bancomext, at its address, facsimile number or electronic mail address set forth on Schedule 10.02 (Notices) hereof or at such other address, facsimile number or electronic mail address as such party may designate by notice to the other parties hereto, and (ii) in the case of any Lender other than the Initial Lenders, at its address, facsimile number or electronic mail address set forth in the Administrative Questionnaire or at such other address, facsimile number or electronic mail address as such Lender may designate by notice to the Company and the Administrative Agent.

(b)           Unless otherwise expressly provided for herein, each such notice, request, demand or other communication shall be effective upon the earlier to occur of (i) actual receipt and (ii) (A) if sent by overnight courier service or delivered by hand, when signed for by or on behalf of the party to whom such notice is directed (or, in the case of the Administrative Agent, when received by the individual responsible for administration of the Loans), (B) if given by facsimile, when transmitted to the facsimile number specified pursuant to clause (a) above and confirmation of receipt of a legible copy is received by telephone, return facsimile or electronic mail, or (C) if given by any other means, when delivered at the address specified pursuant to clause (a) above; provided, however, that notices to the Administrative Agent or the Collateral

Agent under Article II (The Loans), Article III (Taxes, Yield Protection and Illegality) and this Article X shall not be effective until received.  Delivery by any Lender by facsimile transmission or electronic mail of an executed counterpart of any amendment or waiver or any provision of this Agreement or the Notes or any other Loan Document to be executed and delivered hereunder shall be effective as delivery of a manually executed counterpart thereof.

(c)           Electronic mail and internet websites may be used only to distribute routine communications, such as financial statements, Casualty Certificates, Reinvestment Certificates, or any certificate or document required by Article IV (Conditions Precedent) (except for each Initial Lender’s Note), Article VI (Affirmative Covenants) or Article VII (Negative Covenants) and other related information, and to distribute Loan Documents for execution by the parties thereto, and may not be used for any other purpose.

(d)           Any agreement of the Administrative Agent, the Collateral Agent and the Lenders herein to receive certain notices by telephone, facsimile transmission or electronic mail is solely for the convenience and at the request of the Company.  The Administrative Agent, the Collateral Agent and the Lenders shall be entitled to rely on the authority of any Person that according to the books and records of the Administrative Agent is a Person authorized by the Company to give such notice and the Administrative Agent, the Collateral Agent and the Lenders shall not have any liability to the Company or any other Person on account of any action taken or not taken by the Administrative Agent, the Collateral Agent or the Lenders in reliance upon such telephonic, facsimile or electronic mail notice.  The obligation of the Company to repay the Loans shall not be affected in any way or to any extent by any failure by the Administrative Agent, the Collateral Agent and the Lenders to receive written confirmation of any telephonic, facsimile or electronic mail notice or the receipt by the Administrative Agent, the Collateral Agent and the Lenders of a confirmation which is at variance with the terms understood by the Administrative Agent, the Collateral Agent and the Lenders to be contained in the telephonic, facsimile or electronic mail notice.

10.03.     No Waiver; Cumulative Remedies.  No failure to exercise and no delay in exercising, on the part of the Administrative Agent, the Collateral Agent or any Lender, any right, remedy, power or privilege hereunder or under any Loan Document, shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder or thereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.  The rights and remedies herein provided are cumulative and not exclusive of any rights or remedies provided by law.

10.04.     Costs and Expenses.  The Company agrees:

(a)           to pay or reimburse the Administrative Agent, the Collateral Agent and the Initial Lenders (i) upon demand for all reasonable and documented costs and expenses (including Attorney Costs) incurred by the Administrative Agent, the Collateral Agent or the Initial Lenders in connection with the Terminated Derivative Obligations and the preparation, negotiation, administration and execution of the Loan Documents (whether or not consummated) and (ii) within five (5) Business Days after demand for all reasonable and documented costs and expenses incurred by the Administrative Agent, the Collateral Agent or the Lenders in connection with any amendment, supplement, waiver or modification requested by the Company

(in each case, whether or not consummated) to this Agreement or any other Loan Document, including Attorney Costs incurred by the Administrative Agent, the Collateral Agent or the Lenders with respect thereto; provided that the obligation of the Company with respect to the reimbursement of Attorney Costs in the case of clauses (i) and (ii) above shall in any event be limited to one (1) US counsel and one (1) local Mexican counsel  for the Initial Lenders and one (1) US counsel and one (1) local Mexican counsel for the Administrative Agent; and

(b)           to pay or reimburse the Administrative Agent, the Collateral Agent and each Lender within five (5) Business Days after demand for all reasonable costs and expenses (including Attorney Costs) incurred by them in connection with the enforcement, attempted enforcement, or preservation of any rights or remedies under this Agreement or any other Loan Document during the existence of an Event of Default or after acceleration of the Loans (including in connection with any “workout” or restructuring regarding the Loans, and including in any insolvency or bankruptcy proceeding involving the Company).

(c)           The fees and expenses of the Administrative Agent will be paid pursuant to the fee proposals, dated September 2, 2009 and September 29, 2009, by and between the Administrative Agent and the Company.

10.05.     Indemnification by the Company.  Whether or not the transactions contemplated hereby are consummated, the Company agrees to indemnify and hold harmless the Administrative Agent, the Collateral Agent, each Lender and their respective Affiliates, directors, officers, employees, counsel, agents and attorneys-in-fact (collectively the “Indemnitees”) from and against: (a) any and all direct, punitive and consequential damages, claims, demands, actions or causes of action that are asserted against any Indemnitee by any Person relating, directly or indirectly, to a claim, demand, action or cause of action that such Person asserts or may assert against the Company or any of its respective officers or directors, (b) any and all claims, demands, expenses (including Attorney Costs), actions or causes of action that may at any time (including at any time following repayment of the Obligations and the resignation of the Administrative Agent or the Collateral Agent or the replacement of any Lender) be asserted or imposed against any Indemnitee, arising out of or relating to, the Loan Documents (including the preparation, negotiation, execution and administration thereof), the use or contemplated use of the proceeds of any Loan, or the relationship of the Administrative Agent, the Collateral Agent and the Lenders under this Agreement or any other Loan Document, (c) any administrative or investigative proceeding by any Governmental Authority arising out of or related to a claim, demand, action or cause of action described in (a) or (b) above, and (d) any and all liabilities (including liabilities under indemnities), losses, costs or expenses (including Attorney Costs) that any Indemnitee suffers or incurs as a result of the assertion of any foregoing claim, demand, action, cause of action or proceeding, or as a result of the preparation of any defense in connection with any foregoing claim, demand, action, cause of action or proceeding, in all cases, whether or not an Indemnitee is a party to such claim, demand, action, cause of action or proceeding (all the foregoing, collectively, the “Indemnified Liabilities”), in all cases, whether or not caused by or arising, in whole or in part, out of the negligence of the Indemnitee; provided that no Indemnitee shall be entitled to indemnification for any claim caused by its own gross negligence or willful misconduct or for any loss asserted against it by another Indemnitee determined in a final, nonappealable judgment by a court of competent jurisdiction.  No Indemnitees shall be liable for any damages arising from the use by others of any information or other materials obtained through any information transmission systems in connection with this Agreement, nor shall any Indemnitee have any liability for any indirect or consequential damages relating to this Agreement or any other Loan Document or arising out of its activities in connection herewith or therewith (whether before or after the Closing Date).  All amounts due under this Section 10.05 shall be payable within ten (10) Business Days after demand therefor.  The agreements in this Section 10.05 shall survive the repayment of all Obligations and, in the case of the Administrative Agent, the Administrative Agent’s removal or resignation.

10.06.     Payments Set Aside.  To the extent that the Company makes a payment to the Administrative Agent, the Collateral Agent or any Lender, or the Administrative Agent, the Collateral Agent or any Lender exercises its right of set-off, and such payment or the proceeds of such set-off or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent, the Collateral Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any insolvency, “concurso mercantil” or bankruptcy proceeding involving the Company or otherwise, then (a) to the extent of such recovery the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such set-off had not occurred, and (b) each Lender severally agrees to pay to the Administrative Agent and the Collateral Agent upon demand its Pro Rata Share of any amount so recovered from or repaid by the Administrative Agent.

10.07.     Successors and Assigns.  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, except that the Company may not assign or transfer any of its rights or obligations under this Agreement without the prior written consent of the Administrative Agent and each Lender (and any attempted assignment or transfer by the Company without such consent shall be null and void).  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby and, to the extent expressly contemplated hereby, the Indemnitees) any legal or equitable right, remedy or claim under or by reason of this Agreement.

10.08.     Assignments, Participations, Etc.

(a)           Any Lender may, at any time, assign to one or more assignees other than the Company or any of its Affiliates or Subsidiaries (each an “Assignee”) all or any part of its Loan and the other rights and obligations of such Lender hereunder, in a minimum amount of US$5,000,000.  The Company and the Administrative Agent may continue to deal solely and directly with such Lender in connection with the interest so assigned to an Assignee and the assignment will not be effective until: (i) written notice of such assignment, together with payment instructions, addresses and related information with respect to the Assignee, shall have been given to the Company and the Administrative Agent by the assigning Lender and the Assignee; (ii) the assigning Lender and its Assignee shall have delivered to the Company and the Administrative Agent an Assignment and Acceptance substantially in the form of Exhibit C (an “Assignment and Acceptance”), together with any Note subject to such assignment; and (iii) the assigning Lender or the Assignee has paid to the Administrative Agent a processing fee in the amount of US$3,500 (such processing fee being payable for all assignments, including, but not limited to, an assignment by a Lender to another Lender).

(b)           From and after the date that the Administrative Agent notifies the assigning Lender that it has received (and provided its consent with respect to) an executed Assignment and Acceptance and payment of the processing fee, (i) the Assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, shall have the rights and obligations of a Lender under the Loan Documents, and (ii) the assigning Lender shall, to the extent that rights and obligations hereunder and under the other Loan Documents have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights and be released from its obligations under the Loan Documents.

(c)           The Administrative Agent, acting solely for this purpose as an agent of the Company, shall maintain at the Administrative Agent’s Payment Office a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and principal amount of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive, absent manifest error, and the Company, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.  The Register shall be available for inspection by the Company and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d)           Within ten (10) Business Days after its receipt of notice by the Administrative Agent that it has received an executed Assignment and Acceptance and payment of the processing fee, the Company shall execute and deliver to the Administrative Agent a new Note or Notes in the amount of such Assignee’s assigned Loan and, if the assigning Lender has retained a portion of its Loan, replacement Notes for the assignor Lender (such Notes to be in exchange for, but not in payment of, the Notes held by the assigning Lender).  Immediately upon each Assignee’s making its processing fee payment under the Assignment and Acceptance, this Agreement shall be deemed to be amended to the extent, but only to the extent, necessary to reflect the addition of the Assignee and the resulting adjustment of the Loans arising therefrom.

(e)           Any Lender (the “originating Lender”) may at any time sell to one or more commercial banks or other Persons, other than the Company or any of its Affiliates or Subsidiaries, (a “Participant”) participating interests in all or any part of its Loan (each a “Participation”); provided, however, that (i) the originating Lender’s obligations under this Agreement shall remain unchanged, (ii) the originating Lender shall remain solely responsible for the performance of such obligations, (iii) the Company and the Administrative Agent shall continue to deal solely and directly with the originating Lender in connection with the originating Lender’s rights and obligations under this Agreement and the other Loan Documents and (iv) no Lender shall transfer or grant any participating interest under which the Participant has rights to approve any amendment to, or any consent or waiver with respect to, this Agreement or any other Loan Document, except to the extent such amendment, consent or waiver would require unanimous consent of the Lenders as described Section 10.01(a) (Amendments and Waivers).  In the case of any such participation, the Lender selling such participation shall be entitled to agree to pay over to the Participant any amounts paid to such Lender pursuant to Section 3.01 (Taxes), Section 3.04 (Increased Costs and Reduction of Return) and Section 3.05 (Funding Losses) and if amounts outstanding under this Agreement are due and unpaid, or shall have been declared or shall have become due and payable upon the occurrence of an Event of Default, each Participant shall, to the fullest extent permitted by law, be deemed to have the right of set-off in respect of its participating interest in amounts owing under this Agreement to the same extent as if the amount of its participating interest were owing directly to it as a Lender under this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification that would (x) postpone any date upon which any payment of money is scheduled to be paid to such Participant or (y) reduce the principal, interest, fees or other amounts payable to such Participant.  Subject to clause (f) of this Section 10.08, the Company agrees that each Participant shall be entitled to the benefits of Section 3.01 (Taxes), Section 3.04 (Increased Costs and Reduction of Return) and Section 3.05 (Funding Losses) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to clause (a) of this Section 10.08.  To the fullest extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.10 (Set-off) as though it were a Lender; provided such Participant agrees to be subject to Section 2.11 (Sharing of Payments, Etc.) as though it were a Lender.

(f)            Except if an Event of Default has occurred and is continuing, no Assignee or Participant shall be entitled to receive any greater payment under Section 3.01 (Taxes), Section 3.04 (Increased Costs and Reduction of Return), Section 3.05 (Funding Losses) or Section 3.06 (Reserves on Loans) than the applicable Lender would have been entitled to receive with respect to the rights transferred or participated, unless such transfer or participation is made with the Company’s prior written consent or at a time when the circumstances giving rise to such greater payment did not exist.

(g)           Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(h)           The Administrative Agent shall provide to any Initial Lender, upon written request to the Administrative Agent by such Initial Lender (a “Lender List Request”), a list of all Lenders and their respective outstanding principal amounts as of the date of such Lender List Request (a “Lender List”); provided that the Administrative Agent shall not be required to provide a Lender List to any Initial Lender if, in the thirty (30) days prior to the date of the Lender List Request of such Initial Lender, such Initial Lender has submitted a Lender List Request and the Administrative Agent has provided a Lender List to such Initial Lender.

10.09.     Confidentiality.

(a)           Each of the Administrative Agent, the Collateral Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (i) to its and its Affiliates’, directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential); (ii) to the extent requested by any regulatory or self-regulatory authority including any securities exchange; (iii) to the extent required by applicable laws or regulations or by any subpoena or similar legal process; (iv) to any direct or indirect credit insurance provider, insurer, insurance broker or rating agencies relating to the Company and the Obligations; (v) to any other party to this Agreement; (vi) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder; (vii) subject to an agreement containing provisions substantially the same as those of this Section 10.09(a), to (1) any Assignee of or Participant in, or any prospective Assignee of or Participant in, any of its rights or obligations under this Agreement or (2) any direct or indirect contractual counterparty or prospective counterparty (or such contractual counterparty’s or prospective counterparty’s professional advisor) to any derivative or hedging transaction relating to obligations of the Company; (viii) with the consent of the Company; (ix) upon the occurrence of any Event of Default; or (x) to the extent such Information (1) becomes publicly available other than as a result of a breach of this Section or (2) becomes available to the Administrative Agent or any Lender on a nonconfidential basis from a source other than the Company.  In addition, the Administrative Agent and the Lenders may disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry, and service providers to the Administrative Agent and the Lenders in connection with the administration and management of this Agreement, the other Loan Documents, the Participations, and the Loans.  For purposes of this Section, “Information” means all information received from the Company relating to the Company and/or its business, other than any such information that is available to the Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by the Company; provided that, in the case of information received from the Company after the date hereof, such information shall be deemed not to be confidential unless it is clearly identified in writing at the time of delivery as confidential or it is apparent on its face that such information is confidential.  Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.  This Section 10.09(a) shall supersede any prior confidentiality agreements entered into between the Company and the Initial Lenders, and all Information provided prior to the date hereof shall be subject to this Section 10.09(a).

(b)           The Company and each Lender hereby acknowledge that (i) the Administrative Agent will make Information available to the Lenders by posting the Information on Intralinks or another similar electronic system (the “Platform”) and (ii) certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to the Company or its securities) (each, a “Public Lender”).   The Company hereby agrees that (w) all Information that is not to be made available to Public Lenders (which Information shall not include the Loan Documents) shall be clearly and conspicuously marked “PRIVATE” which, at a minimum, shall mean that the word “PRIVATE” shall appear prominently on the first page thereof; (x) by not marking the Information as “PRIVATE”, the Company shall be deemed to have authorized the Administrative Agent and the Lenders to treat such Information as not containing any material non-public information with respect to the Company, its Subsidiaries or their respective securities for purposes of United States federal and state securities laws; (y) all Information marked “PRIVATE” is not permitted to be made available through a portion of the Platform designated as “Public Investor”.  The Administrative Agent shall be entitled to treat any Information that is not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not marked as “Public Investor.”  Each Lender hereunder agrees that any document posted on the Platform by the Administrative Agent shall be deemed to have been delivered to the Lenders.

10.10.      Set-off.  In addition to any rights and remedies of the Lenders provided by law, if an Event of Default exists or the Loans have been accelerated, each Lender is authorized at any time and from time to time, without prior notice to the Company, any such notice being waived by the Company to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final in any currency, matured or unmatured) at any time held by, and other Indebtedness at any time owing by, such Lender to or for the credit or the account of the Company against any and all Obligations owing to such Lender, now or hereafter existing, irrespective of whether or not the Administrative Agent or such Lender shall have made demand under this Agreement or any Loan Document and although such Obligations may be contingent or unmatured.  Each Lender agrees promptly to notify the Company and the Administrative Agent after any such set-off and application made by such Lender; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application.

10.11.      Notification of Addresses, Lending Offices, Etc.  Each Lender and the Collateral Agent shall notify the Administrative Agent in writing of any changes in the address to which notices to such Person should be directed, of addresses of its Lending Office in the case of a Lender, of payment instructions in respect of all payments to be made to it hereunder and of such other administrative information as the Administrative Agent shall reasonably request.

10.12.      Counterparts.  This Agreement may be executed in any number of separate counterparts, each of which, when so executed, shall be deemed an original, and all of said counterparts taken together shall be deemed to constitute but one and the same instrument.  Delivery of an executed counterpart of a signature page to this Agreement by facsimile or electronic mail shall be effective as delivery of a manually executed counterpart of this Agreement.

10.13.      Severability.  The illegality or unenforceability of any provision of this Agreement or any instrument or agreement required hereunder shall not in any way affect or impair the legality or enforceability of the remaining provisions of this Agreement or any instrument or agreement required hereunder.

10.14.      Governing Law.  THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

10.15.      Consent to Jurisdiction; Waiver of Jury Trial.

(a)           Each of the parties hereto hereby irrevocably and unconditionally submits, in any action or proceeding arising out of or relating to this Agreement, any other Loan Document (other than the Mexican Pledges) or the transactions contemplated hereby, to the exclusive jurisdiction of any New York State or federal court sitting in New York City and any appellate court thereof (a “Specified Court”).

(b)           Each of the parties hereto hereby irrevocably waives, to the fullest extent it may effectively do so, the defense of an inconvenient forum to the maintenance of such action or proceeding, the right to object that any Specified Court does not have any jurisdiction over such party, and any right of jurisdiction in such action or proceeding to which it may otherwise be entitled.

(c)           EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY RIGHTS IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED UPON, OR ARISING OUT OF, THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENT OR ACTIONS OF THE ADMINISTRATIVE AGENT, THE LENDERS OR THE COMPANY RELATING THERETO.

(d)           The Company hereby irrevocably appoints Gruma Corporation (the “Process Agent”), with an office on the date hereof at 1159 Cottonwood Ln., Irving, TX 75038, Attention: Vice President of Legal Services, or, if service cannot be effectuated on the Process Agent, CT Corporation (the “Alternate Process Agent”), with an office on the date hereof at 111 Eighth Avenue, 13th Floor, New York, New York 10011, as its agent to receive on behalf of the Company service of the summons and complaint and any other process which may be served in any action or proceeding brought in any New York state or federal court sitting in New York City.  Such service may be made by mailing or delivering a copy of such process to the Company, in care of the Process Agent or the Alternate Process Agent, as applicable, at the address specified above for the Process Agent or the Alternate Process Agent, as applicable, and the Company hereby irrevocably authorizes and directs the Process Agent and the Alternate Process Agent, as applicable, to accept such service on its behalf.  Such appointment shall be contained in a notarial instrument that complies with the 1940 Protocol on Uniformity of Powers of Attorney to be utilized abroad as ratified by the United States and Mexico.

(e)           Final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

10.16.      Waiver of Immunity.  The Company acknowledges that the execution and performance of this Agreement and each other Loan Document is a commercial activity and to the extent that the Company has or hereafter may acquire any immunity from any legal action, suit or proceedings, from jurisdiction of any court or from set-off or any legal process (whether service or notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) with respect to itself or any of its Property, whether or not held for its own account, the Company, to the fullest extent permitted by applicable law, hereby irrevocably and unconditionally waives and agrees not to plead or claim such immunity in respect of its obligations under this Agreement or any other Loan Document.

10.17.      Payment in US Dollars; Judgment Currency.

(a)           All payments by the Company to the Administrative Agent or the Collateral Agent hereunder shall be made in US Dollars and in immediately available funds and in such funds as are customary at the time for the settlement of international transactions.

(b)           If for purposes of obtaining judgment against the Company with respect to its obligations under this Agreement or the Notes in any court it is necessary to convert a sum due under this Agreement in US Dollars into another currency (the “Other Currency”), the Company agrees, to the fullest extent permitted by applicable law, that the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase US Dollars with the Other Currency on the Business Day preceding that on which final judgment is given.

(c)           The obligation of the Company in respect of any sum due under this Agreement or any Note in US Dollars shall, notwithstanding any judgment in any Other Currency, be discharged only to the extent that on the Business Day following receipt by the Administrative Agent or the Collateral Agent of any sum adjudged to be so due in the Other Currency the Administrative Agent or the Collateral Agent may in accordance with normal banking procedures purchase US Dollars with the Other Currency; if the amount of US Dollars so purchased is less than the sum originally due to the Administrative Agent or the Collateral Agent in US Dollars, the Company hereby agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Administrative Agent, the Collateral Agent and the Lenders against such loss.

10.18.      Change to IFRS.  If the Company intends or is required to adopt IFRS, the Company and the Lenders shall, at least one hundred and twenty (120) days prior to such adoption, commence to negotiate in good faith with a view to agreeing such written amendments to the financial covenants in Sections 7.09 (Interest Coverage Ratio) and 7.10 (Leverage Ratio) and, in each case, the definitions used therein and the equivalent definitions in the Security Documents, as may be necessary to ensure that the criteria for evaluating the Company’s financial condition (i) not prejudice the Company in terms of its compliance with the terms of this Agreement more than, and (ii) grant to the Lenders protection equivalent to that which would have been enjoyed, in each case, had the Company not adopted IFRS (such amendments, the “IFRS Amendments”).  If no written agreement with respect to any of the IFRS Amendments is reached within sixty (60) days prior to the Company’s adoption of IFRS, then the Company and the Lenders shall submit their differing positions with respect to the IFRS Amendments to a Qualified Accountant selected by the mutual agreement of the parties.  The Qualified Accountant shall consider only the IFRS Amendments and shall only make a decision with respect thereto that is within the bounds set by the differing positions of the Lenders and the Company.  The Qualified Accountant’s decision with respect thereto shall be final and binding on the parties hereto and shall be made in writing and notified to the parties hereto at least five (5) Business Days prior to the adoption of IFRS by the Company.  Any IFRS Amendments agreed between the Company and the Lenders or determined by the Qualified Accountant shall take effect as of the date of the Company’s adoption of IFRS.  The parties agree that no amendment fee shall be payable by the Company to the Lenders in respect of any IFRS Amendments other than (x) at the request of the Administrative Agent, customary fees payable to administrative agents and (y) payments or reimbursements in accordance with Section 10.04(a) (Costs and Expenses) of reasonable and documented costs (including Attorney Costs and the fees of the Qualified Accountant) incurred by the Administrative Agent, the Collateral Agent or the Lenders in connection with such IFRS Amendments.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

GRUMA, S.A.B. de C.V.

By:
Name:
Title:

By:
Name:
Title:

THIS PAGE IS A SIGNATURE PAGE FOR THE LOAN AGREEMENT, DATED AS OF OCTOBER 16, 2009, AMONG GRUMA, S.A.B. DE C.V., AS THE BORROWER, DEUTSCHE BANK TRUST COMPANY AMERICAS AS ADMINISTRATIVE AGENT FOR THE LENDERS, THE BANK OF NEW YORK MELLON AS COLLATERAL AGENT FOR THE LENDERS, AND THE LENDERS

DEUTSCHE BANK TRUST COMPANY AMERICAS
as Administrative Agent

By:
Name:
Title:

By:
Name:
Title:

THIS PAGE IS A SIGNATURE PAGE FOR THE LOAN AGREEMENT, DATED AS OF OCTOBER 16, 2009, AMONG GRUMA, S.A.B. DE C.V., AS THE BORROWER, DEUTSCHE BANK TRUST COMPANY AMERICAS AS ADMINISTRATIVE AGENT FOR THE LENDERS, THE BANK OF NEW YORK MELLON AS COLLATERAL AGENT FOR THE LENDERS, AND THE LENDERS

THE BANK OF NEW YORK MELLON
as Collateral Agent

By:
Name:
Title:

By:
Name:
Title:

THIS PAGE IS A SIGNATURE PAGE FOR THE LOAN AGREEMENT, DATED AS OF OCTOBER 16, 2009, AMONG GRUMA, S.A.B. DE C.V., AS THE BORROWER, DEUTSCHE BANK TRUST COMPANY AMERICAS AS ADMINISTRATIVE AGENT FOR THE LENDERS, THE BANK OF NEW YORK MELLON AS COLLATERAL AGENT FOR THE LENDERS, AND THE LENDERS

CREDIT SUISSE, CAYMAN ISLANDS BRANCH,
as Lender

By:
Name:
Title:

By:
Name:
Title:

THIS PAGE IS A SIGNATURE PAGE FOR THE LOAN AGREEMENT, DATED AS OF OCTOBER 16, 2009, AMONG GRUMA, S.A.B. DE C.V., AS THE BORROWER, DEUTSCHE BANK TRUST COMPANY AMERICAS AS ADMINISTRATIVE AGENT FOR THE LENDERS, THE BANK OF NEW YORK MELLON AS COLLATERAL AGENT FOR THE LENDERS, AND THE LENDERS

DEUTSCHE BANK AG, LONDON BRANCH,
as Lender

By:
Name:
Title:

By:
Name:
Title:

THIS PAGE IS A SIGNATURE PAGE FOR THE LOAN AGREEMENT, DATED AS OF OCTOBER 16, 2009, AMONG GRUMA, S.A.B. DE C.V., AS THE BORROWER, DEUTSCHE BANK TRUST COMPANY AMERICAS AS ADMINISTRATIVE AGENT FOR THE LENDERS, THE BANK OF NEW YORK MELLON AS COLLATERAL AGENT FOR THE LENDERS, AND THE LENDERS

JP MORGAN CHASE BANK N.A.,
as Lender

By:
Name:
Title: